Exhibit 10.4

EXECUTION COPY

SECOND LIEN CREDIT AGREEMENT

Dated as of May 4, 2006

Among

LSP GEN FINANCE CO, LLC

as Borrower,

THE GUARANTORS NAMED HEREIN

as Guarantors,

THE INITIAL LENDERS NAMED HEREIN

as Initial Lenders,

CREDIT SUISSE

as Administrative Agent and Second Lien Collateral Agent,

CREDIT SUISSE SECURITIES (USA) LLC

as Syndication Agent,

and

CREDIT SUISSE

as Documentation Agent

Joint Lead Arrangers:

CREDIT SUISSE SECURITIES (USA) LLC,

GOLDMAN SACHS CREDIT PARTNERS L.P.,

MORGAN STANLEY & CO. INCORPORATED

and

WESTLB AG, NEW YORK BRANCH

LSP Gen Finance

Second Lien Credit Agreement

T A B L E O F C O N T E N T S

LSP Gen Finance

Second Lien Credit Agreement

LSP Gen Finance

Second Lien Credit Agreement

LSP Gen Finance

Second Lien Credit Agreement

SCHEDULES
Schedule I	—	Commitments and Applicable Lending Offices
Schedule MM	—	Major Maintenance
Schedule 4.01(b)	—	Loan Parties
Schedule 4.01(c)	—	Ownership
Schedule 4.01(g)	—	Disclosed Litigation
Schedule 4.01(q)	—	Environmental Disclosure
Schedule 4.01(u)	—	Real Property
Schedule 5.02(a)	—	Existing Liens
Schedule 5.02(p)	—	Affiliate Transactions

EXHIBITS
Exhibit A	—	Form of Assignment and Acceptance
Exhibit B	—	Form of Note
Exhibit C	—	Form of Notice of Borrowing
Exhibit D	—	Form of Pledge Agreement
Exhibit E	—	Form of Security Agreement
Exhibit F	—	Form of Mortgage
Exhibit G	—	Form of Intercreditor Agreement
Exhibit H	—	Form of Security Deposit Agreement
Exhibit I	—	Form of Solvency Certificate
Exhibit J	—	Form of Guaranty Supplement

LSP Gen Finance

Second Lien Credit Agreement

SECOND LIEN CREDIT AGREEMENT

SECOND LIEN CREDIT AGREEMENT dated as of May 4, 2006 among LSP GEN FINANCE CO, LLC, a Delaware limited liability company (the “Borrower”), the Guarantors (as hereinafter defined), the Lenders (as hereinafter defined), CREDIT SUISSE SECURITIES (USA) LLC (“CS Securities”), as Joint Lead Arranger and Joint Book Runner, GOLDMAN SACHS CREDIT PARTNERS L.P. (“Goldman Sachs”), as Joint Lead Arranger and Joint Book Runner, MORGAN STANLEY & CO. INCORPORATED (“MS&Co.”), as Joint Lead Arranger and Joint Book Runner, WESTLB AG, NEW YORK BRANCH (“WestLB”), as Joint Lead Arranger and Joint Book Runner, CS Securities, as syndication agent (in such capacity, the “Syndication Agent”), CREDIT SUISSE (“Credit Suisse”) , as documentation agent (in such capacity, the “Documentation Agent”), CREDIT SUISSE, as second lien collateral agent (together with any successor second lien collateral agent, the “Second Lien Collateral Agent”) for the Second Lien Secured Parties (as hereinafter defined), and CREDIT SUISSE, as administrative agent (together with any successor administrative agent appointed pursuant to Article VII, the “Administrative Agent” and, together with the Second Lien Collateral Agent, the “Agents”) for the Lenders (as hereinafter defined).

PRELIMINARY STATEMENTS:

(1) Pursuant to the Purchase and Sale Agreement, dated as of January 8, 2006 and amended as of May 4, 2006 (as amended, to the extent permitted under the Loan Documents (as hereinafter defined), the “Purchase Agreement”) among the Borrower and the Group II Holding Companies (as hereinafter defined) (as assignees of LS Power Generation, LLC (formerly known as LSP Bay II Harbor Holding, LLC), a Delaware limited liability company (the “Parent”)), and Duke Energy Americas, LLC, a Delaware limited liability company (“DEA”), DEA has agreed to sell, or cause to be sold, and the Borrower or the applicable Group II Holding Company has agreed to directly or indirectly acquire, (a) all outstanding Equity Interests of the Generation Companies (as hereinafter defined) owned directly or indirectly by DEA and certain Affiliates (as hereinafter defined) and (b) various related contractual assets owned by the Generation Companies (collectively, the “Acquisition”).

(2) Simultaneously with the transactions contemplated hereunder, the Borrower, the Guarantors, the lenders party thereto from time to time, the issuing banks party thereto from time to time, the swing line bank party thereto from time to time, Credit Suisse, as first lien collateral agent (in such capacity, together with any successor first lien collateral agent, the “First Lien Collateral Agent”), Credit Suisse, as administrative agent (in such capacity, together with any successor administrative agent thereto, the “First Lien Administrative Agent”), CS Securities, as syndication agent, Credit Suisse, as documentation agent and CS Securities, Goldman Sachs, MS&Co. and WestLB, as joint lead arrangers and joint lead bookrunners, are entering into a First Lien Credit Agreement, dated as of the date hereof (as Amended and Refinanced (as hereinafter defined), the “First Lien Credit Agreement”), which provides, among other things, for (a) the borrowing of up to $950,000,000 pursuant to a term loan B facility (as Refinanced, the “First Lien Term B Facility”), (b) the borrowing of up to $40,000,000 pursuant to a delay draw term facility (as Refinanced, the “First Lien Delay Draw Facility” and, together with the First Lien Term B Facility, the “First Lien Term Facilities”), (c) the borrowing of up to $100,000,000 pursuant to a working capital facility (as Refinanced, the “Working Capital Facility”), of which

LSP Gen Finance

Second Lien Credit Agreement

up to $10,000,000 shall be available for swing line loans (as Refinanced, the “Swing Line Facility”) and (d) to the extent applicable, additional borrowings and extensions of credit for other uses including, the acquisition of the Ontelaunee Project (as hereinafter defined) (as Refinanced, the “First Lien Incremental Facilities”).

(3) Simultaneously with the transactions contemplated hereunder, the Borrower, the Guarantors, the lenders party thereto from time to time, the issuing banks party thereto from time to time, Credit Suisse, as First Lien Collateral Agent, Credit Suisse, as administrative agent (in such capacity, together with any successor administrative agent thereto, the “Special L/C Administrative Agent”), CS Securities, as syndication agent, Credit Suisse, as documentation agent and CS Securities and Goldman Sachs, as joint lead arrangers and joint bookrunners are entering into a Special Letter of Credit Facility Agreement, dated as of the date hereof, which provides, among other things, for (a) the issuance of up to $500,000,000 of letters of credit pursuant to a first lien special letter of credit facility (as Refinanced, the “Special L/C Facility”) and (b) for additional tranches of letters of credit (as Refinanced, the “Special L/C Incremental Facilities”).

(4) The Borrower and Morgan Stanley Capital Group, Inc. (“MSCG”), as counterparty, have entered into (a) that certain ISDA Master Agreement, dated as of January 27, 2006, the Arlington ISDA Schedule dated of even date therewith, the confirmation exchanged between MSCG and the Borrower pursuant thereto on February 14, 2006 and each related schedule, exhibit or annex attached thereto (as amended, the “Arlington Hedging Agreement”), (b) that certain ISDA Master Agreement, dated as of January 27, 2006, and the Griffith ISDA Schedule dated of even date therewith, the confirmation exchanged between MSCG and the Borrower pursuant thereto on February 14, 2006 and each related schedule, exhibit or annex attached thereto (as amended, the “Griffith Hedging Agreement”), and (c) that certain ISDA Master Agreement, dated as of January 27, 2006, the Moss Landing ISDA Schedule dated as of even date therewith, the confirmation exchanged between MSCG and the Borrower pursuant thereto on February 14, 2006 and each related schedule, exhibit or annex attached thereto (as amended, the “Moss Landing Hedging Agreement”).

(5) The Borrower (as transferee from the Parent under a novation agreement dated as of February 9, 2006) and Credit Suisse Energy LLC (“CS Energy”) (as transferee from Credit Suisse International, pursuant to a novation agreement dated as of March 13, 2006), as counterparty, have entered into that certain ISDA Master Agreement, dated as of February 9, 2006, the ISDA Schedule dated as of even date therewith in respect of NEPOOL related transactions, the confirmation exchanged between CS Energy (as transferee from Credit Suisse International under a novation agreement dated as of March 13, 2006) and the Borrower (as transferee from Parent under a novation agreement dated as of February 9, 2006), and each related schedule, exhibit or annex (as amended, the “Credit Suisse Hedging Agreement”).

(6) The Borrower has requested that the Lenders provide the senior secured facility described herein in order to, among other things, consummate the Acquisition.

LSP Gen Finance

Second Lien Credit Agreement

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Accounts” has the meaning specified in the Security Deposit Agreement.

“Acquired Project” means any electric generating facility, power transmission facility, power distribution facility, fuel supply source or fuel transportation source that is acquired by the Borrower, any Guarantor or an Acquisition Subsidiary (other than any Non-Recourse Subsidiary) as part of a Permitted Acquisition.

“Acquisition” has the meaning specified in the Preliminary Statements.

“Acquisition Subsidiary” means a wholly-owned Subsidiary created by the Borrower or by any Guarantor (other than a Group II Holding Company or a Group II Portfolio Company) for the purpose of making a Permitted Acquisition.

“Additional Guarantor” has the meaning specified in Section 8.06.

“Additional Lender” has the meaning specified in Section 2.16(c).

“Adjusted Base Capex Allowance” means, for any Fiscal Year, $50,000,000 minus any amount that was, during the prior Fiscal Year, a Pullback Amount.

“Adjusted Capex Limit” means, for any Fiscal Year, the Adjusted Base Capex Allowance plus any Carryover Amount for such Fiscal Year plus any Pullback Amount for such Fiscal Year.

“Administrative Agent” has the meaning specified in the recital of parties to this Agreement.

“Administrative Agent’s Account” means the account of the Administrative Agent specified by the Administrative Agent in writing to the Borrower and the Lenders from time to time.

“Advance” means a Term Advance or any advance or loan made in respect of any Credit Increase, as the context may require.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the

LSP Gen Finance

Second Lien Credit Agreement

terms “controlling,” “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Interests of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Interests, by contract or otherwise. When used with respect to the Borrower, “Affiliate” shall include the Parent and any Affiliate of the Parent (other than the Borrower).

“Agents” has the meaning specified in the recital of parties to this Agreement.

“Agreement” means this Second Lien Credit Agreement, as amended.

“Agreement Value” means, for each Hedge Agreement or Commodity Hedge and Power Sale Agreement, as the case may be, on any date of determination, an amount equal to the amount, if any, that would be payable by any Loan Party to its counterparty to such Hedge Agreement or Commodity Hedge and Power Sale Agreement, as the case may be, in accordance with its terms as if such Hedge Agreement or Commodity Hedge and Power Sale Agreement, as the case may be, was being terminated early on such date of determination as a result of an event of default or termination event arising with respect to such Loan Party.

“Annual Operating Budget” has the meaning specified in Section 5.03(j).

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Advance and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

“Applicable Margin” means 2.50% per annum for Base Rate Advances and 3.50% per annum for Eurodollar Rate Advances.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arlington Hedging Agreement” has the meaning specified in the preliminary statements to this Agreement.

“Arlington Valley Project” means the approximately 570 megawatt (nominal) natural gas-fired combined cycle electric generating plant located on a site in Maricopa County, Arizona, together with all auxiliary equipment, ancillary and associated facilities and equipment, electrical transformers, pipeline and electrical interconnection and metering facilities (whether owned or leased by LSP Arlington Valley) used for the receipt of fuel and water and the delivery of the electrical and potential steam output of said generating plant, and all other improvements related to the ownership, operation and maintenance of said generating plant and associated equipment.

“as Amended and Refinanced” means and includes, in respect of any Debt, or the agreement or contract pursuant to which such Debt is incurred, (a) such Debt (or any portion thereof) or related agreement or contract as extended, renewed, defeased,

LSP Gen Finance

Second Lien Credit Agreement

amended, amended and restated, supplemented, modified, restructured, refinanced, replaced, refunded or repaid, and (b) any other Debt issued in exchange or replacement for or to refinance such Debt, in whole or in part, whether with the same or different lenders, arrangers and/or agents and whether with a larger or smaller aggregate principal amount and/or a longer or shorter maturity, in each case to the extent permitted under the terms of the Loan Documents.

“Asset Sale” has the meaning specified in the Security Deposit Agreement.

“Asset Sale Contribution” means any capital contribution made directly or indirectly by the Parent to the Borrower or any Guarantor in connection with any Asset Sale (it being acknowledged and agreed that any such contributions may be made for the purpose of satisfying the Minimum Floor Amount).

“Asset Sale Proceeds” has the meaning specified in the Security Deposit Agreement.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.07), and accepted by the Administrative Agent, in accordance with Section 9.07 and in substantially the form of Exhibit A hereto or any other form approved by the Administrative Agent.

“Available Amount” means, with respect to any Working Capital Letter of Credit at any time, the maximum amount (whether or not such maximum amount is then in effect under such Working Capital Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Working Capital Letter of Credit) available to be drawn under such Working Capital Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

“Bankruptcy Code” means 11 U.S.C. § 101 et seq. as now and hereafter in effect, or any successor statute

“Bankruptcy Law” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Base Capex Allowance” means, for each Fiscal Year, $50,000,000.

“Base Case Projections” has the meaning specified in Section 3.01(a)(x).

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:

(a) the rate of interest announced by Credit Suisse in New York, New York, from time to time, as Credit Suisse’s prime rate; and

LSP Gen Finance

Second Lien Credit Agreement

(b)  1/2 of 1% per annum above the Federal Funds Rate.

“Base Rate Advance” means an Advance that bears interest as provided in Section 2.05(a)(i).

“Bear Energy” means Bear Energy LP, a Delaware limited partnership.

“Borrower” has the meaning specified in the recital of parties to this Agreement.

“Borrowing” means a borrowing consisting of simultaneous Advances of the same Type made by the Lenders.

“Bridgeport Energy” means Bridgeport Energy LLC, a Delaware limited liability company.

“Bridgeport LTSA” means the CT Operational Support and Scheduled Maintenance Services Contract, dated as of August 1, 2001, between Bridgeport Energy and Siemens Westinghouse Operating Services Co., as amended.

“Bridgeport Project” means the approximately 490 megawatt (nominal) natural gas-fired combined cycle electric generating plant located on a site in the City of Bridgeport, Fairfield County, Connecticut, together with all auxiliary equipment, ancillary and associated facilities and equipment, electrical transformers, pipeline and electrical interconnection and metering facilities (whether owned or leased by Bridgeport Energy or NC Development) used for the receipt of fuel and water and the delivery of the electrical and potential steam output of said generating plant, and all other improvements related to the ownership, operation and maintenance of said generating plant and associated equipment.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advances, on which dealings are carried on in the London interbank market.

“Capital Expenditures” means, for any Person for any period, the sum of, without duplication, (a) all expenditures made, directly or indirectly, by such Person during such period for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefor or additions thereto, that have been or should be, in accordance with GAAP, reflected as additions to property, plant or equipment on a Consolidated balance sheet of such Person or have a useful life of more than one year plus (b) the aggregate principal amount of all Debt (including Obligations under Capitalized Leases) assumed or incurred in connection with any such expenditures. For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such proceeds, as the case may be; provided that the term “Capital Expenditures” shall not include (i) expenditures made in connection with the

LSP Gen Finance

Second Lien Credit Agreement

replacement, substitution, restoration or repair of Property to the extent financed with (A) Insurance Proceeds paid on account of the Casualty Event in respect of the Property being replaced, restored or repaired or (B) Eminent Domain Proceeds paid on account of an Event of Eminent Domain in accordance with the terms of the Loan Documents, (ii) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (iii) the purchase of plant, property or equipment made to the extent financed with Asset Sale Proceeds in accordance with the terms of the Loan Documents, (iv) expenditures made as a part of a Permitted Acquisition so long as such expenditure is included in the calculation of the aggregate amount of consideration payable for such Permitted Acquisition and is permitted by the terms of this Agreement or (v) expenses under long-term service agreements, turbine maintenance agreements or spare parts agreements (including, without limitation, the Long Term Maintenance Agreements).

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Carryover Amount” means, for any Fiscal Year, the amount (not to exceed $50,000,000) by which the Adjusted Base Capex Allowance for the prior Fiscal Year plus any Carryover Amount as determined during such prior Fiscal Year exceeds Capital Expenditures made in such prior Fiscal Year.

“Casco Bay” means Casco Bay Energy Company, LLC, a Delaware limited liability company.

“Casco Bay Project” means the approximately 520 megawatt (nominal) natural gas-fired combined cycle electric generating plant located on a site in Penobscot County, Maine, together with all auxiliary equipment, ancillary and associated facilities and equipment, electrical transformers, pipeline and electrical interconnection and metering facilities (whether owned or leased by Casco Bay) used for the receipt of fuel and water and the delivery of the electrical and potential steam output of said generating plant, and all other improvements related to the ownership, operation and maintenance of said generating plant and associated equipment.

“Cash Equivalents” means any of the following: (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof; (b) securities issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than one year from the date of acquisition thereof and, at the time of acquisition, having a rating of AA- or higher from S&P or Aa3 or higher from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service); (c) investments in commercial paper maturing within 270 days from the date of

LSP Gen Finance

Second Lien Credit Agreement

acquisition thereof and having, at such date of acquisition, a rating of at least A-1 or P-1 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service); (d) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 270 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, the Administrative Agent or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000; (e) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (d) above; (f) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (e) above; (g) other short-term investments utilized by foreign subsidiaries in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing; and (h) cash.

“Casualty Event” means an event that causes any of the Collateral (in whole or in part) to be damaged, destroyed or rendered unfit for normal use for any reason whatsoever, other than ordinary use and wear and tear and other than any Event of Eminent Domain.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

“Change of Control” means the occurrence of any of the following: (a) the Designated Affiliates and the Permitted Holders shall fail to own, directly or indirectly, beneficially and of record, Equity Interests in the Borrower representing at least 35% of the aggregate ordinary voting power and aggregate equity value represented by the issued and outstanding Equity Interests of the Borrower; (b) the Designated Affiliates and the Permitted Holders shall fail to own, directly or indirectly, beneficially or of record, Equity Interests representing a greater percentage of the aggregate ordinary voting power of the Borrower than is then held, directly or indirectly, beneficially and of record, by any other entity or group; or (c) the Second Lien Collateral Agent shall cease to have a perfected Lien on 100% of the Equity Interests in the Borrower.

“Collateral” means (a) all Property of the Borrower and the Guarantors, now owned or hereafter acquired, and (b) all of the Equity Interests in the Borrower and the Group II Portfolio Companies and any Debt owed by the Borrower, any of its Subsidiaries or any Group II Portfolio Company to the Parent, in each case, other than the Excluded Property.

“Collateral Documents” means the Second Lien Security Agreement, the Second Lien Pledge Agreement, the Security Deposit Agreement, the Second Lien Mortgages, each Consent and Agreement and each other agreement that creates or purports to create a Lien in favor of the Second Lien Collateral Agent for the benefit of the Second Lien Secured Parties, in each case as amended.

LSP Gen Finance

Second Lien Credit Agreement

“Combined EBITDA” means the sum of the EBITDA of each of (a) the Borrower and its Subsidiaries and (b) each Group II Holding Company and its Subsidiaries.

“Commitment” means, with respect to any Lender at any time, the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Commitment” or, if such Lender has entered into one or more Assignment and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.07(d) as such Lender’s “Commitment,” as such amount may be reduced at or prior to such time pursuant to Section 2.08.

“Commodity Hedge and Power Sale Agreement” means any swap, cap, collar, floor, future, option, spot, forward, power purchase and sale agreement (including, but not limited to, option and heat rate options), fuel purchase and sale agreement, power transmission agreement, fuel transportation agreement, energy management agreement, fuel storage agreement, netting agreement or similar agreement entered into in respect of any commodity, as amended, but excluding, for the avoidance of doubt, any Contract Support Documents.

“Commodity Hedge Counterparty” means any Commodity Institution or any Power Distributor which has a Required Rating.

“Commodity Institution” means any Person that is a commercial bank, insurance company or other similar financial institution (including Credit Suisse, Goldman Sachs, Bear Energy and MSCG), or any Affiliate thereof, which is engaged in the business of entering into Commodity Hedge and Power Sale Agreements.

“Communications” has the meaning specified in Section 9.02(b).

“Confidential Information” means information that any Loan Party or Affiliate thereof furnishes to any Agent, any Lead Arranger or any Lender that is clearly identified at the time of delivery as confidential (it being understood and agreed that any such information provided on the Platform shall be deemed to be identified as confidential), but, with respect to any Agent, Lead Arranger or Lender, does not include any such information that is or becomes generally available to the public other than as a result of a breach by such Agent, such Lead Arranger or such Lender of its obligations hereunder or under any other agreement, or that is or becomes available to such Agent, such Lead Arranger or such Lender from a source other than the Loan Parties that is not, to the best of such Agent’s, such Lead Arranger’s or such Lender’s knowledge, acting in violation of a confidentiality obligation to a Loan Party or any of the Agents or Lead Arrangers.

“Consent and Agreement” means each consent and agreement entered into in respect of any Material Contract pursuant to the terms of the Loan Documents, including, without limitation, each consent and agreement delivered pursuant to Section 3.01(b)(ii)(D).

LSP Gen Finance

Second Lien Credit Agreement

“Consolidated” refers to the consolidation of accounts in accordance with GAAP; provided that if GAAP would require the accounts of a Non-Recourse Subsidiary to be consolidated with the accounts of the Borrower, the Guarantors and their respective Subsidiaries, then for purposes hereof “Consolidated” shall exclude the consolidation of the accounts of any such Non-Recourse Subsidiary.

“Contract Support Collateralization Event” means, with respect to any Contract Support Document, the occurrence of a default, event of default, termination event or similar event thereunder giving rise to the right of the Support Counterparty under such Contract Support Document to require the applicable Loan Party to cash collateralize any credit or collateral support posted thereunder.

“Contract Support Document” means any agreement, document or instrument entered into from time to time by the Borrower or any Guarantor pursuant to which the Support Counterparty party thereto agrees to provide credit or collateral support (including through the posting of cash or letters of credit or guarantees) in respect of the Obligations of the Borrower or such Guarantor under any Permitted Commodity Hedge and Power Sale Agreement to which such Borrower or Guarantor is a party, in each case as Amended and Refinanced. For the avoidance of doubt, Contract Support Documents shall not include this Agreement, the First Lien Credit Agreement or the Special L/C Facility Agreement.

“Contract Support First Lien Advances” means, with respect to any Contract Support Document that was permitted to be entered into pursuant to the terms of all Financing Documents, as of any date of determination, the lesser of (i) the Maximum First Lien Claim under such Contract Support Document, and (ii) the aggregate sum of any amounts then required to (A) reimburse the relevant Support Counterparty for amounts drawn by the beneficiary of any credit or collateral support provided thereunder, and (B) following the occurrence of a Contract Support Collateralization Event, the amount the Loan Parties are required to provide thereunder to cash collateralize their Obligations to the Support Counterparty.

“Contractual Obligations” means, as to any Person, any provision of any Equity Interest issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Conversion,” “Convert” and “Converted” each refer to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.06 or 2.10.

“Core Company” means each of LSP Arlington Valley, LSP Moss Landing, Casco Bay, Griffith Energy, Bridgeport Energy, LSP Bridgeport, LSP Mohave and, in the event that the Borrower directly or indirectly acquires the Ontelaunee Project, Ontelaunee.

“Credit Increase” has the meaning specified in Section 2.16(a).

LSP Gen Finance

Second Lien Credit Agreement

“Credit Suisse” has the meaning specified in the recital of parties to this Agreement.

“Credit Suisse Hedging Agreement” has the meaning specified in the Preliminary Statements.

“CS Energy” has the meaning specified in the Preliminary Statements.

“CS Securities” has the meaning specified in the recital of parties to this Agreement.

“Cure Notice” has the meaning specified in Section 5.04(b)(ii).

“DEA” has the meaning specified in the Preliminary Statements.

“Debt” of any Person means, without duplication, (a) all Debt for Borrowed Money, (b) all Obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 90 days incurred in the ordinary course of such Person’s business), (c) all Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Obligations of such Person as lessee under Capitalized Leases, (f) all Obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person or any warrants, rights or options to acquire such Equity Interests, valued, in the case of Redeemable Preferred Interests, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (g) all payment Obligations of such Person then due and payable (after giving effect to any cure periods) in respect of any Hedge Agreement or Commodity Hedge and Power Sale Agreement, (h) all payment Obligations of such Person then due and payable (after giving effect to any cure periods) in respect of any Contract Support Document, (i) all Guaranteed Debt of such Person and (j) all indebtedness and other payment Obligations referred to in clauses (a) through (i) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment Obligations.

“Debt for Borrowed Money” of any Person means, at any date of determination, the sum, without duplication, of (a) all items that, in accordance with GAAP, would be classified as indebtedness on a Consolidated balance sheet of such Person at such date, (b) all Obligations of such Person under acceptance, letter of credit or similar facilities at such date and (c) all Synthetic Debt of such Person at such date; provided that for the avoidance of doubt, the South Bay Lease Obligations shall not constitute Debt for Borrowed Money.

LSP Gen Finance

Second Lien Credit Agreement

“Default” means any Event of Default or any event that would constitute an Event of Default but for the passage of time or the requirement that notice be given or both.

“Default Interest” has the meaning set forth in Section 2.05(b).

“Defaulted Advance” means, with respect to any Lender at any time, the portion of any Advance required to be made by such Lender to the Borrower pursuant to Section 2.01 or 2.02 at or prior to such time that has not been made by such Lender or by the Administrative Agent for the account of such Lender pursuant to Section 2.02(d) as of such time. In the event that a portion of a Defaulted Advance shall be deemed made pursuant to Section 2.17(a), the remaining portion of such Defaulted Advance shall be considered a Defaulted Advance originally required to be made pursuant to Section 2.01 on the same date as the Defaulted Advance so deemed made in part.

“Defaulted Amount” means, with respect to any Lender at any time, any amount required to be paid by such Lender to any Agent or any other Lender hereunder or under any other Loan Document at or prior to such time that has not been so paid as of such time, including, without limitation, any amount required to be paid by such Lender to (a) the Administrative Agent pursuant to Section 2.02(d) to reimburse the Administrative Agent for the amount of any Advance made by the Administrative Agent for the account of such Lender, (b) any other Lender pursuant to Section 2.13 to purchase any participation in Advances owing to such other Lender and (c) any Agent pursuant to Section 7.05 to reimburse such Agent for such Lender’s ratable share of any amount required to be paid by the Lenders to such Agent as provided therein. In the event that a portion of a Defaulted Amount shall be deemed paid pursuant to Section 2.17(b), the remaining portion of such Defaulted Amount shall be considered a Defaulted Amount originally required to be paid hereunder or under any other Loan Document on the same date as the Defaulted Amount so deemed paid in part.

“Defaulting Lender” means, at any time, any Lender that, at such time, (a) owes a Defaulted Advance or a Defaulted Amount or (b) shall take any action or be the subject of any action or proceeding of a type described in Section 6.01(h).

“DEGM Holdings” means DEGM Holdings, LLC, a Delaware limited liability company.

“Depositary” has the meaning set forth in the Security Deposit Agreement.

“Designated Affiliate” means each of LS Power Equity Partners L.P., LS Power Equity Partners PIE I, L.P. or any Affiliate thereof.

“Documentation Agent” has the meaning specified in the recital of parties to this Agreement.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender, as the case may be, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

LSP Gen Finance

Second Lien Credit Agreement

“EBITDA” means, for any Measurement Period, the sum (without duplication), determined on a Consolidated basis for the Borrower and its Subsidiaries (with Griffith Energy, ED Services and Southwest Power Partners being considered Subsidiaries for purposes of this definition solely to the extent wholly-owned by the Borrower or any Guarantor) and for each Group II Holding Company and its Subsidiaries (in addition, for the purposes of this definition, “EBITDA” shall include, without duplication, the cash actually distributed to the Borrower or a Guarantor by any Person that is partially-owned by the Borrower or a Guarantor but is not a Subsidiary), of

(a) net income (or net loss), including, without duplication, the cash actually distributed to the Borrower or a Guarantor by any Person that is partially-owned by the Borrower or a Guarantor but is not a Subsidiary,

(b) interest and other financing expenses (including the amortization of OID),

(c) income, withholding, franchise and similar tax expense and any tax distributions made pursuant to Section 3.2 of the Security Deposit Agreement,

(d) all depreciation expense,

(e) all amortization expense (including any amortization of the fair value of intangible assets reflected in, or offset against, revenues, fuel or operating expenses in the calculation of net income),

(f) lease payments under the South Bay Lease and other Capitalized Leases,

(g) an amount, determined by the Borrower, of decommissioning, demolition, or remediation expenditures, not to exceed (i) in any Measurement Period, the total amount of such expenditures made during such Measurement Period and (ii) during the term of the Facility, $50,000,000 in the aggregate,

(h) extraordinary, unusual or nonrecurring losses or charges (including any write-offs, write-downs or reversals but excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period),

(i) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights to officers, directors or employees,

(j) any non-cash loss attributable to the mark to market movement in the valuation of hedge, commodity, capacity, power, interest rate hedge and related agreements (to the extent the cash impact resulting from such loss or gain has not been realized) or other derivative instruments pursuant to Financial Accounting Standards Board Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities”,

LSP Gen Finance

Second Lien Credit Agreement

(k) losses from any sale, lease, transfer or other disposition of property (including but not limited to Asset Sales) permitted by the terms of this Agreement,

(l) any financing or financial advisory fees, accounting fees, legal fees, transfer or mortgage recording taxes and other out-of-pocket costs and expenses of the Borrower or any other Loan Party (including expenses of third parties paid or reimbursed by the Borrower or any other Loan Party) incurred solely as a result of the Transaction which are incurred on or before the Effective Date,

(m) any financing or financial advisory fees, accounting fees, legal fees, transfer or mortgage recording taxes and other out-of-pocket costs and expenses of the Borrower or any other Loan Party (including expenses of third parties paid or reimbursed by the Borrower or any other Loan Party) incurred as a result of a Permitted Acquisition (except to the extent financed with Non-Recourse Debt), First Lien Incremental Facility, Special L/C Incremental Facility, Credit Increase or sale, lease, transfer or other disposition of assets,

(n) non-recurring cash charges resulting from severance, integration and other adjustments made as a result of (i) the Transaction, (ii) any sale, lease, transfer or other disposition of property permitted by the terms of this Agreement or (iii) any Permitted Acquisitions (except to the extent financed with Non-Recourse Debt),

(o) any losses from the early extinguishment of Debt or Hedge Agreements, and

(p) restructuring charges, including any one-time costs incurred in connection with Permitted Acquisitions (except to the extent financed with Non-Recourse Debt),

(q) to the extent that major maintenance expenditures in any Measurement Period exceed those set forth in Schedule MM, an amount, determined by the Borrower, not to exceed, (i) for such Measurement Period, the amount of such excess and (ii) during the term of the Facility, $75,000,000 in the aggregate,

(r) any expenses, fees or charges in connection with any issuance of any Debt or Equity Interests, any refinancing transaction or any amendment or other modification of any debt instrument (whether or not successful), in each case to the extent permitted under the Loan Documents,

LSP Gen Finance

Second Lien Credit Agreement

(s) the lesser of (i) the balance in the Liquidity Reserve Account (determined in accordance with Section 3.9(a) of the Security Deposit Agreement) on the last day of such Measurement Period and (ii) $50,000,000, minus

(t) extraordinary, unusual or nonrecurring gains (excluding any non-cash gain to the extent it represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period),

(u) any non-cash gain attributable to the mark to market movement in the valuation of hedge, commodity, capacity, power, interest rate hedge and related agreements (to the extent the cash impact resulting from such loss or gain has not been realized) or other derivative instruments pursuant to Financial Accounting Standards Board Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities”, and

(v) gains from any sale, lease, transfer or other disposition of property permitted by the terms of this Agreement,

in the case of clauses (b) through (r), to the extent that such items were deducted in calculating net income (or net loss) for such period and in the case of clauses (t) through (v), to the extent that such items were added in calculating net income (or net loss) for such period, in each case for such Measurement Period, and in all cases, determined in accordance with GAAP. Notwithstanding the foregoing, for purposes of determining the Leverage Ratio (including without limitation for purposes of determining pro forma compliance with covenants in connection with a Permitted Acquisition), (A) there shall be included in EBITDA for any period, without duplication, the EBITDA of any Person, property, business or asset acquired by the Borrower or any Guarantor during such period (but not the EBITDA of any related Person, property, business or assets to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise disposed of by the Borrower or such Guarantor (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”), based on the actual EBITDA of such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) and (B) there shall be excluded in determining EBITDA for any period the disposed EBITDA of any Person, property, business or asset sold, transferred or otherwise disposed of or closed by the Borrower or any Guarantor during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”), based on the actual EBITDA of such Sold Entity or Business for such period (including the portion thereof occurring prior to such sale, transfer or disposition).

“ED Services” means ED Services, LLC, a Delaware limited liability company.

“Effective Date” has the meaning specified in Section 3.01.

LSP Gen Finance

Second Lien Credit Agreement

“Eligible Assignee” means (a) any Person that is a Lender prior to the relevant assignment; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans; provided, however, that neither any Loan Party nor any Affiliate of a Loan Party shall qualify as an Eligible Assignee under this definition.

“Eminent Domain Proceeds” has the meaning specified in the Security Deposit Agreement.

“Energy Management Agreement” means (a) that certain Energy Management Agreement, dated as of March 9, 2006 and as amended as of May 2, 2006, among Bear Energy, the Borrower and the Guarantors party thereto from time to time, each ISDA Schedule thereto, each confirmation exchanged pursuant thereto and each related schedule, exhibit or annex attached thereto and (b) any other energy management agreement (and any schedules, confirmations, exhibits or annexes related thereto) with any Person with a Required Rating at the time of the execution thereof similar in purpose to the Energy Management Agreement referred to in clause (a), in each case as amended.

“Environmental Action” means any legally binding action, suit, written demand, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages relating to Hazardous Materials and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief relating to any Environmental Law or Environmental Permit.

“Environmental Law” means any legally binding Federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, human health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Cure” has the meaning specified in Section 5.04(b).

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such

LSP Gen Finance

Second Lien Credit Agreement

Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“Equity Issuance” has the meaning specified in the Security Deposit Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of the Borrower or any Guarantor, or under common control with the Borrower or any Guarantor, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30 day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Borrower or any Guarantor or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Borrower or any Guarantor or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan.

“Escrow Bank” has the meaning specified in Section 2.17(c).

“Eurocurrency Liabilities” has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assignment and Acceptance pursuant to which it became a Lender (or, if

LSP Gen Finance

Second Lien Credit Agreement

no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Eurodollar Rate” means, for any Interest Period, for all Eurodollar Rate Advances comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum determined by the Administrative Agent by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent which had been nominated by the British Bankers’ Association as a authorized information vendor for the purpose of displaying such rates) as the London interbank offered rate for deposits in U.S. dollars at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period for a period equal to such Interest Period (provided that, if for any reason such rate is not available, the term “Eurodollar Rate” shall mean, for any Interest Period, the rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered to major banks in the London interbank market in London, England at approximately 11:00 A.M. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period.

“Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.05(a)(ii).

“Eurodollar Rate Reserve Percentage” for any Interest Period means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period. As of the date hereof, the parties acknowledge that there is no such reserve requirement in effect.

“Event of Eminent Domain” means any action or series of actions by any Governmental Authority (a) by which such Governmental Authority appropriates, confiscates, condemns, expropriates, nationalizes, seizes or otherwise takes any part of the Collateral (in whole or in part) or (b) by which such Governmental Authority assumes custody or control of the Property (other than immaterial portions of such Property) or business operations of the Borrower or any Guarantor or any Equity Interests in the Borrower or any Guarantor.

“Events of Default” has the meaning specified in Section 6.01.

LSP Gen Finance

Second Lien Credit Agreement

“Excluded Property” means: (a) any lease, license, permit, contract, property right or agreement to which the Borrower or any Guarantor is a party or any of such Loan Party’s rights or interests thereunder if and only for so long as the grant of a Lien thereon shall (i) give any other Person party to such lease, license, permit, contract, property rights or agreement the right to terminate its obligations thereunder, (ii) constitute or result in the abandonment, invalidation or unenforceability of any right, title or interest of any Loan Party therein or (iii) constitute or result in a breach or termination pursuant to the terms of, or a default under, any such lease, license, permit, contract, property rights or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions)); provided that such lease, license, permit, contract, property right or agreement shall be Excluded Property only to the extent and for long as the consequences specified above shall exist and shall cease to be Excluded Property and shall become subject to the Liens granted under the Collateral Documents, immediately and automatically, at such time as such consequences shall no longer exist; (b) any equipment (as such term is defined in the UCC) owned by the Borrower or any Guarantor that is subject to a purchase money Lien or a Capitalized Lease permitted pursuant to this Agreement if the contract or other agreement in which such Lien is granted (or in the documentation providing for such Capitalized Lease) prohibits or requires the consent of any Person other than any Loan Party as a condition to the creation of any other Lien on such equipment, but only, in each case, to the extent, and for so long as, the Debt secured by the applicable Lien or the Capitalized Lease has not been repaid in full or the applicable prohibition (or consent requirement) has not otherwise been removed or terminated; (c) any Equity Interests in or Property of the Parent, other than (i) the Parent’s Equity Interests in the Borrower (it being acknowledged for the avoidance of doubt that the Collateral does not include the Equity Interests in the Group II Holding Companies), (ii) the Parent’s interests under the Purchase Agreement and (iii) any Debt owed to the Parent by the Borrower, any Subsidiary of the Borrower or any Group II Portfolio Company from time to time; (d) any Property of any Group II Holding Company other than (i) any Equity Interests in any Group II Portfolio Company, (ii) such Group II Holding Company’s interests in and under the Purchase Agreement, and (iii) any Debt owed to such Group II Holding Company by the Borrower, any Guarantor or any of their respective Subsidiaries from time to time; (e) any Equity Interests in or Property of any Excluded Subsidiary; (f) the real property interests (including, without limitation, any interests or fixtures in which a Lien is customarily created or perfected through the execution and recordation of a mortgage, leasehold mortgage, deed of trust, leasehold deed of trust or fixture filing) of any Group II Portfolio Company; (g) after the Effective Date, any real property interests which are acquired by any Loan Party if and to the extent that the Administrative Agent shall have reasonably determined that the costs (including, without limitation, recording taxes and filing fees) of creating and perfecting a Lien on such real property interests are excessive in relation to the value of the security afforded thereby; (h) the Property of any direct or indirect subsidiary of the Borrower or any Group II Holding Company, if such subsidiary is not wholly owned, directly or indirectly, by the Parent; provided that any such Property shall only constitute Excluded Property for so long as such subsidiary is not wholly owned by the Parent or any of its Subsidiaries; (i) the Equity Interests in ED Services, Griffith Energy, Southwest Power

LSP Gen Finance

Second Lien Credit Agreement

Partners, Moss Landing Mutual Water Company and Morro Bay Mutual Water Company, in each case, to the extent such Person is not wholly owned, directly or indirectly, by the Parent; provided that (A) subject to clause (B), such Equity Interests shall only constitute Excluded Property for so long as such Person is not wholly owned by the Parent or any of its subsidiaries and (B) neither the Equity Interests in, nor Property of, Griffith Energy, ED Services or Southwest Power Partners, shall be part of the Collateral (and shall be deemed to be Excluded Property) unless such Equity Interests are wholly-owned by the Borrower or any Guarantor, and (j) motor vehicles (as such term is defined in the UCC).

“Excluded Subsidiary” means (a) any Non-Recourse Subsidiary, (b) any other direct or indirect subsidiary of the Parent that is not a Loan Party, and (c) any direct or indirect subsidiary of Parent which is not organized under the laws of the United States, any state thereof or the District of Columbia.

“Facility” means, at any time, the aggregate amount of the Lenders’ Commitments at such time.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the fee letter dated as of April 14, 2006 among the Borrower, the Administrative Agent and the Second Lien Collateral Agent, as amended.

“FERC” means the Federal Energy Regulatory Commission.

“Financial Covenant” has the meaning specified in Section 5.04(b).

“Financial Officer” in respect of any Person means the chief financial officer, chief accounting officer, controller, treasurer or assistant treasurer of such Person.

“First Lien Agreement Value” has the meaning specified in the Intercreditor Agreement.

“First Lien Administrative Agent” has the meaning specified in the Preliminary Statements.

“First Lien Collateral Agent” has the meaning specified in the Preliminary Statements.

“First Lien Collateral Documents” means any security agreement, pledge agreement, mortgage, deed of trust or other similar collateral document, instrument or

LSP Gen Finance

Second Lien Credit Agreement

agreement entered into by any Loan Party that creates or purports to create a Lien in favor of the First Lien Collateral Agent securing the First Lien Obligations, as amended and, in the case of the First Lien Credit Agreement, as Amended and Refinanced.

“First Lien Credit Agreement” has the meaning specified in the Preliminary Statements.

“First Lien Delay Draw Facility” has the meaning specified in the Preliminary Statements.

“First Lien Facilities” means each First Lien Term Facility, the Working Capital Facility or the Swing Line Facility, as the context may require.

“First Lien Incremental Facilities” has the meaning specified in the Preliminary Statements.

“First Lien Loan Documents” means the First Lien Credit Agreement, the First Lien Collateral Documents, the Security Deposit Agreement, the Intercreditor Agreement and all other instruments, agreements and other documents evidencing or governing the First Lien Obligations or providing for any guaranty or other right in respect thereof, in each case as amended.

“First Lien Obligations” has the meaning specified in the Intercreditor Agreement.

“First Lien Term B Facility” has the meaning specified in the Preliminary Statements.

“First Lien Term Facility” has the meaning specified in the Preliminary Statements.

“Fiscal Year” means, with respect to the Borrower, a fiscal year of the Borrower, the Guarantors and their respective wholly owned Subsidiaries ending on December 31 in any calendar year.

“FPA” means the Federal Power Act.

“Fund” means any Person (other than an individual) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funding Account” has the meaning specified in the Security Deposit Agreement.

“GAAP” has the meaning specified in Section 1.03.

“General Working Capital Credit Increase” means, with respect to any Credit Increase (other than the Ontelaunee Credit Increase), that any Advances or letters of

LSP Gen Finance

Second Lien Credit Agreement

credit provided in connection with such Credit Increase are intended to be used for the general corporate purposes of the Borrower and the Guarantors, including working capital purposes, the re-development, construction, re-powering, re-furbishment, re-location, re-building or replacement of the Morro Bay Project, the Oakland Project and the South Bay Project (whether at their respective existing sites or at other locations).

“Generation Company” means each of DEGM Holdings, LSP Arlington Valley, LSP Moss Landing, LSP South Bay, LSP Morro Bay, LSP Oakland, Casco Bay, Griffith Energy, Bridgeport Energy, LSP Bridgeport, LSP Mohave, to the extent that the Borrower has acquired the Ontelaunee Project, Ontelaunee, any Acquisition Subsidiary (other than any Acquisition Subsidiary that is a Non-Recourse Subsidiary) and each of their respective subsidiaries; provided that each of the foregoing shall only constitute a Generation Company for so long as it is either a Guarantor or a subsidiary of a Guarantor.

“Goldman Sachs” has the meaning specified in the recital of parties to this Agreement.

“Governmental Authority” means the government of the United States of America or any other nation or government, any state, province, city, municipal entity or other political subdivision thereof, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government.

“Governmental Authorization” means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with, any Governmental Authority.

“Granting Lender” has the meaning specified in Section 9.07(j).

“Griffith Energy” means Griffith Energy, LLC, a Delaware limited liability company; provided that if Griffith Energy, LLC is directly or indirectly disposed of pursuant to the terms of the Loan Documents, no provision in any Loan Document relating to Griffith Energy shall apply or bind other Generation Companies.

“Griffith Hedging Agreement” has the meaning specified in the preliminary statements to this Agreement.

“Griffith Project” means the approximately 600 megawatt (nominal) natural gas-fired combined cycle electric generating plant located on a site in Mohave County, Arizona, together with all auxiliary equipment, ancillary and associated facilities and equipment, electrical transformers, pipelines and electrical interconnection and metering facilities (whether owned or leased by Griffith Energy, Southwest Power Partners or ED Services) used for the receipt of fuel and water and the delivery of the electrical and potential steam output of said generating plant, and all other improvements related to the ownership, operation and maintenance of said generating plant and associated equipment.

LSP Gen Finance

Second Lien Credit Agreement

“Group II Portfolio Company” means, until such time as such Person is an Excluded Subsidiary, each of LSP Morro Bay, LSP Oakland or LSP South Bay, as the context may require.

“Group II Holding Company” means, until such time as such Person is an Excluded Subsidiary, LSP Morro Bay Holdings, LLC, LSP Oakland Holdings, LLC or LSP South Bay Holdings, LLC, as the context may require.

“Guaranteed Debt” means, with respect to any Person, any Obligation or arrangement of such Person to guarantee or intended to guarantee any Debt (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co making, discounting with recourse or sale with recourse by such Person of the Obligation of a primary obligor, (b) the Obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement or (c) any Obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Guaranteed Debt” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranteed Debt shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guaranteed Debt is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Guaranteed Debt) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Guaranteed Obligations” has the meaning specified in Section 8.01.

“Guarantors” means each Group II Holding Company, each Group II Portfolio Company, Bridgeport Energy, DEGM Holdings, LSP Arlington Valley, LSP Moss Landing, Casco Bay, LSP Bridgeport, Bridgeport Energy, LSP Mohave and each other Subsidiary of the Borrower that shall be required to execute and deliver a guaranty pursuant to Section 5.01(q); provided that any subsidiary of the Borrower or the Parent that is released from the Second Lien Guaranty in accordance with Section 5.1 of the Intercreditor Agreement shall not constitute a Guarantor or, to the extent applicable, a Group II Holding Company or a Group II Portfolio Company for the purposes of the Loan Documents.

“Guaranty Supplement” has the meaning specified in Section 8.06.

LSP Gen Finance

Second Lien Credit Agreement

“Hazardous Materials” means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls, toxic mold and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other hedging agreements but excluding any Commodity Hedge and Power Sale Agreement, as amended.

“Hedge Bank” means any Person that, at the time it enters into a Secured Hedge Agreement, is a Lender or an Affiliate of a Lender or a Lead Arranger or an Affiliate of a Lead Arranger, in its capacity as a party to such Secured Hedge Agreement.

“Incremental Amendment” has the meaning specified in Section 2.16(d).

“Incremental Term Advances” has the meaning specified in Section 2.16(a).

“Incremental Working Capital Facility” has the meaning specified in Section 2.16(a).

“Indemnified Costs” has the meaning specified in Section 7.05(a).

“Indemnified Party” has the meaning specified in Section 9.04(b).

“Independent Consultant” means the Independent Engineer, the Insurance Consultant and the Power Market Consultant.

“Independent Director” means a natural person who, for the five year period prior to his appointment as Independent Director has not been, and during the continuation of his service as Independent Director is not: (a) a member of, or a direct or indirect legal or beneficial owner in, the Parent or any of its Affiliates, including any de minimis Equity Interests; (b) an employee, director (other than with respect to his service as an Independent Director of the Parent or any of its Affiliates), stockholder, member, manager, partner or officer of the Parent or any of its Affiliates; (c) a customer, contractor, creditor (other than with respect to his service as an Independent Director of the Parent or any of its Affiliates, and any fee to be received therefor) or supplier of the Parent or any of its Affiliates; or (d) any member of the immediate family of a Person described in clause (a), (b) or (c).

“Independent Engineer” means any independent engineer retained on behalf of or for the benefit of the Lenders from time to time, including, as of the date hereof, R.W. Beck.

“Information Memorandum” means the information memorandum dated March 2006 used by the Lead Arrangers in connection with the syndication of the Commitments.

LSP Gen Finance

Second Lien Credit Agreement

“Initial Lenders” means the banks, financial institutions and other institutional lenders listed on the signature pages hereof as the Initial Lenders.

“Initial Mortgaged Properties” means the real Property of each of LSP Arlington Valley, LSP Moss Landing, Casco Bay and Bridgeport Energy.

“Initial Operating Budget” has the meaning specified in Section 3.01(a)(x).

“Initial Pledged Debt” has the meaning specified in the Second Lien Security Agreement.

“Initial Pledged Parent Debt” means “Initial Pledged Debt” as defined in the Second Lien Pledge Agreement.

“Initial Pledged Equity” has the meaning specified in the Second Lien Security Agreement.

“Initial Pledged Parent Equity” means “Initial Pledged Equity” as defined in the Second Lien Pledge Agreement.

“Initial Yield” means, with respect to the incurrence of any Debt as of any date of determination, the sum of (a) the Applicable Margin for Term Advances that are Eurodollar Rate Advances at such time plus (b) the OID (if any) applicable to such Debt divided by the lesser of (i) the average life to maturity of such Debt and (ii) five.

“Insurance Consultant” means any insurance consultant retained on behalf of or for the benefit of the Lenders from time to time, including as of the date hereof Moore-McNeil, LLC.

“Insurance Proceeds” has the meaning specified in the Security Deposit Agreement.

“Intellectual Property” means the following intellectual property rights, both statutory and common law rights, if applicable: (a) copyrights, registrations and applications for registration thereof, (b) trademarks, service marks, trade names, slogans, domain names, logos, trade dress and registrations and applications of registrations thereof, (c) patents, as well as any reissued and reexamined patents and extensions corresponding to the patents and any patent applications, as well as any related continuation, continuation in part and divisional applications and patents issuing therefrom and (d) trade secrets and confidential information, including ideas, designs, concepts, compilations of information, methods, techniques, procedures, processes and other know-how, whether or not patentable.

“Intercreditor Agreement” has the meaning set forth in Section 3.01(a)(ii).

“Interest Period” means for each Eurodollar Rate Advance comprising part of the same Borrowing: (a) initially, the period commencing on the date of such Eurodollar Rate Advance or the date of the Conversion of any Base Rate Advance into such

LSP Gen Finance

Second Lien Credit Agreement

Eurodollar Rate Advance, and ending one, two, three or six months thereafter, as selected by the Borrower in its Notice of Borrowing or notice of Conversion, as the case may be, given with respect thereto and (b) thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not later than 12:00 P.M. (New York City time) on the third Business Day prior to the first day of such Interest Period; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) Interest Periods commencing on the same date for Eurodollar Rate Advances comprising part of the same Borrowing shall be of the same duration;

(ii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(iii) whenever the first day of any Interest Period occurs on a day of a calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Investment” in any Person means any loan or advance to such Person (excluding prepaid expenses and security deposits), any purchase or other acquisition of any Equity Interests or Debt or Property comprising a division or business unit or a substantial part or all of the business of such Person, any capital contribution to such Person or any other direct or indirect investment in such Person, including, without limitation, any acquisition by way of a merger or consolidation (or similar transaction) and any arrangement pursuant to which the investor incurs Debt of the types referred to in clause (i) or (j) of the definition of “Debt” in respect of such Person.

“Lead Arrangers” means each of CS Securities, Goldman Sachs, MS&Co. and WestLB.

“Lenders” means the Initial Lenders and each Person that shall become a Lender hereunder pursuant to Section 9.07 for so long as such Initial Lender or Person, as the case may be, shall be a party to this Agreement.

“Leverage Ratio” means, at any date of determination, the ratio of Consolidated Total Debt of the Borrower and the Guarantors and their respective Subsidiaries at such date to Combined EBITDA for the most recently completed Measurement Period.

LSP Gen Finance

Second Lien Credit Agreement

“Lien” means, with respect to any Property, (a) any mortgage, deed of trust, deed to secure debt, lien (statutory or otherwise), pledge, hypothecation, encumbrance, collateral assignment, charge or security interest in, on or of such Property, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing), relating to such Property, and (c) in the case of Equity Interests or debt securities, any purchase option, call or similar right of a third party with respect to such Equity Interests or debt securities. For the avoidance of doubt, “Lien” shall not include any netting or set-off arrangements under any Contractual Obligation (other than any Contractual Obligation constituting Debt for Borrowed Money or having the effect of Debt for Borrowed Money) otherwise permitted under the terms of this Agreement.

“Liquidity Reserve Requirement” means, as of any date of determination, the lesser of (a) $50,000,000 and (b) an amount equal to the sum of (i) the aggregate principal, interest (net of any payments projected to be received by the Borrower or any Guarantor under any Hedge Agreements), fees and other debt service projected to be payable under the Facility and under the First Lien Term Facilities for the six-month period occurring after such date of determination plus (ii) if a Long Term Maintenance Agreement is not then in effect with respect to either of the Bridgeport Project or the Moss Landing Project, the major maintenance outlays reasonably projected (as reasonably determined by the Borrower and after giving effect to any spare parts, inventory and equipment which are available to such Generation Portfolio Company for use in connection with such major maintenance) to be incurred in respect of the relevant Project for the three-month period occurring after such date of determination.

“Loan Documents” means (a) this Agreement, (b) the Notes (if any), (c) the Second Lien Guaranty, (d) the Intercreditor Agreement, (e) the Collateral Documents and (f) the Fee Letter, in each case as amended.

“Loan Parties” means the Parent, the Borrower and the Guarantors.

“Local Accounts” has the meaning specified in the Security Deposit Agreement.

“Long Term Maintenance Agreements” means each of the Bridgeport LTSA, the Moss Landing LTSA and any Replacement LTSA.

“LSP Arlington Valley” means Duke Energy Arlington Valley, LLC, a Delaware limited liability company (which may be renamed “LSP Arlington Valley, LLC” on or after the date hereof).

“LSP Bridgeport” means Duke Bridgeport Energy, LLC, a Delaware limited liability company (which may be renamed “LSP Bridgeport, LLC” on or after the date hereof).

“LSP Mohave” means Duke Energy Mohave, LLC, a Delaware limited liability company (which may be renamed “LSP Mohave, LLC” on or after the date hereof).

LSP Gen Finance

Second Lien Credit Agreement

“LSP Morro Bay” means Duke Energy Morro Bay LLC, a Delaware limited liability company (which may be renamed “LSP Morro Bay, LLC” on or after the date hereof).

“LSP Moss Landing” means Duke Energy Moss Landing LLC, a Delaware limited liability company (which may be renamed “LSP Moss Landing, LLC” on or after the date hereof).

“LSP Oakland” means Duke Energy Oakland LLC, a Delaware limited liability company (which may be renamed “LSP Oakland, LLC” on or after the date hereof).

“LSP South Bay” means Duke Energy South Bay, LLC, a Delaware limited liability company (which may be renamed “LSP South Bay, LLC” on or after the date hereof).

“Margin Stock” has the meaning specified in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations or properties of the Borrower and the Guarantors, taken as a whole, (b) the rights and remedies of any Agent or the Lenders under the Loan Documents or (c) the ability of the Loan Parties, taken as a whole, to perform their respective Obligations under the Loan Documents.

“Material Contract” means (a) the Purchase Agreement, each Permitted Commodity Hedge and Power Sale Agreement in effect on the Effective Date (other than those referred to in clause (g) of the definition thereof), the Special L/C Facility Documents and the First Lien Loan Documents and (b) each other Contractual Obligation of the Borrower, any Guarantor or Griffith Energy that is material to the business, condition (financial or otherwise), operations or properties of (i) the Borrower, the Guarantors and Griffith Energy, taken as a whole or (ii) LSP Moss Landing or the Moss Landing Project.

“Maturity Date” means May 4, 2014.

“Maximum First Lien Claim” has the meaning specified in the Intercreditor Agreement.

“Maximum Third Lien Claim” has the meaning specified in the Intercreditor Agreement.

“Measurement Period” means, as of any date of determination, the four consecutive fiscal quarters of the Borrower and the Guarantors then ended; provided that the first Measurement Period shall commence on September 30, 2006 and end on September 30, 2007.

“Minimum Floor Amount” means (i) with respect to Casco Bay, $275,000,00, (ii) with respect to LSP Arlington Valley, $225,000,000, (iii) with respect to Bridgeport Energy or LSP Bridgeport, $300,000,000, (iv) with respect to LSP Mohave or Griffith Energy, $100,000,000, (v) with respect to LSP Morro Bay, $50,000,000 and (vi) with respect to Ontelaunee, $200,000,000.

LSP Gen Finance

Second Lien Credit Agreement

“Moody’s” means Moody’s Investors Service, Inc.

“Morro Bay Project” means the approximately 1,002 megawatt (nominal) natural gas-fired conventional steam electric generating plant located on a site in San Luis Obispo County, California, together with all auxiliary equipment, ancillary and associated facilities and equipment, electrical transformers, pipeline and electrical interconnection and metering facilities (whether owned or leased by LSP Morro Bay) used for the receipt of fuel and water and the delivery of the electrical and potential steam output of said generating plant, and all other improvements related to the ownership, operation and maintenance of said generating plant and associated equipment.

“Mortgaged Property” has the meaning specified in the Second Lien Mortgages.

“Moss Landing Hedging Agreement” has the meaning specified in the preliminary statements to this Agreement.

“Moss Landing LTSA” means the Long Term Service Agreement, dated September 29, 2000, between LSP Moss Landing and General Electric International, Inc., as amended.

“Moss Landing Project” means the approximately 2,529 megawatt (nominal) natural gas-fired combined cycle electric generating plant located on a site in Monterey County, California, together with all auxiliary equipment, ancillary and associated facilities and equipment, electrical transformers, pipelines and electrical interconnection and metering facilities (whether owned or leased by LSP Moss Landing) used for the receipt of fuel and water and the delivery of the electrical and potential steam output of said generating plant, and all other improvements related to the ownership, operation and maintenance of said generating plant and associated equipment.

“Moss Landing Toll” means the EEI Master Power Purchase & Sale Agreement, dated May 4, 2006 by and between LSP Moss Landing and Pacific Gas and Electric Company, the related Confirmation Letters dated March 2, 2006, and any schedules, exhibits and annexes thereto.

“MSCG” has the meaning specified in the Preliminary Statements.

“MS&Co.” has the meaning specified in the recital of parties to this Agreement.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower, any Guarantor or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower, any

LSP Gen Finance

Second Lien Credit Agreement

Guarantor or any ERISA Affiliate and at least one Person other than the Borrower, the Guarantors and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower, any Guarantor or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“NC Development” means NC Development & Design, LLC, a Delaware limited liability company.

“Net Cash Proceeds” has the meaning specified in the Security Deposit Agreement.

“Non-Consenting Lender” has the meaning specified in Section 9.01.

“Non-Material Guarantor” means, as of any date of determination, each Group II Portfolio Company and each Group II Holding Company that meets the following criteria as of such date of determination: (a) no Working Capital Letters of Credit are outstanding in favor of or supporting the obligations of any such Group II Portfolio Company or Group II Holding Company, at such date of determination or within ten Business Days after such date of determination, and (b) the total gross revenues of such Group II Portfolio Company or Group II Holding Company are less than 7% of the Consolidated total gross revenues of the Borrower and the Guarantors for (i) prior to June 30, 2007, the most recently ended fiscal quarter of the Borrower and the Guarantors and (ii) on and after June 30, 2007, the most recently ended Measurement Period, in the case of clause (b) as determined in accordance with GAAP.

“Non-Recourse Debt” means Debt (a) of any Group II Portfolio Company or Group II Holding Company and (b) with respect to any Acquisition Subsidiary which is also a Non-Recourse Subsidiary, that is incurred to finance the development, construction or acquisition by such Acquisition Subsidiary of any Acquired Project (including the refinancing of existing Debt related to such Acquired Project); provided that (i) such Debt is without recourse to the Borrower, any Guarantor or any of their respective Subsidiaries or to any Property of the Borrower, any Guarantor or any of their respective Subsidiaries (other than any Equity Interests in such Non-Recourse Subsidiary that are owned, directly or indirectly, by the Borrower, a Guarantor or any of their respective Subsidiaries and the Property owned by such Non-Recourse Subsidiary); (ii) neither the Borrower, any Guarantor nor any of their respective Subsidiaries provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Debt but excluding any Investment permitted under the terms of this Agreement that is not in the nature of Debt) or is directly or indirectly liable as a guarantor or otherwise in respect of such Debt or in respect of the business or operations of the applicable Non-Recourse Subsidiary that is the obligor in respect of such Debt or any of its Subsidiaries (other than a pledge of the Equity Interests in such Non-Recourse Subsidiary by the Borrower, a Guarantor and any of their respective Subsidiaries and the Property owned by such Non-Recourse Subsidiary); (iii) neither the Borrower, any Guarantor nor any of their respective Subsidiaries constitutes the lender of such Debt; (iv) no default with respect to such Debt (including any rights that the holders of such Debt may have to take enforcement action against such Non-Recourse Subsidiary or any of its Subsidiaries)

LSP Gen Finance

Second Lien Credit Agreement

would permit upon notice, lapse of time or both any holder of any other Debt (other than Debt under the Transaction Documents) of the Borrower, the Guarantor or any of their respective Subsidiaries (other than such Non-Recourse Subsidiary or any other Non-Recourse Subsidiary) to declare a default on such other Debt or cause the payment of such Debt to be accelerated or payable prior to its stated maturity; and (v) the lenders (or their respective agents) of such Debt have been notified in writing that they will not have any recourse to the Property of the Borrower, any Guarantor or any of their respective Subsidiaries (other than a pledge of the Equity Interests in such Non-Recourse Subsidiary by the Borrower, a Guarantor or any of their respective Subsidiaries and the Property owned by such Non-Recourse Subsidiary).

“Non-Recourse Subsidiary” means (a) any Group II Portfolio Company or Group II Holding Company that is an obligor with respect to any Non-Recourse Debt outstanding at any time, and/or (b) any Acquisition Subsidiary that is an obligor with respect to any Non-Recourse Debt outstanding at any time, if and for so long as the grant of a security interest in the Property of such Acquisition Subsidiary or the pledge of the Equity Interests in such Acquisition Subsidiary, in each case in favor of the Second Lien Collateral Agent for the benefit of the Second Lien Secured Parties, shall constitute or result in a breach, termination or default under the agreement or instrument governing the applicable Non-Recourse Debt; provided that if any Group II Portfolio Company becomes a Non-Recourse Subsidiary, its related Group II Holding Company shall also be deemed to be a Non-Recourse Subsidiary; provided further that such Acquisition Subsidiary shall be a Non-Recourse Subsidiary only to the extent that and for so long as the requirements and consequences above shall exist; provided further that none of the Core Companies or any of their Subsidiaries may at any time be a Non-Recourse Subsidiary.

“Note” means a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit B hereto, evidencing the indebtedness of the Borrower to such Lender resulting from the Term Advance made by such Lender, as amended.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“NPL” means the National Priorities List under CERCLA.

“O&M Agreements” means (a) the Operation and Maintenance Agreement for the Bridgeport Energy Facility, dated as of February 3, 2006, between Bridgeport Energy (as assignee of Parent) and North American Energy Services Company, a Washington corporation (“NAES”); (b) the Operation and Maintenance Agreement for the Casco Bay Energy Facility, dated as of February 3, 2006, between Casco Bay (as assignee of Parent) and NAES; (c) the Operation and Maintenance Agreement for the Moss Landing and Oakland Energy Facilities, dated as of February 6, 2006, among LSP Moss Landing (as assignee of Parent with respect to the Moss Landing Project), LSP Oakland (as assignee of Parent with respect to the Oakland Project) and Wood Group Power Operations (West), Inc., a Nevada corporation (“Wood Group”); (d) the Operation and Maintenance Agreement for the Morro Bay Energy Facility, dated as of February 6, 2006, between

LSP Gen Finance

Second Lien Credit Agreement

LSP Morro Bay (as assignee of Parent) and Wood Group; (e) the Operation and Maintenance Agreement for the South Bay Energy Facility, dated as of February 6, 2006, between LSP South Bay (as assignee of Parent) and Wood Group; (f) the Operation and Maintenance Agreement for the Arlington Valley Energy Facility, dated as of February 6, 2006, between LSP Arlington Valley (as assignee of Parent) and Wood Group; (g) the Parent Guarantee, dated as of February 6, 2006, between Wood Group Power Operations, Inc., a Nevada corporation (“WGPO”), and Parent, as amended; (h) the Parent Guarantee, dated as of the date hereof, among WGPO, LSP Moss Landing and LSP Oakland; (i) the Parent Guarantee, dated as of the date hereof, between WGPO and LSP Morro Bay; (j) the Parent Guarantee, dated as of the date hereof, between WGPO and LSP South Bay; and (k) the Parent Guarantee, dated as of the date hereof, between LSP Arlington Valley and WGPO.

“O&M Costs” has the meaning specified in the Security Deposit Agreement.

“Oakland Project” means the approximately 165 megawatt (nominal) light fuel oil-fired simple cycle generating plant located on a site in Alameda County, California, together with all auxiliary equipment, ancillary and associated facilities and equipment, electrical transformers, pipeline and electrical interconnection and metering facilities (whether owned or leased by LSP Oakland) used for the receipt of fuel and water and the delivery of the electrical and potential steam output of said generating plant, and all other improvements related to the ownership, operation and maintenance of said generating plant and associated equipment.

“Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(h). Without limiting the generality of the foregoing, the Obligations of any Loan Party under the Loan Documents include (a) the obligation to pay principal, interest, letter of credit commissions, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by such Loan Party under any Loan Document and (b) the obligation of such Loan Party to reimburse any amount in respect of any of the foregoing that any Lender may elect to pay or advance on behalf of such Loan Party in accordance with the terms of the Loan Documents.

“OID” means, with respect to any Debt, the amount (i) by which such Debt is discounted at the time it is incurred or (ii) of fees payable, directly or indirectly, by the Borrower or any Guarantor to any Persons extending such Debt in connection with such extension (other than advisory, arrangement or underwriting fees).

“Ontelaunee” means any Affiliate of the Borrower or any Affiliate or Subsidiary of any Designated Affiliate which is the owner or lessor of all or substantially all of the Ontelaunee Project.

LSP Gen Finance

Second Lien Credit Agreement

“Ontelaunee Credit Increase” means, with respect to any Advances, that such Advances are intended to be used to finance the Borrower’s direct or indirect acquisition, ownership and/or operation of the Ontelaunee Project or the refinancing or replacement of Debt relating thereto.

“Ontelaunee Project” means the approximately 560 megawatt (nominal) natural gas-fired combined cycle electric generating plant located on a site in Ontelaunee Township, Pennsylvania, together with all auxiliary equipment, ancillary and associated facilities and equipment, electrical transformers, pipeline and electrical interconnection and metering facilities (whether owned or leased by Ontelaunee) used for the receipt of fuel and water and the delivery of the electrical and potential steam output of said generating plant, and all other improvements related to the ownership, operation and maintenance of said generating plant and associated equipment.

“Operating Account” has the meaning specified in the Security Deposit Agreement.

“Operating Company” means, to the extent a Guarantor hereunder, each of LSP Arlington Valley, LSP Moss Landing, LSP South Bay, LSP Morro Bay, LSP Oakland, Casco Bay, Griffith Energy, Bridgeport Energy and any Person who becomes a Guarantor under Section 8.06 hereof, if such Person owns and operates a power generation facility and is so designated in the relevant Guaranty Supplement.

“Other Taxes” has the meaning specified in Section 2.12(b).

“Parent” has the meaning specified in the Preliminary Statements.

“Parent O&M Costs” has the meaning specified in the Security Deposit Agreement.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001, as amended.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Permitted Acquisition” means, after the Effective Date, the development, construction or acquisition of any electric generating facility, power transmission facility, power distribution facility, fuel supply source or fuel transportation source or the acquisition of all of the Equity Interests of a Person owning any of the foregoing (including the refinancing of any Debt related thereto); provided that at the time of such transaction each of the following conditions are met:

(a) both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing;

(b) unless such transaction is being financed with Non-Recourse Debt, the Borrower would be in compliance with the Financial Covenants as of the most

LSP Gen Finance

Second Lien Credit Agreement

recently completed Measurement Period ending prior to such transaction for which the financial statements and certificates required by Section 5.03(b) or 5.03(c) were required to be delivered, after giving pro forma effect to such transaction and to any other material event occurring after such Measurement Period as to which pro forma recalculation is appropriate as if such transaction (and the incurrence of any Debt in connection therewith) had occurred as of the first day of such Measurement Period;

(c) unless such transaction is being financed with Non-Recourse Debt, the Borrower shall have received a Ratings Reaffirmation; and

(d) unless such transaction is being financed with Non-Recourse Debt, any Acquisition Subsidiary related thereto shall have become a Guarantor in accordance with Sections 5.01(q) and 8.06 hereof and all of the Property (other than any Excluded Property) of such Acquisition Subsidiary or otherwise owned by any Loan Party or any of its Subsidiaries and associated with such transaction shall be subject to a second priority Lien in favor of the Second Lien Secured Parties in accordance with the provisions of Section 5.01(q).

“Permitted Commodity Hedge and Power Sale Agreement” means (a) the Arlington Hedging Agreement, (b) the Griffith Hedging Agreement, (c) the Moss Landing Hedging Agreement, (d) the Credit Suisse Hedging Agreement, (e) the Moss Landing Toll, (f) the Energy Management Agreement, (g) any Contractual Obligation in existence as of the Effective Date to the extent related to a Permitted Trading Activity (and any extension thereof), (h) any Replacement Commodity Hedge and Power Sale Agreement, (i) any Commodity Hedge and Power Sale Agreement entered into with any Independent System Operator (including, without limitation, any reliability must run agreement or contract or any other similar agreement) in respect of any Permitted Trading Activity and (j) any other Commodity Hedge and Power Sale Agreement entered into from time to time by any Loan Party with any Person that is a Commodity Hedge Counterparty at the time such Commodity Hedge and Power Sale Agreement is entered into in connection with any Permitted Trading Activity, in each case as amended.

“Permitted Holders” means any Person acquiring Equity Interests in the Borrower to the extent that the Borrower shall have received a Ratings Reaffirmation in connection with the consummation of such acquisition.

“Permitted Liens” means:

(a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(b);

(b) materialmen’s, mechanics’, carriers’, workers’, repairmen’s, employees’ or other like Liens, arising in the ordinary course of business or in connection with the operation and maintenance of their respective Property, which do not in the aggregate materially detract from the value of the Property to which they are attached or materially impair the use thereof or for amounts not yet due or which are being contested in good faith by appropriate proceedings;

LSP Gen Finance

Second Lien Credit Agreement

(c) Liens, deposits or pledges to secure the performance of bids, tenders, trade contracts and leases (other than Debt), statutory obligations (including in respect of workers’ compensation laws or similar legislation), surety bonds (other than bonds related to judgments or litigation to the extent such judgment or litigation constitutes a Default), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(d) Liens securing judgments (or the payment of money not constituting a Default under Section 6.01(i)) or securing appeal or other surety bonds related to such judgments;

(e) all matters disclosed (whether or not subsequently deleted or endorsed over) on any survey, in the title policies insuring any real Property on which a Project is located, including easements and rights of way appertaining thereto or any commitments therefor, or in any title reports, that in each case have been delivered to the Administrative Agent on or before the date hereof (including pursuant to Section 3.01(b)(iv));

(f) imperfections or irregularities of title and other Liens that would not, in the aggregate, reasonably be expected to materially detract from the value of the affected Property;

(g) zoning, planning and other similar limitations and restrictions, and all rights of any Governmental Authority to regulate any real Property, including easements and rights of way appertaining thereto;

(h) easements, rights of way and other encumbrances on title to real Property that is material to the operation of a Project that do not render title to such Property encumbered thereby unmarketable or materially adversely affect the use of such Property for its present purpose;

(i) Liens arising by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(j) Liens or pledges of deposits of cash or cash equivalents securing deductibles, self-insurance, co-payment, co-insurance, retentions or similar obligations to providers or property, casualty or liability insurance in the ordinary course of business;

(k) any Lien arising in the ordinary course of business consistent with past practices by operation of law with respect to a liability that is not yet due or delinquent or which is being contested in good faith by appropriate proceedings;

LSP Gen Finance

Second Lien Credit Agreement

(l) all matters of record as of the date hereof, that would not, in the aggregate, reasonably be expected to materially detract from the value of the affected Property;

(m) the terms and conditions of the Material Contracts or Contractual Obligations of the Borrower, the Guarantors or any of their Subsidiaries in existence as of the date hereof;

(n) Liens created under the First Lien Collateral Documents; provided that (i) such Liens only secure (A) Debt permitted to exist under Sections 5.02(b)(ii), 5.02(b)(iii), 5.02(b)(iv), 5.02(b)(v), 5.02(b)(vi), 5.02(b)(xi) and/or 5.02(b)(xx), and/or (B) Obligations under Permitted Commodity Hedge and Power Sale Agreements and Contract Support Documents entered into by the Borrower or any Guarantor; provided that the aggregate amount of any Contract Support First Lien Advances at such time plus the First Lien Agreement Value of the Permitted Commodity Hedge and Power Sale Agreements secured thereby at such time shall not exceed, when taken together, $475,000,000 at any one time, (ii) such Liens shall be subject to the terms of the Intercreditor Agreement and (iii) any lender or issuing bank (or an agent therefor) with respect to such Debt (including any Support Counterparty) and any Commodity Hedge Counterparty party to any such Permitted Commodity Hedge and Power Sale Agreement shall have become a party to the Intercreditor Agreement as, and shall have the obligations of, a First Lien Secured Party thereunder;

(o) Liens created under the Collateral Documents; provided that (i) such Liens only secure Debt permitted to exist under Sections 5.02(b)(i), 5.02(b)(iii), 5.02(b)(iv), 5.02(b)(v), 5.02(b)(vi) and 5.02(b)(xi), (ii) such Liens shall be subject to the terms of the Intercreditor Agreement with respect to Second Liens (as defined in the Intercreditor Agreement) and (iii) any lender or issuing bank (or an agent therefor) with respect to such Debt shall have become a party to the Intercreditor Agreement as, and shall have the obligations of, a Second Lien Secured Party (as defined in the Intercreditor Agreement) thereunder;

(p) Liens subordinated to the Liens created under the First Lien Loan Documents and the Loan Documents on the terms set forth in the Intercreditor Agreement in respect of Third Lien Obligations, securing obligations under Contract Support Documents and Permitted Commodity Hedge and Power Sale Agreements entered into by the Borrower or any Guarantor; provided that the Support Counterparty to such Contract Support Document and Commodity Hedge Counterparty to such Permitted Commodity Hedge and Power Sale Agreement shall have become a party to the Intercreditor Agreement as, and shall have the obligations of, a Third Lien Secured Party thereunder;

(q) purchase money Liens upon or in real property or equipment acquired or held by the Borrower, any Guarantor or any of their respective subsidiaries in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of

LSP Gen Finance

Second Lien Credit Agreement

financing the acquisition, construction or improvement of any such property or equipment to be subject to such Liens, or Liens existing on any such property or equipment at the time of acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided, however, that no such Lien shall extend to or cover any property other than the property or equipment being acquired, constructed or improved, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced; and provided further that the aggregate principal amount of the Debt secured by Liens permitted by this clause (q) shall not exceed the amount permitted under Section 5.02(b)(viii) at any time outstanding;

(r) Liens arising under Capitalized Leases permitted under Section 5.02(b)(ix); provided that no such Lien shall extend to or cover any Collateral or Property other than the Property subject to such Capitalized Leases;

(s) the replacement, extension or renewal of any Lien permitted by clauses (q) and (r) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Debt secured thereby;

(t) Liens existing on the Property of any Person that becomes a Loan Party, or existing on Property acquired as part of a Permitted Acquisition to the extent the Liens on such Property secures Debt permitted by Section 5.02(b)(xiv); provided that such Liens attach at all times only to the same Property that such Liens attached to, and secure only the same Debt that such Liens secured, immediately prior to such Permitted Acquisition; and provided further that such Liens were not created in contemplation of such Permitted Acquisition;

(u) Liens placed upon the Equity Interests of any Subsidiary acquired pursuant to a Permitted Acquisition to secure Debt of the Borrower or any other Loan Party incurred pursuant to Section 5.02(b)(xiv) in connection with such Permitted Acquisition;

(v) Liens on the Equity Interests in and/or Property of any Excluded Subsidiary securing Debt permitted to be incurred under Section 5.02(b)(xiii);

(w) Pledges of accounts receivable or deposits of Cash Equivalents securing obligations under fuel supply, fuel transportation, fuel management, energy management, power purchase or tolling agreements in the ordinary course of business;

(x) Liens on the Equity Interests of Southwest Power Partners owned by LSP Mohave granted to PPL securing Obligations owed by LSP Mohave to PPL in an aggregate amount not to exceed $15,000,000; and

LSP Gen Finance

Second Lien Credit Agreement

(y) Liens existing on the date hereof and described on Schedule 5.02(a) hereto.

“Permitted Trading Activity” means (a) the daily or forward purchase and/or sale, or other acquisition or disposition of wholesale or retail electric energy, capacity, ancillary services, transmission rights, emissions allowances, weather derivatives and/or related commodities, in each case, whether physical or financial, (b) the daily or forward purchase and/or sale, or other acquisition or disposition of fuel, mineral rights and/or related commodities, including, swaps, options and swaptions, in each case, whether physical or financial, (c) electric energy-related tolling transactions, as seller or tolling services, (d) price risk management activities or services, (e) other similar electric industry activities or services or (f) additional services as may be consistent with Prudent Industry Practice from time to time in support of the marketing and trading related to the Property of the Borrower, any Guarantor or any of their respective subsidiaries, in each case, to the extent such activity is conducted in the ordinary course of business of the Borrower, the Guarantors and their subsidiaries and not for speculative purposes (it being acknowledged and agreed that (A) the transactions evidenced by the Permitted Commodity Hedge and Power Sale Agreements in effect as of the Effective Date, and other transactions under Permitted Commodity Hedge and Power Sale Agreements similar in structure and purpose, and (B) the Material Contracts relating to the transactions described in clauses (a)-(f) above in effect as of the Effective Date shall, in each case, be deemed to be transactions which constitute “Permitted Trading Activity”).

“Permitted Working Capital Refinancing” has the meaning specified in Section 5.02(b)(xx).

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or Governmental Authority.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Platform” has the meaning specified in Section 9.02(b).

“Pledged Accounts” has the meaning specified in the Second Lien Security Agreement.

“Pledged Debt” has the meaning specified in the Second Lien Security Agreement.

“Pledged Parent Debt” means “Pledged Debt” as defined in the Second Lien Pledge Agreement.

“Post-Petition Interest” has the meaning specified in Section 8.05(b).

“Power Market Consultant” means R. W. Beck.

LSP Gen Finance

Second Lien Credit Agreement

“Power Distributor” means (a) with respect to any Permitted Commodity Hedge and Power Sale Agreement, any Person that is a public utility or whose business is the sale or distribution of electric energy and (b) with respect to any Energy Management Agreement, any Person who is in the business of providing energy management services to Persons similar to the Guarantors.

“PPL” means PPL Southwest Generation Holdings, LLC, a Delaware limited liability company, and any successor to, transferee or assignee of its Equity Interests in Southwest Power Partners.

“Preferred Interests” means, with respect to any Person, Equity Interests issued by such Person that are entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person’s Property, whether by dividend or upon liquidation.

“Project” or “Projects” means one or more of the Bridgeport Project, the Casco Bay Project, the Arlington Valley Project, the Griffith Project, the South Bay Project, the Morro Bay Project, the Moss Landing Project, the Oakland Project, to the extent that the Borrower has directly or indirectly acquired Ontelaunee, the Ontelaunee Project, and any other Acquired Project; provided that each of the foregoing shall only be a Project for so long as it is owned by a Guarantor or, in the case of the Griffith Project, a direct or indirect subsidiary of a Guarantor.

“Property” means any right or interest in or to any asset or property of any kind whatsoever (including Equity Interests), whether real, personal or mixed and whether tangible or intangible.

“Prudent Industry Practice” means those practices, methods, techniques, specifications and standards of safety and performance, as they may be modified from time to time, that (a) are generally accepted in the electric generating and transmission industry as good, safe and prudent engineering practices in connection with the design, construction, operation, maintenance, repair or use of electric generating and transmission facilities and (b) are otherwise in compliance in all material respects with applicable law and Governmental Authorizations.

“Public Accountant” has the meaning specified in Section 5.03(b).

“Pullback Amount” means, for any Fiscal Year, the amount (not to exceed $50,000,000) of the Base Capex Allowance for the following Fiscal Year which the Borrower, in its sole discretion, allocates to Capital Expenditures in the current Fiscal Year.

“Purchase Agreement” has the meaning specified in the Preliminary Statements.

“Ratings Reaffirmation” means, with respect to any proposed sale, transfer or disposition of any Equity Interests in the Borrower, any proposed Credit Increase, the acquisition of Ontelaunee or any Permitted Acquisition (and the incurrence of any Debt in connection therewith) and with respect to any sale, lease or other disposition of the

LSP Gen Finance

Second Lien Credit Agreement

Equity Interests in or Property of any Core Company (to the extent otherwise permitted under the terms of this Agreement), that each of S&P and Moody’s shall have delivered a written confirmation that the credit ratings assigned by such entities to the Facility and the First Lien Facilities shall be no lower than such ratings assigned by S&P and Moody’s, as the case may be, to the Facility and the First Lien Facilities as of the Effective Date, in each case after giving effect to the occurrence of such proposed sale, transfer or disposition, Credit Increase, acquisition or incurrence, as applicable, and all transactions directly related thereto.

“Redeemable” means, with respect to any Equity Interest, any such Equity Interest that (a) the issuer has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer or (b) is redeemable at the option of the holder.

“Refinance” means, in respect of the applicable Debt, (a) such Debt (or any portion thereof) as extended, renewed, defeased, refinanced, replaced, refunded or repaid, and (b) any other Debt issued in exchange or replacement for or to refinance such Debt, in whole or in part, whether with the same or different lenders, arrangers and/or agents and whether with a larger or smaller aggregate principal amount and/or a longer or shorter maturity, in each case, to the extent permitted under the terms of the Financing Documents. “Refinanced” and “Refinancing” shall have correlative meanings.

“Register” has the meaning specified in Section 9.07(d).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Related Fund” means, with respect to any Lender that is a Fund, any other Fund that is advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity (or an Affiliate of such entity) that administers, advises or manages such Lender.

“Replacement Commodity Hedge and Power Sale Agreement” means, with respect to any Permitted Commodity Hedge and Power Sale Agreement, an agreement entered into by the Borrower or any Guarantor with a Commodity Institution or a Power Distributor with a Required Rating that is similar in purpose to the Permitted Commodity Hedge and Power Sale Agreement being replaced.

“Replacement LTSA” means a long term services, turbine maintenance agreement or spare parts agreement entered into by the Borrower, or, in the case of Bridgeport Project, Bridgeport Energy, or, in the case of the Moss Landing Project, LSP Moss Landing, which is (a) either substantially similar to the Bridgeport LTSA or the Moss Landing LTSA, in each case, as in effect on the date hereof or (b) on terms and conditions reasonably acceptable to the Administrative Agent and, in either case for a period of not less than three months (or, if a shorter period, the duration of the applicable outage).

LSP Gen Finance

Second Lien Credit Agreement

“Required Excess Cash Flow Amount” has the meaning specified in the Security Deposit Agreement.

“Required Lenders” means, at any time, Lenders owed or holding at least a majority in interest of the aggregate principal amount of the Advances outstanding at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time (A) the aggregate principal amount of the Advances owing to such Lender (in its capacity as a Lender) and outstanding at such time.

“Required Rating” means, with respect to (a) any Commodity Institution that either (i) the unsecured senior debt obligations of such Person are rated at least A3 or A- by Moody’s and S&P, respectively, at the time of the execution of the applicable Permitted Commodity Hedge and Power Sale Agreement, or (ii) such Commodity Institution’s obligations under the applicable Permitted Commodity Hedge and Power Sale Agreement are guaranteed by a Person that is rated at least A3 or A- by Moody’s and S&P, respectively, at the time of the execution of the applicable Permitted Commodity Hedge and Power Sale Agreement, or (b) any Power Distributor that either (i) the unsecured senior debt obligations of such Person are rated at least Baa3 or BBB- by Moody’s and S&P, respectively, at the time of the execution of the applicable Permitted Commodity Hedge and Power Sale Agreement, or (ii) such Power Distributor’s obligations under any Permitted Commodity Hedge and Power Sale Agreement are guaranteed by a Person that is rated at least Baa3 or BBB- by Moody’s and S&P, respectively at the time of the execution of the applicable Permitted Commodity Hedge and Power Sale Agreement.

“Responsible Officer” means, as to any Person, its president, chief executive officer, any vice president, treasurer or secretary, any managing general partner or manager (or any of the preceding with regard to such Person’s managing general partner or manager) or authorized representative.

“Restricted Payment” has the meaning specified in the Security Deposit Agreement.

“Revenue Account” has the meaning specified in the Security Deposit Agreement.

“Revenues” has the meaning specified in the Security Deposit Agreement.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Scheduled Payment Date” means each March 31st, June 30th, September 30th and December 31st, commencing on September 30, 2006.

“Second Lien Collateral Agent” has the meaning specified in the recital of parties to this Agreement.

LSP Gen Finance

Second Lien Credit Agreement

“Second Lien Guaranty” means the guaranty of the Guarantors set forth in Article VIII, together with each other guaranty and guaranty supplement delivered pursuant to Section 5.01(q), in each case as amended.

“Second Lien Mortgage Policies” has the meaning specified in Section 3.01(b)(iv)(B).

“Second Lien Mortgages” has the meaning specified in Section 3.01(b)(iv).

“Second Lien Pledge Agreement” has the meaning specified in Section 3.01(b)(i).

“Second Lien Secured Parties” has the meaning specified in the Intercreditor Agreement.

“Second Lien Security Agreement” has the meaning specified in Section 3.01(b)(ii).

“Secured Hedge Agreement” means any Hedge Agreement required or permitted under Article V that is entered into by and between the Borrower and any Hedge Bank, as amended.

“Security Deposit Agreement” has the meaning specified in Section 3.01(b)(iii).

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower, any Guarantor or any ERISA Affiliate and no Person other than the Borrower, the Guarantors and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower, any Guarantor or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the Property of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature (taking into account reasonably anticipated prepayments and refinancings) and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“South Bay Lease” means the Lease Agreement between San Diego Unified Port District, as lessor, and LSP South Bay, as lessee, dated as of April 1, 1999.

LSP Gen Finance

Second Lien Credit Agreement

“South Bay Lease Obligations” means Debt owed by LSP South Bay under the South Bay Lease.

“South Bay Project” means the approximately 700 megawatt (nominal) natural gas-fired conventional steam electric generating plant located on a site in San Diego County, California, together with all auxiliary equipment, ancillary and associated facilities and equipment, electrical transformers, pipeline and electrical interconnection and metering facilities (whether owned or leased by LSP South Bay) used for the receipt of fuel and water and the delivery of the electrical and potential steam output of said generating plant, and all other improvements related to the lease, operation and maintenance of said generating plant and associated equipment.

“Southwest Power Partners” means Southwest Power Partners, LLC, a Delaware limited liability company.

“Special L/C Administrative Agent” has the meaning specified in the Preliminary Statements.

“Special L/C Facility” has the meaning specified in the Preliminary Statements.

“Special L/C Facility Documents” has the meaning specified in the Intercreditor Agreement.

“Special L/C Incremental Facilities” has the meaning specified in the Preliminary Statements.

“Subordinated Obligations” has the meaning specified in Section 8.05.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries; provided, however, that each Excluded Subsidiary shall be deemed not to be a Subsidiary of the Parent, the Borrower or any other Loan Party hereunder.

“Support Counterparty” means any Person that agrees to provide credit or collateral support on behalf of the Borrower or any Guarantor to any Commodity Hedge Counterparty in respect of the obligations of the Borrower or any Guarantor under the related Permitted Commodity Hedge and Power Sale Agreement.

“Swing Line Facility” has the meaning specified in the Preliminary Statements.

LSP Gen Finance

Second Lien Credit Agreement

“Syndication Agent” has the meaning specified in the recital of parties to this Agreement.

“Synthetic Debt” means, with respect to any Person, without duplication of any clause within the definition of “Debt,” the principal amount of all (a) Obligations of such Person under any lease that is treated as an operating lease for financial accounting purposes and a financing lease for tax purposes (i.e., a “synthetic lease”), (b) Obligations of such Person in respect of transactions entered into by such Person, the proceeds from which would be reflected on the financial statements of such Person in accordance with GAAP as cash flows from financings at the time such transaction was entered into (other than as a result of the issuance of Equity Interests) and (c) Obligations of such Person in respect of other transactions entered into by such Person that are not otherwise addressed in the definition of “Debt” or in clause (a) or (b) above that are intended to function primarily as a borrowing of funds (including, without limitation, any minority interest transactions that function primarily as a borrowing).

“Synthetic L/C Facility” has the meaning specified in Section 2.16(a).

“Taxes” has the meaning specified in Section 2.12(a).

“Term Advance” has the meaning specified in Section 2.01.

“Termination Date” means May 4, 2011.

“Third Lien Collateral Agent” has the meaning specified in the Intercreditor Agreement.

“Third Lien Collateral Documents” means any security agreement, pledge agreement, mortgage, deed of trust or other similar collateral document, instrument or agreement entered into by any Loan Party that creates or purports to create a Lien in favor of the Third Lien Collateral Agent securing the Third Lien Obligations, as amended in accordance with the terms of this Agreement.

“Third Lien Obligations” means payment obligations of the Loan Parties under a Permitted Commodity Hedge and Power Sale Agreement or a Contract Support Document to the extent permitted to be secured pursuant to clause (p) of the definition of “Permitted Liens.”

“Third Lien Secured Party” has the meaning specified in the Intercreditor Agreement.

“Title Event” has the meaning specified in the Security Deposit Agreement.

“Total Debt” shall mean, at any time, the aggregate amount of funded Debt for Borrowed Money of the Borrower and the Guarantors and their respective Subsidiaries outstanding at such time (without duplication), in the amount that would be reflected as indebtedness on balance sheets prepared at such time on a Consolidated basis in accordance with GAAP; provided, however, that, for the avoidance of doubt, the undrawn

LSP Gen Finance

Second Lien Credit Agreement

amount of all outstanding letters of credit (including any Working Capital Letter of Credit) and unused commitments (including any Unused Working Capital Commitments) shall not be included in the calculation of “Total Debt.”

“Transaction” means the Acquisition and the other transactions contemplated by the Transaction Documents.

“Transaction Documents” means the Loan Documents and the Material Contracts referred to in clause (a) of the definition of “Material Contract.”

“Type” refers to the distinction between Advances bearing interest at the Base Rate and Advances bearing interest at the Eurodollar Rate.

“Unused Working Capital Commitment” has the meaning specified in the Intercreditor Agreement.

“Voting Interests” means shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Weighted Average Life to Maturity” means, when applied to any Debt at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding principal amount of such Debt.

“WestLB” has the meaning specified in the recital of parties to this Agreement.

“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

“Working Capital Facility” has the meaning specified in the Preliminary Statements.

“Working Capital Letter of Credit” means any letter of credit issued under the Working Capital Facility.

“Yield Differential” means, with respect to any Debt, the positive amount (if any) by which the Initial Yield for such Debt exceeds 75 basis points.

SECTION 1.02. Computation of Time Periods; Other Definitional Provisions. In this Agreement and the other Loan Documents in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.” References in the Loan Documents to any agreement

LSP Gen Finance

Second Lien Credit Agreement

or contract “as amended” shall mean and be a reference to such agreement or contract as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms.

SECTION 1.03. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the first financial statements delivered pursuant to in Section 5.03(b) (“GAAP”).

SECTION 1.04. Currency Equivalents Generally. Any amount specified in this Agreement (other than in Articles II, VII and VIII) or any of the other Loan Documents to be in U.S. dollars shall also include the equivalent of such amount in any currency other than U.S. dollars, such equivalent amount to be determined at the rate of exchange quoted by the Administrative Agent in New York, New York at the close of business on the Business Day immediately preceding any date of determination thereof, to prime banks in New York, New York for the spot purchase in the New York foreign exchange market of such amount in U.S. dollars with such other currency.

SECTION 1.05. Certifications, Etc. All certifications, notices, declarations, representations, warrants and statements made by any officer, director or employee or a Loan Party pursuant to or in connection with the Agreement shall be made in such person’s capacity as officer, director or employee on behalf of the Loan Party and not in such Person’s individual capacity.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

SECTION 2.01. The Term Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make a single advance (a “Term Advance”) to the Borrower on the Effective Date in an amount not to exceed such Lender’s Commitment at such time. The Borrowing shall consist of Term Advances made by the Lenders ratably according to their Commitments. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed.

SECTION 2.02. Making the Advances. (a) Each Borrowing shall be made on notice, given not later than 12:00 P.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances, or the first Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone or in writing or by telecopier (and if by telephone shall be confirmed immediately in writing or by telecopier), in substantially the form of Exhibit C hereto, specifying therein the requested (i) date of such Borrowing, (ii) Type of Advances comprising such Borrowing, (iii) aggregate amount of such Borrowing and (iv) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Advance. Each Lender shall, before 12:00 P.M. (New York City time) on the date of such Borrowing, make

LSP Gen Finance

Second Lien Credit Agreement

available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing in accordance with the respective Commitments of such Lender and the other Lenders. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower by crediting the Funding Account.

(b) Anything in subsection (a) above to the contrary notwithstanding, the Borrower may not select Eurodollar Rate Advances if the obligation of the Lenders to make Eurodollar Rate Advances shall then be suspended pursuant to Section 2.06 or 2.10.

(c) Each Notice of Borrowing shall be irrevocable and binding on the Borrower from and after 12:00 P.M. (New York City time) the third Business Day prior to the applicable requested Eurodollar Rate Advance or the Business Day prior to the applicable requested Base Rate Advance, as applicable. In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Borrower shall indemnify each Lender against any actual and documented out-of-pocket loss, cost or expense (excluding loss of anticipated profits) incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount in accordance with Section 2.02(a). If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay or pay to the Administrative Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid or paid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at such time under Section 2.05 to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate. If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender’s Advance as part of such Borrowing for all purposes.

(e) The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing. Nothing in this Section 2.02 shall prejudice any rights that the Borrower may have against a Defaulting Lender.

LSP Gen Finance

Second Lien Credit Agreement

SECTION 2.03. Repayment of Term Advances. The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders the aggregate outstanding principal amount of the Term Advances on the Maturity Date.

SECTION 2.04. Prepayments. (a) Optional. The Borrower may, upon at least one Business Day’s irrevocable written notice in the case of Base Rate Advances and three Business Days’ irrevocable written notice in the case of Eurodollar Rate Advances, in each case to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given the Borrower shall, prepay the outstanding aggregate principal amount of the Term Advances, in whole or ratably in part, together with (a) accrued and unpaid interest to the date of such prepayment on the aggregate principal amount prepaid and (b) in the case of any such prepayment prior to the close of business on the first anniversary of the Effective Date, a premium of 1% of the aggregate principal amount so prepaid; provided, however, that (i) each partial prepayment shall be in an aggregate principal amount of $2,500,000 or an integral multiple of $500,000 in excess thereof and (ii) if any prepayment of a Eurodollar Rate Advance is made on a date other than the last day of an Interest Period for such Advance, the Borrower shall also pay any amounts owing pursuant to Section 9.04(c).

(b) Mandatory. (i) Subject to the terms of the Security Deposit Agreement, within five Business Days of each Scheduled Payment Date, the Borrower shall prepay an aggregate principal amount of the Term Advances in an amount equal to the Required Excess Cash Flow Amount for such Scheduled Payment Date, in accordance with the provisions of priority thirteenth of Section 3.2 and priority third of Section 3.11 of the Security Deposit Agreement.

(ii) Subject to the Security Deposit Agreement, upon the occurrence of any Casualty Event, Event of Eminent Domain, Title Event, Asset Sale, Equity Issuance or incurrence or issuance of any Debt (other than any Debt permitted to be incurred pursuant to Section 5.02(b) of this Agreement), the Borrower shall prepay an aggregate principal amount of the Term Advances in accordance with the provisions of priority third of Section 3.11 of the Security Deposit Agreement.

(iii) The Borrower shall prepay an aggregate principal amount of the Term Advances in accordance with the provisions of Section 3.8(b) and priority third of Section 3.11 of the Security Deposit Agreement.

(iv) All prepayments under this clause (b) shall be made together with (A) accrued and unpaid interest to the date of such prepayment on the principal amount prepaid, and (B) any amounts owing pursuant to Section 9.04(c). In addition, all prepayments under clause (b)(ii) prior to the close of business on the first anniversary of the Effective Date shall be made together with a premium of 1% of the aggregate principal amount so prepaid.

LSP Gen Finance

Second Lien Credit Agreement

SECTION 2.05. Interest. (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i) Base Rate Advances. During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time plus (B) the Applicable Margin, payable in arrears quarterly on the last Business day of each March, June, September and December (commencing on June 30, 2006) during such periods and on the date such Advances shall be Converted or paid in full.

(ii) Eurodollar Rate Advances. During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) the Eurodollar Rate for such Interest Period for such Advance plus (B) the Applicable Margin, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.

(b) Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and upon the request of the Required Lenders shall, require that the Borrower pay interest (“Default Interest”) on (i) the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in clause (i) or (ii) of Section 2.05(a), as applicable, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (i) or (ii) of Section 2.05(a), as applicable, and (b) to the fullest extent permitted by applicable law, the amount of any interest, fee or other amount payable under this Agreement or any other Loan Document to any Agent or any Lender that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (i) of Section 2.05(a); provided, however, that following the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Administrative Agent.

(c) Notice of Interest Period and Interest Rate. Promptly after receipt of a Notice of Borrowing pursuant to Section 2.02(a), a notice of Conversion pursuant to Section 2.06 or a notice of selection of an Interest Period pursuant to the terms of the definition of “Interest Period,” the Administrative Agent shall give notice to the Borrower and each Lender of the applicable Interest Period and the applicable interest rate determined by the Administrative Agent for purposes of clause (a)(i) or (a)(ii) above. The Borrower may contact the Administrative Agent at any time prior to the end of an Interest Period for Eurodollar Rate Advances for a quotation of the Eurodollar Rate in effect at such time for given Interest Periods and the Administrative Agent shall promptly provide such quotation.

LSP Gen Finance

Second Lien Credit Agreement

SECTION 2.06. Conversion of Advances. (a) Optional. The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 12:00 P.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Section 2.10, Convert all or any portion of the Advances of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that (i) any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, (ii) any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount of $1,000,000, (iii) no Conversion of any Advances shall result in more than ten separate Borrowings and (iv) each Conversion of Advances shall be made ratably among the Lenders in accordance with their Commitments. Each such notice of Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for such Advances. Each notice of Conversion shall be irrevocable and binding on the Borrower.

(b) Mandatory. (i) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Advances shall be reduced, by payment or prepayment or otherwise, to less than $1,000,000, such Advances shall automatically Convert into a Base Rate Advance.

(ii) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify the Borrower and the Lenders, whereupon each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Eurodollar Rate Advance with a one-month Interest Period.

(iii) Upon the occurrence and during the continuance of any Event of Default, (x) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (y) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

SECTION 2.07. Promissory Notes. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. The Borrower agrees that upon notice by any Lender to the Borrower to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, the Borrower shall promptly execute and deliver to such Lender a Note in substantially the form of Exhibit B, payable to the order of such Lender in a principal amount equal to the Advance of such Lender. All references to Notes in the Loan Documents shall mean Notes, if any, to the extent issued hereunder.

(b) The Register maintained by the Administrative Agent pursuant to Section 9.07(d) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded (i) the date and amount of the Borrowing made

LSP Gen Finance

Second Lien Credit Agreement

hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Acceptance delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender’s share thereof.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent to make an entry, or any finding that an entry is incorrect, in the Register shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

SECTION 2.08. Termination or Reduction of the Commitments. (a) Optional. The Borrower may, upon at least three Business Days’ notice to the Administrative Agent terminate in whole or reduce in part the unused portions of the Commitments; provided, however, that each partial reduction of the Facility (i) shall be in an aggregate amount of $2,500,000 or an integral multiple of $500,000 in excess thereof and (ii) shall be made ratably among the Lenders in accordance with their Commitments.

SECTION 2.09. Agents’ Fees. The Borrower shall pay to each Agent for its own account such fees as may from time to time be agreed between the Borrower and such Agent.

SECTION 2.10. Increased Costs, Etc. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), in each case introduced, adopted or arising after the Effective Date, there shall be any increase in the cost to any Lender of agreeing to make or of making, funding or maintaining Eurodollar Rate Advances (excluding, for purposes of this Section 2.10, any such increased costs resulting from taxes (as to which Section 2.12 shall govern), then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided, however, that (A) the Borrower shall not be responsible for costs under this Section 2.10(a) incurred more than 120 days prior to receipt by the Borrower of the demand from the affected Lender pursuant to this Section 2.10(a), unless the requirement resulting in such increased costs become effective during such 120 day period and retroactively applies to a date occurring prior to such 120 day period, in which case the Borrower shall be responsible for all such additional amounts described in this Section 2.10(a) from and after such date of effectiveness and (B) a Lender claiming additional amounts under this Section 2.10 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate as to the amount of such increased cost, submitted to the Borrower by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

LSP Gen Finance

Second Lien Credit Agreement

(b) If any Lender determines that compliance with any law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender’s commitment to lend hereunder and other commitments of such type, then, upon demand by such Lender or such corporation (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s commitment to lend hereunder, provided however, that (A) the Borrower shall not be responsible for costs under this Section 2.10(b) incurred more than 120 days prior to receipt by the Borrower of the demand from the affected Lender pursuant to this Section 2.10(b), unless the requirement resulting in such increased costs become effective during such 120 day period and retroactively applies to a date occurring prior to such 120 day period, in which case the Borrower shall be responsible for all such additional amounts described in this Section 2.10(b) from and after such date of effectiveness and (B) a Lender claiming additional amounts under this Section 2.10 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate as to such amounts submitted to the Borrower by such Lender shall be conclusive and binding for all purposes, absent manifest error.

(c) If, with respect to any Eurodollar Rate Advances, Lenders owed at least 33 1/3% of the then aggregate unpaid principal amount thereof notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon (i) each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and, (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended, in each case, until the Administrative Agent shall notify the Borrower that such Lenders have determined that the circumstances causing such suspension no longer exist.

(d) Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation after the Effective Date shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances, to continue to fund or maintain Eurodollar Rate Advances hereunder, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (i) each Eurodollar Rate Advance under each Facility under which such Lender has a Commitment will automatically, upon such demand, Convert into a Base Rate Advance and (ii) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended, in each case, until the Administrative Agent shall notify the Borrower that such Lender has determined that the circumstances causing such suspension no

LSP Gen Finance

Second Lien Credit Agreement

longer exist; provided, however, that, before making any such demand, such Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Lender or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

SECTION 2.11. Payments and Computations. (a) The Borrower shall make each payment hereunder and under the other Loan Documents, irrespective of any right of counterclaim or set-off, not later than 12:00 P.M. (New York City time) on the day when due in U.S. dollars to the Administrative Agent at the Administrative Agent’s Account in same day funds, with payments being received by the Administrative Agent after such time being deemed to have been received on the next succeeding Business Day unless the Administrative Agent otherwise elects in its sole discretion. The Administrative Agent will promptly thereafter cause like funds to be distributed (i) if such payment by the Borrower is in respect of principal, interest, commitment fees or any other Obligation then payable hereunder and under the other Loan Documents to more than one Lender, to such Lenders for the account of their respective Applicable Lending Offices ratably in accordance with the amounts of such respective Obligations then payable to such Lenders and (ii) if such payment by the Borrower is in respect of any Obligation then payable hereunder to one Lender, to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.

(b) The Borrower hereby authorizes each Lender and each of its Affiliates, if and to the extent payment owed to such Lender is not made when due hereunder or under the other Loan Documents to charge from time to time, to the fullest extent permitted by law, against any or all of the Borrower’s accounts with such Lender or such Affiliate any amount so due.

(c) All computations of interest based on the Base Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest on other amounts based on the Eurodollar Rate or the Federal Funds Rate and of fees and letter of credit commissions shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Administrative Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d) Except as otherwise provided herein, whenever any payment hereunder or under the other Loan Documents shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment or letter of credit fee or commission, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender hereunder that the

LSP Gen Finance

Second Lien Credit Agreement

Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

(f) If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the Advances or the Facility to which, or the manner in which, such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s pro rata share of the sum of the aggregate principal amount of all Advances outstanding at such time, in repayment or prepayment of such of the outstanding Advances or other Obligations then owing to such Lender.

SECTION 2.12. Taxes. (a) Except as provided in this Section 2.12, any and all payments by any Loan Party to or for the account of any Lender or any Agent hereunder or under any other Loan Document shall be made, in accordance with Section 2.11 or the applicable provisions of such other Loan Document, if any, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and each Agent, (i) (x) taxes that are imposed on its overall net income by the United States and taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction under the laws of which such Lender or such Agent, as the case may be, is organized or any political subdivision thereof and, in the case of each Lender, taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof, (y) branch profits taxes imposed by the United States or similar tax imposed by the state or foreign jurisdiction under the laws of which such Lender or such Agent, as the case may be, is organized or any political subdivision thereof and, in the case of each Lender, by the state or foreign jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof and (z) taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) and taxes that are imposed that are similar to branch profits taxes imposed by the United States, in each case, by any other jurisdiction (or any political subdivision thereof) as a result of a present or former connection between such Agent or such Lender and the jurisdiction (or political subdivision thereof) imposing such tax, other than such connection arising solely from such Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, any Loan Documents; (ii) taxes attributable to the failure by any Lender to deliver the documentation required to be delivered pursuant to clause (e) of this Section 2.12; and (iii) in the case of a Lender organized under the laws of a jurisdiction outside the United States (other than an assignee pursuant to the election of the Borrower under Section 2.14), any United States withholding tax that is in effect and would apply to amounts payable hereunder at such time such Lender becomes a party to this Agreement or designates a

LSP Gen Finance

Second Lien Credit Agreement

new Applicable Lending Office, except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new Applicable Lending Office (or assignment) to receive additional amounts with respect to such withholding tax pursuant to this Section 2.12 (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under any other Loan Document being hereinafter referred to as “Taxes”). If any Loan Party shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any other Loan Document to any Lender or any Agent, (i) the sum payable by such Loan Party shall be increased as may be necessary so that after such Loan Party and the Administrative Agent have made all required deductions (including deductions applicable to additional sums payable under this Section 2.12) such Lender or such Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make all such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b) In addition, each Loan Party shall pay any present or future stamp, documentary, excise, property, intangible, mortgage recording or similar taxes, charges or levies that arise from any payment made by such Loan Party hereunder or under any other Loan Documents or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement or the other Loan Documents (hereinafter referred to as “Other Taxes”).

(c) The Loan Parties shall indemnify each Lender and each Agent for and hold them harmless against the full amount of Taxes and Other Taxes, and for the full amount of Taxes and Other Taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.12, imposed on or paid by such Lender or such Agent (as the case may be) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or such Agent (as the case may be) makes written demand therefor. Notwithstanding anything contained in this Section 2.12 to the contrary, the Borrower shall be under no obligation to any Agent or any Lender with respect to any additional amounts described in subsections (a) and (c) of this Section 2.12 to the extent incurred prior to the 120th day preceding the date on which the Borrower received notice by such Agent or such Lender of such additional amounts, unless the requirement resulting in such additional amounts becomes effective during such 120-day period and retroactively applies to a date occurring prior to such 120-day period, in which case the Borrower shall be responsible for all such additional amounts described in subsections (a) and (c) of this Section 2.12 from and after such date of effectiveness.

(d) Within 30 days after the date of any payment of Taxes, the appropriate Loan Party shall furnish to the Administrative Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment, to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent. In the case of any payment hereunder or under the other Loan Documents by or on behalf of a Loan Party through an account or branch outside the United States or by or on behalf of a Loan Party by a payor that is not a United States person, if such Loan Party determines that no Taxes are payable in respect thereof, such Loan Party shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel

LSP Gen Finance

Second Lien Credit Agreement

acceptable to the Administrative Agent stating that such payment is exempt from Taxes. For purposes of subsections (d) and (e) of this Section 2.12, the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(e) Each Lender organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, and from time to time thereafter as reasonably requested in writing by the Borrower (but only so long thereafter as such Lender remains lawfully able to do so), provide each of the Administrative Agent and the Borrower with two original Internal Revenue Service Forms W-8BEN or W-8ECI or (in the case of a Lender that has certified in writing to the Administrative Agent that it is not (i) a “bank” as defined in Section 881(c)(3)(A) of the Internal Revenue Code), (ii) a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of any Loan Party or (iii) a controlled foreign corporation related to any Loan Party (within the meaning of Section 864(d)(4) of the Internal Revenue Code), Internal Revenue Service Form W-8BEN, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or any other Loan Document. Notwithstanding any other provision of this paragraph, a Lender shall not be required to deliver any form pursuant to this paragraph that such Lender is not legally able to deliver.

(f) For any period with respect to which a Lender has failed to provide the Borrower with the appropriate form, certificate or other document described in subsection (e) above (other than if such failure is due to a change in law, or in the interpretation or application thereof, occurring after the date on which a form, certificate or other document originally was required to be provided or if such form, certificate or other document otherwise is not required under subsection (e) above), such Lender shall not be entitled to indemnification under subsection (a) or (c) of this Section 2.12 with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Loan Parties shall use commercially reasonable efforts to take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes, and such Lender shall reimburse the relevant Loan Party for costs incurred by such Loan Parties in rendering such assistance.

(g) Any Lender claiming any additional amounts payable pursuant to this Section 2.12 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

(h) If any Agent or any Lender determines in its discretion exercised in good faith that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant this Section 2.12, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.12

LSP Gen Finance

Second Lien Credit Agreement

with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of such Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of such Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest, or other charges imposed by the relevant Governmental Authority unless the Governmental Authority assessed such penalties, interest, or other charges due to the willful misconduct, fraud or gross negligence of the Agent or the Lender) to the Agent or Lender in the event the Agent or the Lender is required to repay such refund to such Governmental Authority.

SECTION 2.13. Sharing of Payments, Etc. If any Lender shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise, other than as a result of an assignment pursuant to Section 9.07) (a) on account of Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) on account of Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender at such time, to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time, such Lender shall forthwith purchase from the other Lenders such interests or participating interests in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each other Lender shall be rescinded and such other Lender shall repay to the purchasing Lender the purchase price to the extent of such Lender’s ratable share (according to the proportion of (i) the purchase price paid to such Lender to (ii) the aggregate purchase price paid to all Lenders) of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such other Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Loan Parties agree that any Lender so purchasing an interest or participating interest from another Lender pursuant to this Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such interest or participating interest, as the case may be, as fully as if such Lender were the direct creditor of the Loan Parties in the amount of such interest or participating interest, as the case may be.

SECTION 2.14. Replacement of Lenders. In the event that any Lender (a) demands payment of costs or additional amounts pursuant to Section 2.10 or Section 2.12, (b) asserts, pursuant to Section 2.10(d), that it is unlawful for such Lender to make Eurodollar Rate Advances (subject to such Lender’s right to rescind such demand or assertion within 10 days

LSP Gen Finance

Second Lien Credit Agreement

after the notice from the Borrower referred to below) or (c) is a Defaulting Lender, then the Borrower may, upon 10 days’ prior written notice to such Lender and the Administrative Agent, elect to cause such Lender to assign its Advance and Commitment in full to one or more Persons selected by the Borrower so long as (i) each such Person satisfies the criteria of an Eligible Assignee and is reasonably satisfactory to the Administrative Agent, (ii) such Lender receives payment in full in cash of the outstanding principal amount of all Advances made by it and all accrued and unpaid interest thereon and all other amounts due and payable to such Lender as of the date of such assignment (including, without limitation, amounts owing pursuant to Sections 2.10, 2.12 and 9.04) and (iii) each such Eligible Assignee agrees to accept such assignment and to assume all obligations of such Lender hereunder in accordance with Section 9.07.

SECTION 2.15. Use of Proceeds. The proceeds of the Advances shall be available (and the Borrower agrees that it shall use such proceeds) solely to (i) pay to DEA (or the applicable Affiliate thereof) a portion of the purchase price under the Purchase Agreement and (ii) pay transaction fees and expenses and fees and expenses in connection with the Transaction.

SECTION 2.16. Incremental Facilities. (a) The Borrower may at any time or from time to time after the Effective Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), request (i) one or more additional tranches of term advances (the “Incremental Term Advances”) to be used as General Working Capital Credit Increases or Ontelaunee Credit Increases, (ii) one or more tranches of working capital commitments (each, an “Incremental Working Capital Facility”) to be used as General Working Capital Credit Increases or Ontelaunee Credit Increases or (iii) one or more tranches of funded letter of credit commitments (each a “Synthetic L/C Facility” and, together with any Incremental Term Advances and Incremental Working Capital Facility, referred to herein as a “Credit Increase”); provided that (A) upon the effectiveness of any Incremental Amendment referred to below, no Default or Event of Default shall exist and at the time that any such Incremental Term Advance is made (and after giving effect thereto) no Default or Event of Default shall exist, (B) the Borrower may make a maximum of four requests for a Credit Increase, and (C) the Borrower shall have received a Ratings Reaffirmation. Each Credit Increase shall be in an aggregate principal amount that is not less than $25,000,000 (provided that such amount may be less than $25,000,000 if such amount represents all remaining availability under the limit set forth in the next sentence). Notwithstanding anything to the contrary herein, the aggregate amount of (x) General Working Capital Credit Increases shall not exceed $100,000,000 when taken together with any other Debt incurred pursuant to Section 5.02(b)(v), (y) Ontelaunee Credit Increases shall not exceed $165,000,000 when taken together with any other Debt incurred pursuant to Section 5.02(b)(iv) and (z) Synthetic L/C Facilities shall not exceed $650,000,000 when taken together with any other Debt incurred pursuant to Section 5.02(b)(iii).

(b) Any Incremental Term Advances and any Synthetic L/C Facility (i) shall rank pari passu in right of payment and of security with the other Advances, (ii) shall not mature earlier than the Maturity Date and shall have a Weighted Average Life to Maturity that is no shorter than the Weighted Average Life to Maturity of the Advances, (iii) shall be treated substantially the same as the Advances (in the case of the Incremental Term Advances, including with respect to mandatory and voluntary prepayments), and (iii) if a Yield Differential exists, the

LSP Gen Finance

Second Lien Credit Agreement

Applicable Margin then in effect for Eurodollar Rate Advances shall be increased by the amount of such Yield Differential. The Incremental Working Capital Facility (i) shall rank pari passu in right of payment and of security with the Facility, and (ii) if a Yield Differential exists, the Applicable Margin then in effect for Eurodollar Rate Advances shall be increased by the amount of such Yield Differential.

(c) Each notice from the Borrower pursuant to this Section 2.16 shall set forth the requested amount and proposed use and terms of the relevant Credit Increases. Credit Increases may be provided by any existing Lender or by any other bank or financial institution (any such bank or other financial institution being called an “Additional Lender”); provided that (i) the Administrative Agent shall have consented (such consent not to be unreasonably withheld or delayed) to such Lenders or Additional Lender’s making such Incremental Term Advances or providing such Incremental Working Capital Facility or Synthetic L/C Facility, if such consent would be required in connection with an assignment of Advances or Commitments, as applicable to such Lender or Additional Lender and (ii) with respect to any Synthetic L/C Facility, an Additional Lender shall have agreed to act as issuing bank therefor.

(d) Commitments in respect of Credit Increases shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent. The Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower to effect the provisions of this Section 2.16. The effectiveness of any Incremental Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Sections 3.01(n), (o) and (p) and such other conditions as the parties thereto shall agree.

(e) The Borrower will use the proceeds of (i) any General Working Capital Credit Increase solely as contemplated by the definition thereof and (ii) any Ontelaunee Credit Increase solely as contemplated by the definition thereof.

(f) No Lender shall be obligated to provide any Credit Increase, unless it so agrees.

(g) This Section 2.16 shall supersede any provision in Section 2.13 or 9.01 to the contrary.

SECTION 2.17. Defaulting Lenders. (a) In the event that, at any one time, (i) any Lender shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Advance to the Borrower and (iii) the Borrower shall be required to make any payment hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then the Borrower may, so long as no Default shall occur or be continuing at such time and to the fullest extent permitted by applicable law, set off and otherwise apply the Obligation of the Borrower to make such payment to or for the account of such Defaulting Lender against the obligation of such Defaulting Lender to make such Defaulted Advance. In the event that, on any date, the Borrower shall so set off and otherwise apply its obligation to make any such payment against

LSP Gen Finance

Second Lien Credit Agreement

the obligation of such Defaulting Lender to make any such Defaulted Advance on or prior to such date, the amount so set off and otherwise applied by the Borrower shall constitute for all purposes of this Agreement and the other Loan Documents an Advance by such Defaulting Lender made on the date of such setoff under the Facility pursuant to which such Defaulted Advance was originally required to have been made pursuant to Section 2.01. Such Advance shall be considered, for all purposes of this Agreement, to comprise part of the Borrowing in connection with which such Defaulted Advance was originally required to have been made pursuant to Section 2.01, even if the other Advances comprising such Borrowing shall be Eurodollar Rate Advances on the date such Advance is deemed to be made pursuant to this subsection (a). The Borrower shall notify the Administrative Agent at any time the Borrower exercises its right of set-off pursuant to this subsection (a) and shall set forth in such notice (A) the name of the Defaulting Lender and the Defaulted Advance required to be made by such Defaulting Lender and (B) the amount set off and otherwise applied in respect of such Defaulted Advance pursuant to this subsection (a). Any portion of such payment otherwise required to be made by the Borrower to or for the account of such Defaulting Lender which is paid by the Borrower, after giving effect to the amount set off and otherwise applied by the Borrower pursuant to this subsection (a), shall be applied by the Administrative Agent as specified in subsection (b) or (c) of this Section 2.17.

(b) In the event that, at any one time, (i) any Lender shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Amount to any Agent or any of the other Lenders and (iii) the Borrower shall make any payment hereunder or under any other Loan Document to the Administrative Agent for the account of such Defaulting Lender, then the Administrative Agent may, on its behalf or on behalf of such other Agents or such other Lenders and to the fullest extent permitted by applicable law, apply at such time the amount so paid by the Borrower to or for the account of such Defaulting Lender to the payment of each such Defaulted Amount to the extent required to pay such Defaulted Amount. In the event that the Administrative Agent shall so apply any such amount to the payment of any such Defaulted Amount on any date, the amount so applied by the Administrative Agent shall constitute for all purposes of this Agreement and the other Loan Documents payment, to such extent, of such Defaulted Amount on such date. Any such amount so applied by the Administrative Agent shall be retained by the Administrative Agent or distributed by the Administrative Agent to such other Agents or such other Lenders in the following order of priority:

(i) first, to the Agents for any Defaulted Amounts then owing to them, in their capacities as such, ratably in accordance with such respective Defaulted Amounts then owing to the Agents; and

(ii) second, to any Lenders for any Defaulted Amounts then owing to such Lenders, ratably in accordance with such respective Defaulted Amounts then owing to such Lenders.

Any portion of such amount paid by the Borrower for the account of such Defaulting Lender remaining after giving effect to the amount applied by the Administrative Agent pursuant to this subsection (b) shall be applied by the Administrative Agent as specified in subsection (c) of this Section 2.17.

LSP Gen Finance

Second Lien Credit Agreement

(c) In the event that, at any one time, (i) any Lender shall be a Defaulting Lender, (ii) such Defaulting Lender shall not owe a Defaulted Advance or a Defaulted Amount and (iii) the Borrower, any Agent or any other Lender shall be required to pay or distribute any amount hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then the Borrower or such Agent or such other Lender shall pay such amount to the Administrative Agent to be held by the Administrative Agent, to the fullest extent permitted by applicable law, in escrow or the Administrative Agent shall, to the fullest extent permitted by applicable law, hold in escrow such amount otherwise held by it. Any funds held by the Administrative Agent in escrow under this subsection (c) shall be deposited by the Administrative Agent in an account with Credit Suisse or another commercial bank selected by the Administrative Agent (the “Escrow Bank”), in the name and under the control of the Administrative Agent, but subject to the provisions of this subsection (c). The terms applicable to such account, including the rate of interest payable with respect to the credit balance of such account from time to time, shall be the Escrow Bank’s standard terms applicable to escrow accounts maintained with it. Any interest credited to such account from time to time shall be held by the Administrative Agent in escrow under, and applied by the Administrative Agent from time to time in accordance with the provisions of, this subsection (c). The Administrative Agent shall, to the fullest extent permitted by applicable law, apply all funds so held in escrow from time to time to the extent necessary to make any Advances required to be made by such Defaulting Lender and to pay any amount payable by such Defaulting Lender hereunder and under the other Loan Documents to the Administrative Agent or any other Lender, as and when such Advances or amounts are required to be made or paid and, if the amount so held in escrow shall at any time be insufficient to make and pay all such Advances and amounts required to be made or paid at such time, in the following order of priority:

(i) first, to the Agents for any amounts then due and payable by such Defaulting Lender to them hereunder, in their capacities as such, ratably in accordance with such respective amounts then due and payable to the Agents;

(ii) second, to any Lenders for any amount then due and payable by such Defaulting Lender to such Lenders hereunder, ratably in accordance with such respective amounts then due and payable to such Lenders; and

(iii) third, to the Borrower for any Advance then required to be made by such Defaulting Lender pursuant to a Commitment of such Defaulting Lender.

In the event that any Lender that is a Defaulting Lender shall, at any time, cease to be a Defaulting Lender, any funds held by the Administrative Agent in escrow at such time with respect to such Lender shall be distributed by the Administrative Agent to such Lender and applied by such Lender to the Obligations owing to such Lender at such time under this Agreement and the other Loan Documents ratably in accordance with the respective amounts of such Obligations outstanding at such time.

(d) The rights and remedies against a Defaulting Lender under this Section 2.17 are in addition to other rights and remedies that the Borrower may have against such Defaulting Lender with respect to any Defaulted Advance and that any Agent or any Lender may have against such Defaulting Lender with respect to any Defaulted Amount.

LSP Gen Finance

Second Lien Credit Agreement

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND OF LENDING

SECTION 3.01. Conditions Precedent. Section 2.01 of this Agreement shall become effective on and as of the first date on or before May 31, 2006 (the “Effective Date”) on which the following conditions precedent have been satisfied (and the obligation of each Lender to make an Advance on the occasion of the Borrowing hereunder is subject to the satisfaction of such conditions precedent before or concurrently with the Effective Date):

(a) The Administrative Agent shall have received on or before the Effective Date the following, each dated such day (unless otherwise specified), in form and substance reasonably satisfactory to the Administrative Agent (unless otherwise specified):

(i) One or more Notes payable to the order of the applicable Lender to the extent requested by such Lender pursuant to the terms of Section 2.07.

(ii) An intercreditor agreement in substantially the form of Exhibit G hereto (as amended, the “Intercreditor Agreement”), duly executed by the Borrower, the Guarantors, the First Lien Administrative Agent, the First Lien Collateral Agent, the Administrative Agent, the Second Lien Collateral Agent, the Third Lien Collateral Agent, the Special L/C Administrative Agent, MSCG, CS Energy and the other Persons party thereto.

(iii) Certified copies of the resolutions or authorizations of the Board of Directors or member(s), as applicable, of each Loan Party approving (A) in the case of the Parent, the Borrower and each Group II Holding Company, the Transaction and (B) in the case of each Loan Party, each Transaction Document to which it is or is to be a party, and of all documents evidencing other necessary limited liability company action of each Loan Party, if any, with respect to the Transaction and each Transaction Document to which it is or is to be a party.

(iv) To the extent reasonably available to the Borrower, copies of the Governmental Authorizations referred to in Section 3.01(e).

(v) A copy of a certificate of the Secretary of State of the State of Delaware, dated reasonably near the Effective Date certifying (A) as to a true and correct copy of the charter of each Loan Party and each amendment thereto on file in such Secretary’s office and (B) that (1) such amendments are the only amendments to such Loan Party’s charter on file in such Secretary’s office, (2) such Loan Party has paid all franchise taxes to the date of such certificate and (3) such Loan Party is duly formed and in good standing or presently subsisting under the laws of the State of Delaware.

(vi) A certificate of each Loan Party signed on behalf of such Loan Party by a Responsible Officer, dated the Effective Date (the statements made in

LSP Gen Finance

Second Lien Credit Agreement

which certificate shall be true on and as of the Effective Date), certifying as to (A) the absence of any amendments to the charter of such Loan Party since the date of the Secretary of State’s certificate referred to in Section 3.01(a)(v), (B) a true and correct copy of the limited liability company agreement of such Loan Party as in effect on the date on which the resolutions referred to in Section 3.01(a)(iii) were adopted and on the Effective Date, (C) the due formation and good standing or valid existence of such Loan Party, as a limited liability company formed under the laws of the State of Delaware, and the absence of any proceeding for the dissolution or liquidation of such Loan Party, (D) the truth in all material respects of the representations and warranties contained in the Loan Document as though made on and as of the Effective Date, (E) the absence of any event occurring and continuing, or resulting from the Borrowing, that constitutes a Default and (F) the concurrent consummation of the Acquisition in accordance with the terms of the Purchase Agreement as in effect on January 8, 2006 and amended as of May 4, 2006, with such amendments and waivers as do not materially and adversely affect the Lenders or as have been otherwise approved by the Administrative Agent.

(vii) A certificate of the Secretary or an Assistant Secretary of each Loan Party dated the Effective Date certifying the names and true signatures of the officers or other authorized representatives of such Loan Party authorized to sign each Transaction Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder.

(viii) Certified copies of each of the Purchase Agreement, each Permitted Commodity Hedge and Power Sale Agreement referred to in clauses (a) through (f) of the definition thereof, the Special L/C Facility Documents, the O&M Agreements and the First Lien Loan Documents in effect as of the Effective Date, duly executed by the parties thereto and, with respect to the Special L/C Facility Documents and the First Lien Loan Documents, in form and substance reasonably satisfactory to the Lenders, together with all agreements, instruments and other documents delivered in connection therewith as the Administrative Agent shall reasonably request.

(ix) Certificates in substantially the form of Exhibit I, attesting to the Solvency of (A) the Parent and its Subsidiaries, on a consolidated basis, after giving effect to the Transaction and the other transactions contemplated hereby, and (B) the Borrower and the Guarantors, on a consolidated basis, after giving effect to the Transaction and the other transactions contemplated hereby, signed, in each case, by the Financial Officer of the Parent or Borrower (as applicable).

(x) (A) With respect to the Parent, the Borrower and each Guarantor, a pro forma consolidated balance sheet for such Persons dated as of the Effective Date; (B) a certified copy of the operating budget for the Borrower and the Guarantors for the balance of 2006 (the “Initial Operating Budget”); and (C) projections of the operations and operating budget of the Borrower and the Guarantors for each of the eight years commencing on or about the Effective Date and ending on the Maturity Date (the “Base Case Projections”).

LSP Gen Finance

Second Lien Credit Agreement

(xi) A favorable opinion of Latham & Watkins LLP, counsel for the Loan Parties, as to such matters as the Administrative Agent may reasonably request and in form and substance reasonably satisfactory to the Administrative Agent.

(xii) Favorable opinions of local counsel for the Loan Parties in States in which the Initial Mortgaged Properties are located with respect to the enforceability and perfection of the Second Lien Mortgages and any related fixture filings, in form and substance reasonably satisfactory to the Administrative Agent.

(xiii) An updated, final report from each of the Independent Engineer, the Insurance Consultant and the Power Market Consultant.

(xiv) Reasonable evidence that, concurrent with or promptly following the consummation of the transaction contemplated hereby, (A) the Accounts have been established in accordance with the requirements of the Security Deposit Agreement, and (B) after giving effect to the Borrowing to be made on the Effective Date, the Liquidity Reserve Requirement has been satisfied.

(b) The Second Lien Collateral Agent shall have received on or before the Effective Date the following, each dated such day (unless otherwise specified), in form and substance reasonably satisfactory to the Second Lien Collateral Agent and the Administrative Agent:

(i) A pledge agreement in substantially the form of Exhibit D hereto (as amended, the “Second Lien Pledge Agreement”), duly executed by the Parent and each Group II Holding Company, together with:

(A) evidence that the certificates representing the Initial Pledged Parent Equity referred to therein accompanied by undated stock powers executed in blank and instruments evidencing the Initial Pledged Parent Debt referred to therein, indorsed in blank have been delivered to the First Lien Collateral Agent;

(B) appropriately completed UCC financing statements (Form UCC-1), naming the Parent and each Group II Holding Company as debtor and the Second Lien Collateral Agent as secured party, in form appropriate for filing under the Uniform Commercial Code of the State of Delaware, covering the Collateral described in the Second Lien Pledge Agreement;

(C) completed requests for information or similar search reports, dated on or before the Effective Date, listing all effective financing statements filed in the Office of the Secretary of State of the State of Delaware that name the Parent or any Group II Holding Company as debtor, together with copies of any such other financing statements; and

LSP Gen Finance

Second Lien Credit Agreement

(D) evidence of the completion of all recordings and filings of or with respect to the Second Lien Pledge Agreement and all other action that the Second Lien Collateral Agent or the Administrative Agent may deem necessary or, in the reasonable opinion of the Second Lien Collateral Agent or the Administrative Agent, desirable in order to perfect and protect the second priority liens and security interests created under the Second Lien Pledge Agreement has been taken (including, without limitation, receipt of duly executed payoff letters and UCC-3 termination statements).

(ii) A security agreement in substantially the form of Exhibit E hereto (as amended, the “Second Lien Security Agreement”), duly executed by the Borrower and each Guarantor (other than any Group II Holding Company), together with:

(A) evidence that the certificates representing the Initial Pledged Equity referred to therein accompanied by undated stock powers executed in blank and instruments evidencing the Initial Pledged Debt referred to therein, indorsed in blank have been delivered to the First Lien Collateral Agent;

(B) appropriately completed UCC financing statements (Form UCC-1), naming the Borrower or the applicable Guarantor (as the case may be) as debtor and the Second Lien Collateral Agent as secured party, in form appropriate for filing under the Uniform Commercial Code of the State of Delaware, covering the Collateral described in the Second Lien Security Agreement;

(C) completed requests for information or similar search report, dated on or before the Effective Date, listing all effective financing statements filed in the Office of the Secretary of State of the State of Delaware and in each State in which the Projects are located that name the Borrower or the applicable Guarantor (as the case may be) as debtor, together with copies of any such other financing statements;

(D) a consent to assignment in respect of each Permitted Commodity Hedge and Power Sale Agreement referred to in clauses (a) through (d) of the definition thereof in effect as of the Effective Date, in form and substance reasonably satisfactory to the Second Lien Collateral Agent, duly executed by each party to such Permitted Commodity Hedge and Power Sale Agreement; and

(E) evidence that all other action that the Administrative Agent may deem necessary or, in the reasonable opinion of the Administrative

LSP Gen Finance

Second Lien Credit Agreement

Agent, desirable in order to perfect and protect the second priority liens and security interests created under the Second Lien Security Agreement has been taken (including, without limitation, receipt of duly executed payoff letters and UCC-3 termination statements).

(iii) A security deposit agreement in substantially the form of Exhibit H hereto (as amended, the “Security Deposit Agreement”) duly executed by the Borrower, each Guarantor, the First Lien Collateral Agent, the Second Lien Collateral Agent, the Third Lien Collateral Agent and the Depositary.

(iv) Deeds of trust, trust deeds, mortgages, leasehold mortgages and leasehold deeds of trust in substantially the form of Exhibit F hereto (with such changes as may be reasonably satisfactory to the Administrative Agent and its counsel to account for local law matters) and otherwise in form and substance reasonably satisfactory to the Administrative Agent and covering the Initial Mortgaged Properties (together with each other mortgage delivered pursuant to Section 5.01(q), in each case as amended, the “Second Lien Mortgages”), duly executed by the appropriate Loan Party, together with:

(A) evidence that counterparts of the Second Lien Mortgages have been either (x) duly recorded on or before the Effective Date or (y) duly executed, acknowledged and delivered in form suitable for filing or recording, in all filing or recording offices that the Administrative Agent may deem necessary or desirable in order to create a valid second and subsisting Lien (subject to Permitted Liens) on the property described therein in favor of the Second Lien Collateral Agent for the benefit of the Second Lien Secured Parties and that all filing and recording taxes and fees have been paid or placed in escrow with the title company pending recording;

(B) fully paid American Land Title Association Lender’s (x) title insurance policies or (y) title commitment or pro forma title insurance policies (collectively, the “Second Lien Mortgage Policies”), in form and substance, with endorsements (including zoning endorsements where available) and in the amount of $165,000,000 for LSP Arlington Valley, $560,000,000 for LSP Moss Landing, $185,000,000 for Casco Bay and $225,000,000 for Bridgeport Energy, issued by Stewart Title Guaranty Company or other title insurers reasonably acceptable to the Administrative Agent, insuring the Second Lien Mortgages to be valid first and subsisting Liens on the property described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, excepting only Permitted Liens, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents and for mechanics’ and materialmen’s Liens) as the Administrative Agent may deem necessary or desirable; and

LSP Gen Finance

Second Lien Credit Agreement

(C) such other consents, estoppels, agreements and confirmations of lessors and third parties as the Administrative Agent may reasonably deem necessary and evidence that all other actions that the Administrative Agent may deem necessary in order to create valid second priority Liens on the property described in the Second Lien Mortgages has been taken.

(c) The Lenders shall be satisfied that, concurrently with the consummation of the transactions contemplated hereby, (i) all Indebtedness (other than the South Bay Lease Obligations) under and as defined in the Purchase Agreement has been prepaid, redeemed or defeased in full or otherwise satisfied and extinguished and all commitments relating thereto terminated and (ii) (A) the South Bay Lease Obligations shall be defeased in full or amounts sufficient to effectuate such defeasance shall have been deposited into an escrow account on terms and conditions reasonably satisfactory to the Administrative Agent or (B) if permitted under the Purchase Agreement and LSP South Bay’s lease with the San Diego Unified Port District, a letter of credit in an initial stated amount equal to at least the remaining amount of rent payments under such lease and supporting LSP South Bay’s obligations to pay rent under such lease shall have concurrently been issued to and in favor of the San Diego Unified Port District.

(d) There shall exist no litigation, governmental, administrative or judicial action or proceeding or law or order restraining, or otherwise prohibiting or making illegal or threatening to restrain, enjoin or otherwise prohibit or make illegal the consummation of the Transactions and the other transactions contemplated hereby.

(e) All governmental, shareholder and third-party approvals and consents set forth on Schedules 3.3(c), 4.2 and 5.3 of the Purchase Agreement (in the case of Schedule 4.2 to the Purchase Agreement, to the extent marked with an asterisk) shall have been duly obtained, made or given and shall be in full force and effect, in each case to the extent required under the Purchase Agreement. All other governmental, shareholder and third-party approvals necessary to consummate the financing transactions contemplated by the Loan Documents shall have been duly obtained, made or given and shall be in full force and effect, and all applicable appeal periods with respect thereto shall have expired.

(f) Concurrently with the consummation of the transactions contemplated hereby, the Borrower shall have paid all accrued and unpaid fees of the Agents and Lead Arrangers and all accrued and unpaid expenses of the Agents (including, to the extent invoiced no later than two days prior to the Effective Date, the reasonable, documented and out-of-pocket accrued and unpaid fees and expenses of counsel to the Administrative Agent and local counsel to the Administrative Agent), in each case to the extent the Borrower is responsible for the payment of such fees and expenses.

(g) Concurrently with the consummation of the transactions contemplated hereby, the Acquisition shall have been consummated materially in accordance with the terms of the Purchase Agreement, without any material waiver or amendment of any material term, provision or condition set forth therein (unless otherwise consented to by the Administrative Agent, such consent not to be unreasonably withheld). The Purchase Agreement shall be in full force and effect.

LSP Gen Finance

Second Lien Credit Agreement

(h) The Borrower shall have received at least $950,000,000 in gross cash proceeds from advances under the First Lien Term B Facility and the Borrower and the Group II Holding Companies shall have collectively received cash proceeds from a cash equity contribution by the Parent or the Designated Affiliates in an amount equal to at least $569,710,928.

(i) Concurrently with the consummation of the transactions contemplated hereby, the Special L/C Facility Documents shall have been executed and delivered by all parties thereto and shall be effective, and all obligations to be performed under any of such documents on or before the Effective Date shall have been performed.

(j) The Facility shall have been rated by each of S&P and Moody’s.

(k) The Lenders shall have received, to the extent requested, on or before the date which is five (5) Business Days prior to the Effective Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations including the Patriot Act.

(l) An Independent Director shall have been appointed to the Parent’s Board of Directors.

(m) All of the Parent’s right, title and interest in the Purchase Agreement shall have been assigned to the Borrower or applicable Group II Holding Company, as applicable.

(n) The Administrative Agent shall have received a Notice of Borrowing in accordance with the requirements hereof.

(o) The representations and warranties of each Loan Party contained in each Loan Document shall be correct in all material respects on and as of the Effective Date, before and after giving effect to the Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, other than any such representations or warranties that, by their terms, refer to a specific date other than the date of the Borrowing, in which case as of such specific date.

(p) No Default shall have occurred and be continuing, or would result from the Borrowing or from the application of the proceeds therefrom.

SECTION 3.02. Determinations Under Section 3.01. For purposes of determining compliance with the conditions specified in Section 3.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Effective Date or such other applicable date specifying its objection thereto and, to the extent applicable, such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of such Borrowing.

LSP Gen Finance

Second Lien Credit Agreement

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties. The Borrower and each Guarantor represents and warrants on behalf of itself and Griffith Energy, on the Effective Date, as follows:

(a) Each of the Borrower, each Guarantor and Griffith Energy (i) is a corporation, limited liability company or limited partnership duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization or formation, (ii) is duly qualified or licensed and in good standing as a foreign corporation, limited liability company, limited partnership or company in each other jurisdiction in which the ownership or corporation of its Property makes such qualification or licensing necessary except where the failure to so qualify or be licensed would not be reasonably likely to have a Material Adverse Effect and (iii) has all requisite corporate, limited liability company or partnership (as applicable) power and authority to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted. All of the outstanding Equity Interests in the Borrower and each Group II Holding Company have been validly issued, are fully paid and non-assessable and are owned by the Parent (or as otherwise permitted by the definition of “Change of Control”) free and clear of all Liens, except Liens for taxes not yet due or delinquent, Liens under the applicable limited liability company agreements and Liens arising pursuant to the First Lien Collateral Documents, the Collateral Documents and the Third Lien Collateral Documents.

(b) Schedule 4.01(b) accurately sets forth for each Loan Party, its legal name, type of organization, jurisdiction of formation, the address of its principal place of business and its U.S. taxpayer identification number, if any. No Loan Party has any trade names (other than any trade names which have been disclosed in writing to the Administrative Agent). The copy of the limited liability company agreement of each Loan Party and each amendment thereto provided pursuant to Section 3.01(a)(vi) is a true and correct copy of each such document, each of which is valid and in full force and effect.

(c) Schedule 4.01(c) sets forth the ownership structure of the Loan Parties and their subsidiaries. Each Loan Party owns, holds of record and is the beneficial owner of the Equity Interests shown as being owned by it on Schedule 4.01(c) free and clear of all Liens, restrictions on transfer or other encumbrances other than those (i) arising pursuant to the Purchase Agreement, the limited liability company agreements or other governing documents of such Loan Party or applicable securities laws, (ii) for taxes not yet due or delinquent and (iii) arising pursuant to the First Lien Collateral Documents, the Collateral Documents and the Third Lien Collateral Documents. Without limiting the generality of the foregoing, none of the Equity Interests in the Borrower or the Guarantors are subject to (A) any voting trust, shareholder agreement or voting agreement or other agreement,

LSP Gen Finance

Second Lien Credit Agreement

right, instrument or understanding with respect to any purchase, sale, issuance, transfer, repurchase, redemption or voting agreement, other than the limited liability company agreement or other governing documents of the applicable Borrower or Guarantor or (B) any agreement or option, for the purchase, subscription, allotment or issue of any unissued Equity Interests (including convertible securities, warrants or convertible obligations of any nature) of any Borrower or Guarantor other than those (1) arising pursuant to the Material Contracts of any Borrower or Guarantor or any Contractual Obligation of any Generation Company as of the date hereof or (2) after the date hereof, permitted by Section 5.02(e) or the definition of Change of Control hereunder.

(d) The execution, delivery and performance by the Borrower and each Guarantor of each Transaction Document to which it is or is to be a party, and the consummation of the Transaction (in the case of the Borrower and each Group II Holding Company) and each other transaction contemplated thereby, are within such Loan Party’s corporate, limited liability company or limited partnership (as applicable) powers, have been duly authorized by all necessary corporate, limited liability company or limited partnership (as applicable) action, and do not (i) conflict with or result in a breach of any of the terms, conditions or provisions of such Loan Party’s charter, bylaws, limited liability company agreement, partnership agreement or other constituent documents, (ii) conflict with or result in a violation or breach of any material term or provision of any applicable law, rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award applicable to or binding on or affecting it or any of its properties, (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any of its properties, except, where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or (iv) except for Permitted Liens, result in or require the creation or imposition of any Lien upon or with respect to any of the material Properties of the Borrower, any Guarantor or Griffith Energy.

(e) No Governmental Authorization, and no notice to or filing with, any Governmental Authority or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by any Loan Party of any Transaction Document to which it is or is to be a party, or for the consummation of the transactions contemplated thereby, (ii) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection or maintenance of the Liens created under the Collateral Documents (including the second priority nature thereof) or (iv) the exercise by any Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (A) the authorizations, approvals, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect, (B) authorizations, approvals, actions, notices and filings required by securities, regulatory or applicable law in connection with an exercise of remedies or (C) which if not obtained and maintained in full force and effect by any Generation Company would not reasonably be expected to result in a Material Adverse Effect. The Acquisition has been materially consummated in accordance with the Purchase Agreement and applicable law.

LSP Gen Finance

Second Lien Credit Agreement

(f) This Agreement has been, and each other Transaction Document when executed and delivered will have been, duly executed and delivered by each Loan Party thereto. This Agreement is, and each other Transaction Document when executed and delivered hereunder will be, the legal, valid and binding obligation of each Loan Party thereto, enforceable against such Loan Party in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, or by general equitable principles.

(g) There is no action, suit, investigation, litigation or proceeding affecting any Loan Party, including any Environmental Action, pending or, to the best knowledge of such Loan Party, threatened before any Governmental Authority or arbitrator that (i) except as set forth on Schedule 4.01(g), would reasonably be expected to have a Material Adverse Effect or (ii) affects (A) the legality, validity or enforceability of any Loan Document or the Purchase Agreement or (B) the consummation of the Transaction.

(h) [intentionally omitted].

(i) The Base Case Projections, the Initial Operating Budget and the pro forma balance sheets delivered to the Lenders pursuant to Section 3.01(a)(x) were prepared by the Borrower in good faith on the basis of assumptions which the Borrower believed were reasonable in light of the conditions existing at the time of delivery; it being acknowledged and agreed by the Lenders, however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by the Base Case Projections may differ from the projected results and such differences may be material.

(j) Neither the Information Memorandum nor any other information, exhibit or report furnished by or on behalf of any Loan Party (other than the Base Case Projections, the pro forma balance sheet delivered to the Lenders pursuant to Section 3.01(a)(x), the Initial Operating Budget and any report of an Independent Consultant) to any Agent, any Lender or any Independent Consultant in connection with the negotiation and syndication of the Loan Documents or pursuant to the terms of the Loan Documents, taken as a whole, when furnished contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not materially misleading in light of the circumstances under which such statements were made; provided that with respect to any information regarding the Generation Companies prior to the Effective Date, this representation and warranty is made to the best knowledge of the Borrower.

(k) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.

(l) Neither any Loan Party nor any of its Subsidiaries is required to register as an “investment company” under the Investment Company Act of 1940, as amended.

LSP Gen Finance

Second Lien Credit Agreement

Neither the making of any Advances, nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated by the Transaction Documents, will violate any provision of the Investment Company Act of 1940, as amended, or any rule, regulation or order of the Securities and Exchange Commission thereunder.

(m)(i) No Loan Party other than each Operating Company and LSP Mohave is subject to regulation under the FPA as a “public utility”; (ii) each Operating Company and LSP Mohave has been authorized by FERC to make sales of energy, capacity and ancillary services at market-based rates pursuant to Section 205 of the FPA; and (iii) each Operating Company and LSP Mohave has been granted blanket authorization by FERC to issue securities and assume liabilities pursuant to Section 204 of the FPA.

(n) The Liens granted to the Second Lien Collateral Agent (for the benefit of the Second Lien Secured Parties) pursuant to the Collateral Documents with respect to the Collateral (i) constitute valid and subsisting Liens of record on such rights, title or interest as such Loan Party shall from time to time have in all real property covered by the Second Lien Mortgages, (ii) to the extent required by the Collateral Documents (including the Intercreditor Agreement), constitute perfected security interests in such rights, title or interest as such Loan Party shall from time to time have in all personal property included in the Collateral, and (iii) are subject to no Liens except Permitted Liens. Except to the extent possession of portions of the Collateral is required for perfection, all such action as is necessary has been taken to establish and perfect the Second Lien Collateral Agent’s rights in and to the Collateral, including any recording, filing, registration, giving of notice or other similar action (assuming proper recordation or filing by the filing officer of any such documents, instruments or financing statements). To the extent required by the Collateral Documents (including the Intercreditor Agreement), the Borrower and each Guarantor have properly delivered or caused to be delivered, or provided control of, to the Second Lien Collateral Agent, the First Lien Collateral Agent or the Depositary all Collateral that requires perfection of the Lien described above by possession or control.

(o) After giving effect to the Transaction, the Borrower is, on a Consolidated basis with the Guarantors, Solvent.

(p) (i) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan that has had or is reasonably likely to have a Material Adverse Effect.

(ii) None of the Borrower, any Guarantor nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan that has had or is reasonably likely to have a Material Adverse Effect.

(iii) None of the Borrower, any Guarantor nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA to the extent that such reorganization or termination has had or is reasonably likely to have a

LSP Gen Finance

Second Lien Credit Agreement

Material Adverse Effect, and no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA, to the extent that such reorganization or termination is reasonably likely to have a Material Adverse Effect.

(q) (i) Except as otherwise set forth in Schedule 4.01(q) hereto and except as would not reasonably be expected to have Material Adverse Effect: (A) the operations and properties of the Borrower, each Guarantor and Griffith Energy comply in all respects with all applicable Environmental Laws and Environmental Permits; (B) all past non-compliance with such Environmental Laws and Environmental Permits has been resolved without ongoing material obligations or costs; and (C) no circumstances exist that could be reasonably likely to (1) form the basis of an Environmental Action against the Borrower, any Guarantor or Griffith Energy or any of their properties or (2) cause any such property to be subjected to any restrictions on ownership, occupancy or transferability, or any restrictions on use, under any Environmental Law.

(ii) Except as otherwise set forth on Schedule 4.01(q) hereto and except as would not reasonably be expected to have a Material Adverse Effect: (A) none of the properties currently or formerly owned or operated by the Borrower, any Guarantor or Griffith Energy is listed or to its knowledge proposed for listing on the NPL; (B) there are no underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property owned or operated by the Borrower, any Guarantor or Griffith Energy; (C) there is no asbestos or asbestos-containing material on any property owned or operated by the Borrower, any Guarantor or Griffith Energy; and (D) Hazardous Materials have not been released, discharged or disposed of on any property owned or operated by the Borrower, any Guarantor or Griffith Energy.

(iii) Except as otherwise set forth on Schedule 4.01(q) hereto and except as would not reasonably be expected to have a Material Adverse Effect, none of the Borrower, any Guarantor or Griffith Energy is undertaking or has completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law, and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property owned or operated by the Borrower, any Guarantor or Griffith Energy have been disposed of in a manner not reasonably expected to result in a Material Adverse Effect.

(r) (i) Neither the Borrower, any Guarantor or Griffith Energy is party to any material tax sharing agreement.

(ii) Each of the Borrower, each Guarantor and Griffith Energy has filed, has caused to be filed or has been included in all material tax returns (Federal, state, local and foreign) required to be filed and has paid all material taxes shown thereon or otherwise due (other than any such taxes that are being contested in good faith by appropriate proceedings as to which appropriate reserves are being maintained in accordance with GAAP), together with applicable interest and penalties.

LSP Gen Finance

Second Lien Credit Agreement

(iii) All material withholding tax requirements imposed on the Borrower and each Guarantor have been satisfied in full in all respects except for amounts that are being contested in good faith.

(iv) All material deficiencies asserted or assessments made as a result of any examination of tax returns of the Borrower and each Guarantor have been or will be paid in full or are being timely and properly contested in good faith, and no such outstanding deficiencies, assessments or other adjustments, proposals or issues raised in connection with any audit, claim or other inquiry by any Federal, state, local or foreign tax authority could, in the aggregate, be reasonably likely to have a Material Adverse Effect.

(v) The Borrower and each of the Guarantors is, and has been since its inception, treated for Federal income tax purposes either as an entity disregarded as separate from its owner or as a partnership.

(s) Neither the business nor the properties of the Borrower, any Guarantor or Griffith Energy are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that could reasonably be expected to have a Material Adverse Effect.

(t) Neither the Borrower nor any Guarantor has any deposit accounts, other than the Accounts, the Pledged Accounts and the Local Accounts.

(u) Each of the Borrower, each Guarantor and Griffith Energy owns or leases (and with respect to each such (A) owned real property that is material to the Borrower (including each Initial Mortgaged Property), such Guarantor and Griffith Energy has good, valid and marketable fee simple title to, or (B) lease that is material to the Borrower, such Guarantor and Griffith Energy, has good and valid leasehold title to, and enjoys peaceful and undisturbed possession of), all real property described in Schedule 4.01(u) (it being acknowledged that such schedule shall be deemed to be updated and modified to reflect any disposition of real property permitted under the Loan Documents) as being owned or leased by the Borrower, such Guarantor and Griffith Energy, as the case may be, in each case, free and clear of all Liens except for Permitted Liens.

(v) Each of the Borrower, each Guarantor and Griffith Energy (i) owns, or has the license or right to use in respect of its business, all material Intellectual Property currently used in its business and (ii) to its knowledge, has not received from any third party a claim in writing that it is infringing in any material respect on the Intellectual Property of such third party which infringement could reasonably be expected to have a Material Adverse Effect.

(w) None of any Loan Party or Griffith Energy is in violation of any applicable law, rule, regulation, order, writ, judgment, injunction, decree, determination or award binding on it, the violation of breach of which would be reasonably likely to have a Material Adverse Effect.

LSP Gen Finance

Second Lien Credit Agreement

ARTICLE V

COVENANTS

SECTION 5.01. Affirmative Covenants. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower and each Guarantor (provided that the covenants and undertakings (1) of each Group II Portfolio Company and Group II Holding Company, (2) of each other Loan Party in respect of any of the Group II Portfolio Companies and Group II Holding Companies and (3) set forth herein in respect of the Morro Bay Project, the Oakland Project and the South Bay Project shall in each case be limited to that set forth in clauses (e), (f), (g), (j), (k) and (l) below) will:

(a) Compliance with Laws, Etc. Comply, and cause Griffith Energy to comply, in all respects with (i) all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970 and (ii) all Contractual Obligations, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.

(b) Payment of Taxes, Etc. Pay and discharge, and cause Griffith Energy to pay and discharge, before the same shall become delinquent, (i) all material taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all material lawful claims that, if unpaid, would become a Lien (other than a Permitted Lien) upon its property; provided, however, that none of the Borrower, any Guarantor or Griffith Energy shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained in accordance with GAAP.

(c) Compliance with Environmental Laws. (i) Comply, and cause Griffith Energy and all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; (ii) obtain and renew, and cause Griffith Energy to obtain and renew, all Environmental Permits necessary for its operations and properties (other than such failure to obtain and renew as could not reasonably be expected to have a Material Adverse Effect); and (iii) conduct, and cause Griffith Energy to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws (other than any such failure to investigate, study, sample, test or undertake as could not reasonably be expected to have a Material Adverse Effect); provided, however, that none of the Borrower, any

LSP Gen Finance

Second Lien Credit Agreement

Guarantor and Griffith Energy shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained in accordance with GAAP.

(d) Maintenance of Insurance. (i) Maintain (through either an individual policy or as part of a group policy maintained by the Borrower or any of the Guarantors), and cause, to the extent under its control, Griffith Energy to maintain, its Properties that are of an insurable character adequately insured in accordance with Prudent Industry Practices at all times by financially sound and responsible insurers or reinsurers which have an A.M. Best policyholders’ rating of not less than A-X or a Standard & Poor rating of not less than A, or, if the relevant insurance is not available from such insurers, such other insurers as the Administrative Agent may approve in writing, acting reasonably, and which, in the case of any insurance on any Property with respect to which a mortgage has been granted pursuant to the terms of any Collateral Documents, are licensed to do business in the States where the applicable Property is located; and maintain, and cause, to the extent under its control, Griffith Energy to maintain, such other insurance, to such extent and against such risks (and with such deductibles, retentions and exclusions), including earthquake, fire and other risks insured against by extended coverage and coverage for acts of terrorism and sudden and accidental pollution, in each case as is customary with companies of a similar size operating in the same or similar businesses covering its world wide operations and exposures and in accordance in all material respects with its applicable Contractual Obligations. It is hereby understood and agreed that the property insurances secured at the Griffith Project shall represent 50% of the value of the site in accordance with the agreement between the Borrower and PPL.

(ii) Cause each policy of insurance maintained by the Borrower or any Guarantor pursuant to this Section 5.01(d) to meet the following requirements: (A) each policy of liability insurance shall provide for all losses to be paid on behalf of the Second Lien Collateral Agent and any other Person as their interests may appear in such policy, (B) each policy for property damage insurance shall provide for all losses to be paid directly to the Depositary for further application in accordance with the terms of the Security Deposit Agreement, (C) each policy shall name the Second Lien Collateral Agent in its own capacity and on behalf of the Second Lien Secured Parties as an additional insured party thereunder (without any representation or warranty by or obligation upon the Second Lien Collateral Agent or any other Second Lien Secured Party) and as a loss payee of the interests of the Second Lien Secured Parties as they appear, (D) each policy shall contain customary non-vitiation clause in favor of the Second Lien Secured Parties, (E) each policy shall provide that there shall be no recourse against the Second Lien Collateral Agent or any Second Lien Secured Party for payment of premiums or other amounts with respect thereto, and (F) each policy shall provide that that at least 30 days’ prior written notice of cancellation 10 days for non-payment of premium) or of lapse shall be given to the Second Lien Collateral Agent.

(iii) In the event that any insurance policy required to be maintained hereunder contains aggregated sub limits and the sub limits are reduced or exhausted due to losses in respect of any of the Projects, replace, or cause, to the extent under its control, Griffith Energy to replace, the limits for the benefit of the Projects within 15 Business Days (subject to availability on commercially reasonable terms).

LSP Gen Finance

Second Lien Credit Agreement

(iv) If any portion of any Mortgaged Property is located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 (or any amendment or successor act thereto), then the Borrower shall maintain or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount sufficient to comply with all applicable rules and regulations promulgated pursuant to such Act.

(e) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause Griffith Energy to preserve and maintain, its existence, legal structure, legal name and rights (charter and statutory), except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(f) Visitation Rights. At any reasonable time and from time to time upon reasonable prior notice, permit any of the Agents, or any agents or representatives thereof (including, without limitation, the Independent Engineer), to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower, the Guarantors and, to the extent under its control, Griffith Energy and to discuss the affairs, finances and accounts of the Borrower, the Guarantors and, to the extent under its control, Griffith Energy with any of their officers or directors and with their independent certified public accountants (and the reasonable, documented and out-of-pocket costs and expenses of the Agents and the Independent Engineer incurred in connection with only one such visit to each Project per calendar year shall be paid by the Borrower, except that such limitation shall not apply following the occurrence and during the continuation of an Event of Default).

(g) Keeping of Books. Keep, and cause, to the extent under its control, Griffith Energy to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower, each Guarantor and, to the extent under its control, Griffith Energy in accordance with GAAP in effect from time to time and otherwise in compliance in all material respects with the regulations of any Governmental Authority having jurisdiction thereof.

(h) Obtain and Maintain Governmental Authorizations. Obtain and maintain, and cause Griffith Energy to obtain and maintain, in full force and effect, and meet, and vote its Equity Interests so as to permit Griffith Energy to meet, all requirements in respect of any Governmental Authorizations necessary in the conduct of its business and operations or the Projects and the transactions contemplated hereby, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(i) Maintenance of Properties, Etc. Maintain and preserve, and cause Griffith Energy to maintain and preserve, in good repair, working order and condition the Projects and the other property that it owns and operates and any portion thereof in accordance

LSP Gen Finance

Second Lien Credit Agreement

with its Contractual Obligations and applicable laws, and from time to time make, and vote its Equity Interests so as to permit Griffith Energy to make, periodic overhauls and maintenance as recommended by manufacturers and vendors of component parts of the applicable Projects and all needed or appropriate repairs, renewals, replacements, additions, betterments, Capital Expenditures and improvements which are necessary for the property that it owns and operates to satisfy the requirements of applicable law affecting the Projects and Governmental Authorizations and its Contractual Obligations, and to ensure the continued operation of the property that it owns and operates in a manner consistent with Prudent Industry Practices, except in each case where failure to do so would not reasonably be expected to have a Material Adverse Effect.

(j) Further Assurances. (i) Promptly upon request by any Agent, or any Lender through the Administrative Agent, correct, and cause each Loan Party promptly to correct, any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and

(ii) Promptly upon request by any Agent, or any Lender through the Administrative Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as any Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (A) carry out more effectively the purposes of the Loan Documents, (B) to the fullest extent permitted by applicable law, subject any of its Property (other than the Excluded Property) to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (C) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (D) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Second Lien Secured Parties the rights granted or now or hereafter intended to be granted to the Second Lien Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which such Loan Party is or is to be a party, in each case subject to the terms of the Intercreditor Agreement.

(k) Certain Collateral Matters. Use commercially reasonable efforts to obtain consents necessary for the granting of any Lien on Property constituting Excluded Property pursuant to clause (a) of the definition thereof.

(l) Accounts. (i) Establish (or cause to be established) and maintain at all times in accordance with the Security Deposit Agreement, the Accounts set forth therein and (ii) cause all of its Revenues to be deposited into the Revenue Account and apply the funds deposited therein and in the other Accounts in accordance with the terms of the Security Deposit Agreement.

(m) Separateness. Comply with the following:

(i) Each of the Borrower and each Guarantor will maintain deposit accounts or accounts, separate from those of the Parent, any Excluded Subsidiary or any other Affiliate of the Parent (other than the Borrower or any Guarantor) with commercial banking institutions and will not commingle their funds with those of any Excluded Subsidiary or any other Affiliate of the Parent (other than the Borrower or any Guarantor);

LSP Gen Finance

Second Lien Credit Agreement

(ii) Each of the Borrower and each Guarantor will act solely in its name and through its duly authorized officers, managers, representatives or agents in the conduct of its businesses;

(iii) Each of the Borrower and each Guarantor will conduct in all material respects its business solely in its own name, in a manner not misleading to other Persons as to its identity (without limiting the generality of the foregoing, all oral and written communications (if any), including invoices, purchase orders, and contracts);

(iv) Each of the Borrower and each Guarantor will obtain proper authorization from member(s), director(s) and manager(s), as required by its limited liability company agreement for all of its limited liability company actions; and

(v) Each of the Borrower and each Guarantor will comply in all material respects with the terms of its limited liability company agreement.

(n) Maintenance of Credit Ratings. Use its best efforts to maintain ratings on the Facility from each of Moody’s and S&P for so long as rating agents are in the business of rating loans and securities of a type similar to the Facility (it being acknowledged and agreed that the Borrower shall not be required to maintain any minimum credit rating).

(o) Interest Rate Hedging. Enter into, on or before the date that is 60 days following the Effective Date, and maintain, interest rate Hedge Agreements with financial institutions or Affiliates thereof having a combined capital surplus in excess of $500,000,000, covering a notional amount of not less (at any time) than 50% of the sum of the outstanding Advances and the “Term Advances” under the First Lien Term Facility during the period from such date to and including September 30, 2009 (taking into account scheduled prepayments and reasonably anticipated cash sweeps), and having a scheduled termination date on or after September 30, 2009.

(p) Market-Based Rate Authority. Take or cause to be taken all necessary or appropriate actions so that each Guarantor (if such Guarantor owns or leases a Project), and Griffith Energy will be authorized to sell wholesale electric power at market based rates with all waivers of regulations and blanket authorizations as are customarily granted by FERC to entities authorized to sell wholesale electric power at market based rates.

LSP Gen Finance

Second Lien Credit Agreement

(q) Covenant to Give Security. Upon (x) the formation or acquisition of any new direct or indirect Subsidiary by the Borrower (other than any Excluded Subsidiary or any Subsidiary of Southwest Power Partners or Griffith Energy) or (y) the acquisition of any Property (other than any Excluded Property) by the Borrower or the Guarantors which, in the reasonable judgment of the Administrative Agent, shall not already be subject to a perfected second priority (subject to Permitted Liens) security interest in favor of the Second Lien Collateral Agent for the benefit of the Second Lien Secured Parties, then in each case at the Borrower’s expense:

(i) within 21 days after such formation or acquisition, take the following actions, and cause, in the case of any formation or acquisition of any such direct or indirect Subsidiary, each direct and indirect parent (but only up to the Borrower level) of such Subsidiary (if it has not already done so), to do so to the extent applicable: (A) duly execute and deliver to the Administrative Agent a guaranty or guaranty supplement in the form of Exhibit J hereto, (B) duly execute and deliver to the Second Lien Collateral Agent a supplement to the Second Lien Security Agreement in the form of Exhibit A thereto, (C) duly execute and deliver to the Second Lien Collateral Agent Second Lien Mortgages covering such Person’s material real property interests (to substantially the same extent as covered by the Second Lien Mortgages delivered on the Effective Date) in the form of Exhibit F hereto, (D) duly execute and deliver to the Second Lien Collateral Agent an accession agreement to each of the Security Deposit Agreement and the Intercreditor Agreement, (E) deliver to the Administrative Agent one or more favorable signed opinions of counsel to such Person covering the matters referred to in clauses (A)-(E) to substantially the same extent as covered by (and containing substantially similar qualifications, exceptions and assumptions as) the opinions of counsel delivered on the Effective Date and (F) deliver such other documents, instruments and agreements as the Administrative Agent or the Second Lien Collateral Agent may reasonably request in order to subject any of such Person’s Property (other than the Excluded Property) to the Liens of the Collateral Documents;

(ii) within 15 days after such formation or acquisition, to the extent reasonably available, furnish to the Second Lien Collateral Agent a description of the real properties of such Subsidiary or the real properties so acquired, in each case in detail reasonably satisfactory to the Second Lien Collateral Agent;

(iii) within thirty (30) Business Days after any acquisition of any real property with a fair market value equal to or greater than $25,000,000, deliver, upon the request of the Administrative Agent in its sole discretion, to the Administrative Agent with respect to such real property the items referred to in Sections 3.01(b)(iv) and 5.01(r) (which shall apply mutatis mutandis), including title insurance, land surveys and engineering, soils and other reports, and environmental assessment reports, each in scope, form and substance substantially identical to those delivered pursuant to Sections 3.01(b)(iv) and 5.01(r), provided, however, that to the extent that the Borrower or such Subsidiary shall have otherwise received any of the foregoing items with respect to such Property, such items shall, promptly after the receipt thereof, be delivered to the Administrative Agent; and

LSP Gen Finance

Second Lien Credit Agreement

(iv) subject to the terms of the Intercreditor Agreement, at any time and from time to time, promptly execute and deliver, and cause each Loan Party and each newly acquired or newly formed Subsidiary (other than any Excluded Subsidiary) to execute and deliver, any and all further instruments and documents and take, and cause each Loan Party and each newly acquired or newly formed Subsidiary (other than any Excluded Subsidiary) to take, all such other action as the Administrative Agent may reasonably deem necessary or desirable in obtaining the full benefits of, or in perfecting and preserving the Liens of, such guaranties, mortgages and security agreement supplements and security agreements.

(r) Condition Subsequent. Within seventy-five (75) days after the Effective Date, shall cause the following to be delivered to the Second Lien Collateral Agent (i) American Land Title Association/American Congress on Surveying and Mapping form surveys for the Initial Mortgaged Properties, for which all necessary fees (where applicable) have been paid, and dated no sooner than forty-five (45) days after the Effective Date, certified to the Second Lien Collateral Agent and the issuer of the Second Lien Mortgage Policies in the form previously provided to the Second Lien Collateral Agent or otherwise in a manner reasonably satisfactory to the Second Lien Collateral Agent by a land surveyor duly registered and licensed in the States in which the property described in such surveys is located and reasonably acceptable to the Second Lien Collateral Agent, showing all on-site buildings and other improvements, the location of any on-site easements, rights of way, building set back lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects, other than Permitted Liens and (ii) at Borrower’s cost and expense, (A) a “land same as survey” endorsement to each Second Lien Mortgage Policy for each Initial Mortgaged Property in form and substance reasonably acceptable to the Second Lien Collateral Agent and (B) an endorsement to each such Second Lien Mortgage Policy in form and substance reasonably acceptable to the Second Lien Collateral Agent removing the standard survey exception from each such Second Lien Mortgage Policy and excepting only the matters identified in the survey referred to in clause (a) and listed in a reasonably detailed survey reading, in each case, with respect to the land covered by such survey.

SECTION 5.02. Negative Covenants. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower and each Guarantor (provided that the covenants and undertakings (1) of each Group II Portfolio Company and Group II Holding Company, (2) of each other Loan Party in respect of any of the Group II Portfolio Companies and Group II Holding Companies and (3) set forth herein in respect of the Morro Bay Project, the Oakland Project and the South Bay Project shall in each case be limited to that set forth in clauses (a), (b), (c), (g) and (h) below) will not, at any time:

(a) Liens, Etc. Create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties of any character (including, without limitation, accounts) whether now owned or hereafter acquired, or sign or file or suffer to exist under the Uniform Commercial Code of any jurisdiction, a financing statement that names the Borrower or any Guarantor as debtor, or sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement, or assign any accounts or other right to receive income, except, in each case, Permitted Liens.

LSP Gen Finance

Second Lien Credit Agreement

(b) Debt. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries or any Excluded Subsidiary (other than any Excluded Subsidiary of the type referred to in clause (b) or (c) of the definition thereof) to create, incur, assume or suffer to exist, any Debt, except:

(i) Debt under the Loan Documents;

(ii) to the extent constituting Debt, Obligations under the Contract Support Documents; provided that at no time shall any such Obligations constitute Contract Support First Lien Advances to the extent that the outstanding principal amount of such Contract Support First Lien Advances when taken together with the Maximum First Lien Claims under any Permitted Commodity Hedge and Power Sale Agreement then in effect exceed $475,000,000;

(iii) secured Debt under any letter of credit facility (including, without limitation, the Special L/C Facility, any Special L/C Incremental Facility, any Debt incurred under the First Lien Incremental Facility to be used for such purposes and any Synthetic L/C Facility) that supports Obligations of the Loan Parties under the Purchase Agreement, Permitted Commodity Hedge and Power Sale Agreements or other Obligations incurred in connection with the operation of the Projects, in an aggregate principal amount not to exceed $650,000,000 at any one time outstanding; provided that (A) the lender(s) or letter of credit issuer(s) (or agent on behalf of such lender(s) or letter of credit issuer(s)) of such Debt are party to the Intercreditor Agreement as, and shall have the obligations of a First Lien Secured Party or Second Lien Secured Party thereunder, (B) such Debt shall only be secured by the Liens created by the Collateral Documents or the First Lien Collateral Documents, and (C) such Debt shall not mature earlier than the Termination Date;

(iv) secured Debt to finance the acquisition of the Ontelaunee Project (including any Debt under any First Lien Incremental Facility or Special L/C Incremental Facility to be used for such purposes and any Ontelaunee Credit Increase) in an aggregate amount not to exceed $165,000,000 in the aggregate; provided that (A) the lender(s) or letter of credit issuer(s) (or agent on behalf of such lender(s) or letter of credit issuer(s)) of such Debt are party to the Intercreditor Agreement as, and shall have the obligation of, either a First Lien Secured Party or Second Lien Secured Party thereunder; (B) such Debt shall only be secured by the Liens created by the Collateral Documents or the First Lien Collateral Documents; (C) such Debt shall not mature earlier than (1) May 4,

LSP Gen Finance

Second Lien Credit Agreement

2013, if such Debt is secured by the Liens created by the First Lien Collateral Documents or (2) the Maturity Date, if such Debt is secured by the Liens created by the Collateral Documents; and (D) the Borrower shall have received a Ratings Reaffirmation;

(v) secured Debt in the form of term loans or revolving credit facilities (including any Debt under any First Lien Incremental Facility or Special L/C Incremental Facility to be used for such purposes and any General Working Capital Credit Increase) in an aggregate amount not to exceed $100,000,000 in the aggregate; provided that (A) the lender(s) or letter of credit issuer(s) (or agent on behalf of such lender(s) or letter of credit issuer(s)) of such Debt are party to the Intercreditor Agreement as, and shall have the obligation of, either a First Lien Secured Party or Second Lien Secured Party thereunder, (B) such Debt shall only be secured by the Liens created by the Collateral Documents or the First Lien Collateral Documents (as defined in the Intercreditor Agreement), (C) such Debt shall not mature earlier than the Termination Date, and (D) the Borrower shall have received a Ratings Reaffirmation;

(vi) Debt under the First Lien Loan Documents in an aggregate principal amount that is not in excess of $1,090,000,000 plus the amount of any Debt incurred under the First Lien Loan Documents to the extent such Debt is incurred pursuant to clause (iii), (iv) or (v);

(vii) to the extent constituting Debt, obligations under (A) Contractual Obligations in effect as of the date hereof to the extent not constituting Debt for Borrowed Money and (B) Commodity Hedge and Power Sale Agreements to the extent permitted under Section 5.02(l);

(viii) Debt secured by Liens permitted by clause (q) of the definition of “Permitted Liens” not to exceed in the aggregate, when taken together with any Debt permitted to be incurred pursuant to Section 5.02(b)(ix), $75,000,000 at any time outstanding;

(ix) Capitalized Leases not to exceed in the aggregate, when taken together with any Debt permitted to be incurred pursuant to Section 5.02(b)(viii), $75,000,000 at any time outstanding;

(x) South Bay Lease Obligations; provided that the Borrower shall have taken the actions contemplated by Section 3.01(c)(ii);

(xi) to the extent constituting Debt, payment obligations under Hedge Agreements designed to hedge against fluctuations in interest rates in respect of the Facility and First Lien Obligations incurred in the ordinary course of business and consistent with prudent business practice (it being acknowledged and agreed that any such Hedge Agreements entered into for the purpose of complying with Section 5.01(o) above shall be deemed to be permitted Debt under this clause (xi));

LSP Gen Finance

Second Lien Credit Agreement

(xii) Debt owed to any Loan Party, which Debt shall (A) constitute Pledged Debt or Pledged Parent Debt, (B) be on terms reasonably acceptable to the Administrative Agent and (C) be otherwise permitted under the provisions of Section 5.02(f);

(xiii) in the case of any Non-Recourse Subsidiary (including any Acquisition Subsidiary), Non-Recourse Debt; provided that (A) before and after giving effect to the incurrence of such Non-Recourse Debt, no Default or Event of Default shall have occurred and be continuing, and (B) any Working Capital Letter of Credit issued for the benefit of such Group II Portfolio Company shall be terminated, returned for cancellation or cash collateralized in an amount equal to 102.5% of the Available Amount thereof prior to or simultaneously with the incurrence of such Non-Recourse Debt;

(xiv) (A) Debt of a Person or Debt attaching to assets of a Person that, in either case becomes a Subsidiary of the Borrower and is a Guarantor hereunder or Debt attaching to assets that are acquired by the Borrower or any Guarantor as a result of a Permitted Acquisition; provided that (1) such Debt existed at the time such Person became a Subsidiary of the Borrower or at the time such assets were acquired and, in each case, was not created in anticipation thereof, (2) such Debt is not guaranteed in any respect by any Loan Party (other than any such Person that becomes a Guarantor hereunder) and (3) (x) the Equity Interests in such Person are or will be pledged to the Second Lien Collateral Agent to the extent required under Section 5.01(q) and (y) all other steps required to be taken in connection with the granting of a Lien over the Property (other than Excluded Property) of such Person pursuant to Section 5.01(q) shall have been or will be taken; and (B) any refinancing, refunding, renewal or extension of any Debt specified in clause (A); provided that (I) the principal amount of such Debt is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension, (II) the direct and contingent obligors with respect to such Debt are not changed and (III) the final maturity of such refinancing, refunding, renewal or extension Debt is no earlier than the existing scheduled maturity date of the Debt being refinanced, renewed or extended;

(xv) (A) unsecured subordinated Debt of the Borrower or any Guarantor incurred to finance a Permitted Acquisition in an aggregate amount not to exceed $150,000,000 at any one time outstanding; provided that (1) such Debt is not guaranteed in any respect by any Loan Party (other than any Person acquired (the “Acquired Person”) as a result of such Permitted Acquisition or the Loan Party so incurring such Debt) or, in the case of any Debt of any Guarantor, by the Borrower, (2)(x) the Borrower pledges or will pledge the Equity Interests of such Acquired Person to the Second Lien Collateral Agent to the extent required under extent required under Section 5.01(q) and (y) all other steps required to be taken in connection with the granting of a Lien over the Property (other than Excluded Property) of such Acquired Person pursuant to Section 5.01(q) shall have been or will be taken, (3) any such Debt is incurred prior to or

LSP Gen Finance

Second Lien Credit Agreement

within 90 days after such Permitted Acquisition, (4) both before and after giving effect to the incurrence of such Debt (x) no Default or Event of Default shall have occurred and be continuing and (y) the Borrower would be in compliance with the Financial Covenants as of the most recently completed Measurement Period ending prior to the incurrence of such Debt for which financial statements and certificates required by Section 5.03(b) or 5.03(c) were required to be delivered, after giving pro forma effect to the incurrence of such Debt and the related Permitted Acquisition and to any other event occurring after such Measurement Period as to which pro forma recalculation is appropriate as if such incurrence of Debt and the related Permitted Acquisition had occurred as of the first day of such Measurement Period and (5) such Debt is subordinated to the Advances on either customary market terms at the time such Debt is incurred or otherwise on terms reasonably satisfactory to the Administrative Agent; and (B) any refinancing, refunding, renewal or extension of any Debt specified in clause (A); provided that (I) the principal amount of such Debt is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension, (II) the direct and contingent obligors with respect to such Debt are not changed, (III) the final maturity of such refinancing, refunding, renewal or extension Debt is no earlier than the existing scheduled maturity date of the Debt being refinanced, renewed or extended, and (IV) such Debt is subordinated to the Advances on either customary market terms at the time such Debt is incurred or otherwise on terms reasonably satisfactory to the Administrative Agent;

(xvi) Debt arising from agreements of the Loan Party, any Guarantor or any of their Subsidiaries providing for indemnification, adjustment of purchase price, earn-out, non-complete, consulting, deferred compensation or other similar obligations in connection with any Permitted Acquisition or Asset Sale permitted in accordance with Section 5.02(e); provided that (A) such Debt is not reflected on the balance sheet of the Borrower, such Guarantor or such Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for the purposes of this clause (A)) and (B) in the case of any Asset Sale, the maximum assumable liability in respect of all such Debt shall at no time exceed the gross proceeds, including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent change in value), actually received by the Borrower, such Guarantor or such Subsidiary in connection with such Asset Sale;

(xvii) other unsecured Debt in an aggregate amount not to exceed $35,000,000 at any one time outstanding;

(xviii) to the extent constituting Debt, Debt in respect of performance bonds, bid bonds, appeal bonds, surety bonds, completion guarantees, indemnification obligations, obligations to pay insurance premiums, take or pay obligations and similar obligations incurred in the ordinary course of business and not in connection with Debt for Borrowed Money;

LSP Gen Finance

Second Lien Credit Agreement

(xix) Debt in respect of any bankers’ acceptance, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business and not in respect of Hedge Agreements or Permitted Commodity Hedge and Power Sale Agreements;

(xx) Debt incurred to Refinance the Working Capital Facility and any Debt permitted to be incurred under Section 5.02(b)(v) (a “Permitted Working Capital Refinancing”); provided that (A) the aggregate principal amount of such Debt does not exceed the sum of (1) the aggregate amount of the commitments in respect of the Working Capital Facility immediately prior to such refinancing plus (2) an amount, when taken together with any Debt outstanding pursuant to Section 5.02(b)(v), not to exceed $100,000,000 plus (3) the amount of any accrued and unpaid interest in respect of such outstanding principal amount plus (4) the amount of any reasonable fees and expenses incurred in connection with such Refinancing, (B) the lenders (or agents on behalf of the lenders) of such Debt have become a party to the Intercreditor Agreement as, and have the obligations of, the First Lien Secured Parties or the Second Lien Secured Parties thereunder, (C) the maturity date of such Debt is no earlier than the Termination Date, (D) such Permitted Working Capital Refinancing shall only be secured by the Liens created by the Collateral Documents or the First Lien Collateral Documents, and (E) to the extent that the aggregate principal amount of such Debt exceeds the sum of the aggregate principal amount of the commitments in respect of the Working Capital Facility immediately prior to such refinancing plus the amount of any accrued and unpaid interest in respect of such outstanding principal amount the amount of any reasonable fees and expenses incurred in connection with such Refinancing, the Borrower shall have received a Ratings Reaffirmation; and

(xxi) Guaranteed Debt of the Borrower or any Guarantor in respect of Debt otherwise permitted hereunder of the Borrower or any other Guarantor.

Notwithstanding anything to the contrary set forth herein, only Non-Recourse Subsidiaries may incur Debt under clause (xiii).

(c) Change in Nature of Business. Engage, or permit Griffith Energy to engage, in any business other than the direct or indirect acquisition, development, ownership, operation, management, maintenance and/or financing of the Projects.

(d) Mergers, Etc. Merge into or consolidate with any Person or permit any Person to merge into it, or permit Griffith Energy to do so; provided that any subsidiary of the Borrower may merge into or consolidate with any other subsidiary of the Borrower; provided further that, in the case of any such merger or consolidation, the Person formed by such merger or consolidation shall be a wholly owned Subsidiary of the Borrower and shall be a Guarantor hereunder.

(e) Sales, Etc. of Property. Sell, lease, transfer or otherwise dispose of, or permit Griffith Energy to sell, lease, transfer or otherwise dispose of, any Property, or grant any option or other right to purchase, lease or otherwise acquire any Property, except:

(i) sales of (and the granting of any option or other right to purchase, lease or otherwise acquire) power, natural gas, fuel, capacity or ancillary services or other inventory in the ordinary course of its business;

LSP Gen Finance

Second Lien Credit Agreement

(ii) sales, transfers or other dispositions of Property that is obsolete, damaged, worn-out, surplus or not used or useful in the business of the Borrower, the Guarantors or Griffith Energy, as applicable;

(iii) the liquidation, sale or use of cash and Cash Equivalents;

(iv) sales or discounts without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

(v) sales, transfers or other dispositions of Property by (A) any Group II Portfolio Company or Group II Holding Company to any Guarantor, (B) by any Core Company (other than LSP Moss Landing) to any other Core Company that is a Guarantor or (C) to the extent such Property constitutes spare parts or inventory (but in no event fixtures), by any Guarantor to any other Guarantor;

(vi) leases or subleases of real or personal Property in the ordinary course of business;

(vii) sales, transfers or other dispositions of Property on an arm’s-length basis for cash consideration in an aggregate amount not to exceed (A) $25,000,000 in respect of the Property associated with any single Project per calendar year or (B) $100,000,000 in the aggregate for all such sales, transfers and other dispositions per calendar year;

(viii) (A) (x) sales, transfers or other dispositions of the direct or indirect Equity Interests in any Guarantor (other than LSP Moss Landing or DEGM Holdings) to one or more Persons that are not Affiliates of the Borrower or (y) sales, transfers or other dispositions of all or substantially all of the Property (or an undivided interest therein) of any of the Guarantors (other than LSP Moss Landing or DEGM Holdings) to one or more Persons which are not Affiliates of the Borrower, in either case on an arm’s length basis or (B) the distribution of Equity Interests in or Property of one or more Guarantors (other than LSP Moss Landing or DEGM Holdings) to an Affiliate of the Parent, provided that promptly after such distribution such Affiliate, directly or indirectly, sells, transfers or otherwise disposes of such distributed Equity Interests or Property to a Person which is not an Affiliate on an arm’s length basis; provided further that in each case (1) the proceeds payable in respect of such sale, transfer or other disposition shall be in cash except to the extent that they exceed the amount required to be received pursuant to clause (3) below, (2) the Borrower shall have received a

LSP Gen Finance

Second Lien Credit Agreement

Ratings Reaffirmation with respect to any such sale, transfer or other disposition with respect to the Equity Interests in or Property of a Core Company, (3) the Net Cash Proceeds payable in respect of any sale of the Equity Interests in or Property of any Core Company or LSP Morro Bay shall be not less than an amount equal to (I) if such sale, transfer or other disposition is a sale transfer or other disposition of all of the Equity Interests or all or substantially all of the Property of such Guarantor (a “Total Disposition”), the Minimum Floor Amount (or, if such Equity Interests or Property have been the subject of any prior Partial Dispositions (as defined below), the remaining portion of the Minimum Floor Amount not yet received by the Borrower) and (II) if such sale, transfer or other disposition is a sale, transfer or other disposition of a portion less than 100% of the Equity Interests or an undivided interest of less than 100% in the Property of such Guarantor (a “Partial Disposition”), a portion of the Minimum Floor Amount equal to the portion of the total Equity Interests or Property of such Guarantor that such Partial Disposition represents, expressed as a percentage (in each case, taking into account any Asset Sale Contributions made in respect thereof); (4) the Net Cash Proceeds payable in respect of any such sale, transfer or other disposition shall have been applied in accordance with the provisions of the Security Deposit Agreement; (5) with respect to any Total Disposition or any Partial Disposition that results in the applicable Guarantor’s ceasing to be a Guarantor, any Working Capital Letters of Credit issued to support obligations of or for the benefit of such Guarantor shall have been terminated, returned for cancellation or cash collateralized in an amount equal to 102.5% of the Available Amount thereof and on other terms and conditions reasonably satisfactory to the First Lien Administrative Agent and the applicable issuing bank prior to or substantially simultaneously with the consummation of such sale, transfer or other disposition; and (6) in the case of any Partial Disposition, (I) the Borrower shall retain control over the management and policies of the Guarantor subject to such Partial Disposition and (II) any arrangements with the transferee for future distributions in respect of such Equity Interests or Property shall be a pro rata allocation based on the percentage interest so transferred or an arrangement by which the transferee receives less than such pro rata amount. Notwithstanding the foregoing, with respect to this Section 5.02(e)(viii), the Borrower and the Guarantors shall not be permitted to sell, transfer or otherwise dispose of (x) the direct or indirect Equity Interests in or Property of LSP Moss Landing or the Moss Landing Project, (y) the direct or indirect Equity Interests in DEGM Holdings or (z) the direct or indirect Equity Interests in or Property of more than two of the Core Companies or related Projects or, in the event that the Borrower has directly or indirectly acquired the Ontelaunee Project, more than three of the Core Companies or related Projects (it being understood that more than one Partial Disposition may be made with respect to the same Core Company so long as (aa) in the aggregate, no Partial Dispositions or Total Dispositions are made with respect to more than two Core Companies in the aggregate and (bb) immediately after giving effect to each Partial Disposition in respect of any Core Company, the Borrower continues to control such Core Company as described in clause (6) above) (provided that if two (or, in the event that the Borrower has

LSP Gen Finance

Second Lien Credit Agreement

directly or indirectly acquired the Ontelaunee Project, three) Core Companies or related Projects have been sold in accordance with the terms of this Agreement and thereafter PPL exercises its right to purchase the Borrower’s interest in Griffith Energy, such sale of Griffith Energy shall be permitted); and

(ix) dispositions required or contemplated by the Contractual Obligations in existence as of the Effective Date with or relating to Governmental Authorities and relating to the Group II Portfolio Companies.

(f) Investments in Other Persons. Make or hold, any Investment in any Person, except:

(i) Investments by the Borrower or any Guarantor in any of its subsidiaries (other than Non-Recourse Subsidiaries);

(ii) Investments in Cash Equivalents;

(iii) to the extent constituting Investments, Investments in contracts and other agreements (including, without limitation, Permitted Hedging Agreements) to the extent permitted under the Loan Documents;

(iv) loans and advances to officers, directors and employees of any Loan Party for reasonable and customary business related travel expenses, moving expenses and similar expenses incurred in the ordinary course of business of such Loan Party in an aggregate principal amount at any time outstanding not exceeding $5,000,000;

(v) Investments received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers arising in the ordinary course of business;

(vi) to the extent constituting Investments, Debt which is permitted under Section 5.02(b);

(vii) Investments in the Accounts or other accounts permitted hereunder;

(viii) Investments by the Borrower or any Guarantor (other than a Group II Holding Company or a Group II Portfolio Company) in Acquisition Subsidiaries made solely with the proceeds of capital contributions received directly or indirectly from the Parent;

(ix) Permitted Acquisitions (other than any acquisition of the Ontelaunee Project) by the Borrower, any Guarantor or any Acquisition Subsidiary after the Effective Date in an aggregate amount not to exceed $500,000,000;

LSP Gen Finance

Second Lien Credit Agreement

(x) the purchase or other acquisition by the Borrower, any Guarantor (other than a Group II Holding Company or a Group II Portfolio Company) or any Acquisition Subsidiary of all of the Equity Interests in Ontelaunee; provided that:

(A) the Loan Parties, such Acquisition Subsidiary and Ontelaunee shall comply with the requirements of Section 5.01(q);

(B) any portion of the total cash and noncash consideration (including, without limitation, indemnities, earnouts and other contingent payment obligations to the sellers thereof, all write-downs of property and assets and reserves for liabilities with respect thereto and all assumption of debt, liabilities and other obligations in connection therewith) paid by or on behalf of the Borrower for such purchase or acquisition in excess of $165,000,000 shall be paid with the proceeds of a common equity contribution directly or indirectly from the Parent;

(C) immediately before and immediately after giving effect to such purchase or other acquisition, no Default or Event of Default shall have occurred and be continuing; and

(D) the Borrower shall have received a Ratings Reaffirmation;

(xi) other Investments in an aggregate amount not to exceed $35,000,000 at any one time outstanding; and

(xii) any Loan Party may directly or indirectly hold Equity Interests (but not make any further Investments) in any Subsidiary that becomes a Non-Recourse Subsidiary to the extent permitted by the Loan Documents.

(g) Restricted Payments. Neither the Borrower nor any Group II Holding Company shall declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, make any distribution of Property, Equity Interests, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such (other than a distribution pursuant to Section 5.02(e)(viii)(B)), or permit any of its Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any Equity Interests in the Borrower or any Group II Holding Company, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(i) the Borrower and each Group II Holding Company may declare and pay dividends and distributions payable only in common stock of the Borrower or such Group II Holding Company, as the case may be; provided that any such stock shall be subject to the Liens created under the Collateral Documents;

LSP Gen Finance

Second Lien Credit Agreement

(ii) the Borrower and each Group II Holding Company may accept capital contributions from the Parent; and

(iii) the Borrower may make cash dividends or payments to the Parent and purchase, redeem or otherwise acquire its own Equity Interests to the extent permitted under the terms of the Security Deposit Agreement.

(h) Amendments of Constitutive Documents. Amend, or permit Griffith Energy to amend, its certificate of formation or limited liability company agreement or other constitutive documents, other than amendments that could not be reasonably expected to have a Material Adverse Effect.

(i) Accounting Changes. Make or permit, or permit Griffith Energy to make or permit, any change in (i) accounting policies or reporting practices, except as required by GAAP and except for any changes which are not materially adverse to the Lenders, or (ii) Fiscal Year.

(j) Prepayments, Etc., of Debt. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Debt that is expressly subordinated to the Obligations hereunder or that is secured, and the Liens securing such Debt rank behind the Liens created by the Collateral Documents, or permit any of its Subsidiaries to do any of the foregoing, except to the extent permitted by the Security Deposit Agreement and the Intercreditor Agreement.

(k) Partnerships, Formation of Subsidiaries, Etc. (i) Become a general partner in any general or limited partnership or joint venture, or permit any of it Subsidiaries to do so, or (ii) organize, or permit any Subsidiary to organize, any new subsidiary, other than, with respect to the Borrower, (A) any Acquisition Subsidiary and (B) any other wholly owned Subsidiary that becomes a Guarantor and complies with the requirements of Section 5.01(q).

(l) Speculative Transactions. Engage, or permit, to the extent under its control, Griffith Energy to engage, in any transaction involving commodity options or futures contracts or any similar transactions (including, without limitation, take-or-pay contracts, long term fixed price off take contracts and contracts for the sale of power for which physical delivery is not available) entered into solely for speculative purposes (it being acknowledged and agreed that Permitted Trading Activities shall be deemed to be in compliance with this Section 5.02(l)).

(m) Capital Expenditures. Make any Capital Expenditures that would cause the aggregate of all such Capital Expenditures made by the Borrower and the Guarantors to exceed, in any Fiscal Year, the Adjusted Capex Limit. During any Fiscal Year, Capital Expenditures shall be deemed to be made first from Carryover Amounts for such Fiscal Year, second from the Base Capex Allowance for such Fiscal Year and third from any Pullback Amount for such Fiscal Year.

LSP Gen Finance

Second Lien Credit Agreement

(n) Amendment, Etc., of Material Contracts. Except as could not reasonably be expected to have a Material Adverse Effect (after giving effect to any replacement or substitute agreements entered into in accordance with the terms of the Loan Documents), cancel or terminate any Material Contract or consent to or accept any cancellation or termination thereof, amend or otherwise modify any Material Contract or give any consent, waiver or approval thereunder, waive any default under or breach of any Material Contract, or agree in any manner to any other amendment, modification or change of any term or condition of any Material Contract or permit Griffith Energy to do any of the foregoing; provided that (i) the extension of the term of a Material Contract on substantially the same terms and conditions then in effect (or on more favorable terms and conditions to the Borrower, any Guarantor or Griffith Energy) shall be deemed to not violate this clause (n) and (ii) no such cancellation, termination, waiver, approval or consent shall be a Default hereunder if the Borrower, such Guarantor or Griffith Energy enters into a replacement or substitute agreement on substantially the same terms and conditions as the applicable Material Contract then in effect (or on more favorable terms and conditions to the Borrower, such Guarantor or Griffith Energy) within 60 days thereafter.

(o) Maintenance of Accounts. Establish or maintain, or permit any of its Subsidiaries to establish or maintain, any account other than (i) the Accounts established and maintained pursuant to the Security Deposit Agreement, (ii) the Pledged Accounts, (iii) the Local Accounts and (iv) accounts in existence on the Effective Date (provided that the Borrower causes each such account to be closed and the funds on deposit therein or credited thereto at the time of such closure to be transferred to the Operating Account within 60 days after the Effective Date).

(p) Transactions with Affiliates. Enter into, or permit Griffith Energy to enter, any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable (or more favorable) terms not substantially less favorable to the Borrower, such Guarantor or Griffith Energy as would be obtainable by the Borrower, such Guarantor or Griffith Energy at the time in a comparable arm’s-length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to: (i) transactions between or among the Loan Parties (other than the Parent); (ii) reasonable fees and compensation paid to and indemnities provided for or on behalf of, officers, directors, employees or consultants of the Loan Parties as determined in good faith by the Borrower’s Board of Directors or senior management; (iii) transactions related to the direct or indirect ownership, administration, operation or maintenance of any of the Projects between the Parent and one or more of the other Loan Parties (other than transactions related to the purchase or sale of (A) power, energy, capacity, ancillary services, fuel, transmission rights, or similar services or products and (B) Property owned by any such other Loan Party), including, subject to the terms of the Security Deposit Agreement, the transactions contemplated by the definition of Parent O&M Costs; (iv) reasonable and customary annual fees to the Parent for management, consulting and financial services rendered to the Loan Parties (it being agreed that any amount that is no greater than $3,500,000 is permitted under this clause (iv)); or (v) the transactions set forth on Schedule 5.02(p).

LSP Gen Finance

Second Lien Credit Agreement

SECTION 5.03. Reporting Requirements and Annual Operating Budget. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will furnish to the Agents who will distribute to the Lenders:

(a) Default Notice. As soon as possible and in any event within two days after the occurrence of each Default or any event, development or occurrence which, in the Borrower’s reasonable judgment, has had, or would reasonably be expected to have, a Material Adverse Effect continuing on the date of such statement, a statement of the Financial Officer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto.

(b) Annual Financials. As soon as available and in any event within (x) in the case of the Fiscal Year ending on December 31, 2006, 120 days, and (y) in the case of all subsequent Fiscal Years, 90 days after the end of each Fiscal Year, (i) audited combined financial statements of the Borrower and the Group II Holding Companies including their respective Subsidiaries (to the extent that such company is not a Non-Recourse Subsidiary) including combined balance sheets, statements of income and statements of cash flows of the Borrower and the Group II Holding Companies including their respective Subsidiaries (to the extent that such company is not a Non-Recourse Subsidiary) for such Fiscal Year, all prepared in accordance with GAAP and accompanied by an opinion as to such audited financial statements of Deloitte & Touche, Ernst & Young, KPMG LLP, Pricewaterhouse Coopers or other independent public accountants of recognized standing acceptable to the Administrative Agent (the “Public Accountant”), (ii) a certificate of such accounting firm to the Administrative Agent stating that in the course of the regular audit of the business of Borrower and the Group II Holding Companies including their respective Subsidiaries (to the extent that such company is not a Non-Recourse Subsidiary), which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge that a Default under Section 5.04 has occurred and is continuing, or if, in the opinion of such accounting firm, a Default under Section 5.04 has occurred and is continuing, a statement as to the nature thereof, together with a schedule in form reasonably satisfactory to the Administrative Agent of the computations used by the Borrower and checked by such accountants in determining, as of the end of such Fiscal Year, compliance with the covenant contained in Section 5.04; provided that, if (x) as a matter of policy, the Public Accountant ceases to provide such certificates to clients generally (and not just for the Borrower and the Group II Holding Companies including their respective Subsidiaries), the Borrower and the Group II Holding Companies including their respective Subsidiaries), shall not be required to provide the certificate described in this clause (ii) but shall provide a schedule in form reasonably satisfactory to the Administrative Agent of the computations used by the Borrower in determining compliance with the covenant contained in Section 5.04, (y) in the event of any change in accounting principles used in the preparation of such financial statements, the Borrower shall also provide a reconciliation of such financial statements to GAAP and (z) the Borrower’s expected Public Accountant does not as of the Effective Date as a matter of policy provide the certificate referred to in this clause (ii), and (iii) a certificate of the Financial Officer of the Borrower stating that no Default has occurred

LSP Gen Finance

Second Lien Credit Agreement

and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Loan Parties have taken and proposes to take with respect thereto. If as a result of a change in GAAP, the Borrower is required to provide a reconciliation of financial statements as required by clause (ii) hereof or clause (c) below, and the Borrower shall so request, the Administrative Agent and the Required Lenders shall negotiate in good faith to amend the financial covenant in Section 5.04 and any other requirements of the Loan Documents affected by such change in GAAP to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Administrative Agent) and thereafter, the Borrower shall not be required to provide such reconciliations.

(c) Quarterly Financials. As soon as available and in any event within (i) 60 days, in the case of the fiscal quarters ending June 30, 2006 and September 30, 2006, and (ii) 45 days, in the case of each subsequent fiscal quarter after the end of each of the first three quarters of each Fiscal Year (commencing with the fiscal quarter beginning on January 1, 2007), combined balance sheets of the Borrower and the Group II Holding Companies including their respective Subsidiaries (to the extent that such company is not a Non-Recourse Subsidiary) as of the end of such quarter and a combined statement of income, statement of cash flows of the Borrower and the Group II Holding Companies including their respective Subsidiaries (to the extent that such company is not a Non-Recourse Subsidiary) for the period commencing at the end of the previous fiscal quarter and ending with the end of fiscal quarter and, commencing with the fiscal quarter ending on June 30, 2007, a combined statement of income and a statement of cash flows of the Borrower and the Group II Holding Companies including their respective Subsidiaries (to the extent that such company is not a Non-Recourse Subsidiary) for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding Fiscal Year, all in reasonable detail and duly certified by the Financial Officer of the Borrower as having been prepared in accordance with GAAP (subject to normal year-end audit adjustments and absence of footnotes), together with (i) a certificate of said officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Loan Parties have taken and proposes to take with respect thereto and (ii) a schedule in form reasonably satisfactory to the Administrative Agent of the computations used by the Borrower in determining compliance with the covenant contained in Section 5.04; provided that, in the event of any change in GAAP used in the preparation of such financial statements, the Borrower shall also provide a reconciliation of such financial statements to GAAP.

(d) Litigation. Promptly after the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any Governmental Authority affecting the Borrower, any Guarantor or Griffith Energy of the type described in Section 4.01(g), and promptly after the occurrence thereof, notice of any material and adverse change in the status or the financial effect on any Loan Party of any litigation described on Schedule 4.01(g) hereto from that described in such schedule.

LSP Gen Finance

Second Lien Credit Agreement

(e) Agreement Notices. Promptly upon receipt thereof, copies of all material notices and material requests received by any Loan Party under or pursuant to the Purchase Agreement.

(f) ERISA. (i) ERISA Events and ERISA Reports. (A) Promptly and in any event within 10 days after the Borrower or any Guarantor or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, a statement of the Financial Officer of the Borrower describing such ERISA Event and the action, if any, that the Borrower, such Guarantor or such ERISA Affiliate has taken and proposes to take with respect thereto and (B) on the date any records, documents or other information must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA, a copy of such records, documents and information.

(ii) Plan Terminations. Promptly and in any event within five Business Days after receipt thereof by the Borrower, any Guarantor or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan.

(iii) Plan Annual Reports. Promptly after the request of the Administrative Agent, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Plan.

(iv) Multiemployer Plan Notices. Promptly and in any event within five Business Days after receipt thereof by the Borrower, any Guarantor or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning (A) the imposition of Withdrawal Liability by any such Multiemployer Plan, (B) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (C) the amount of liability incurred, or that may be incurred, by the Borrower or such Guarantor or any ERISA Affiliate in connection with any event described in clause (A) or (B).

(g) Environmental Conditions. Promptly after the assertion or occurrence thereof, notice of any Environmental Action against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could (i) reasonably be expected to have a Material Adverse Effect or (ii) cause any property described in the Second Lien Mortgages to be subject to any material restrictions on ownership, occupancy, use or transferability under any Environmental Law.

(h) Real Property. As soon as available and in any event within 30 days after the end of each Fiscal Year, commencing with the Fiscal Year ending on December 31, 2006, a description consistent in form with Schedule 4.01(u) of all real property with a value of $10,000,000 or more, first acquired or leased during such Fiscal Year.

(i) Insurance. (i) As soon as available and in any event within 30 days after the end of each Fiscal Year, a certificate or letter from the Insurance Consultant or the Borrower’s insurance broker to the effect that insurance satisfying the requirements of the Loan Documents is in full force and effect and that all premiums then due in respect of such insurance have been paid.

LSP Gen Finance

Second Lien Credit Agreement

(ii) Promptly after the occurrence thereof, notice of any Casualty Event or Event of Eminent Domain affecting any Loan Party, whether or not insured, through fire, theft, other hazard, casualty or otherwise involving a probable loss of $10,000,000 or more.

(iii) Promptly after receipt thereof, copies of any cancellation or receipt of written notice of threatened cancellation of any property damage insurance required to be maintained under Section 5.01(d).

(j) Operating Budget. On or before forty-five (45) days prior to any Fiscal Year of the Borrower, adopt and provide the Administrative Agent with a copy of, an operating plan and a budget for such year with respect to the Borrower, detailed by quarter, of anticipated revenues, anticipated revenue allocations under all waterfall levels set forth in Section 3.2 of the Security Deposit Agreement and anticipated expenditures from the Operating Account, such budget to include debt service, maintenance, repair and operation expenses under any applicable Material Contracts, reimbursable management expenses and fees, reserves and all other anticipated O&M Costs for the Projects for the period, to the conclusion of the subsequent full Fiscal Year thereafter, and for the corresponding periods with respect to each subsequent annual operating budget, prepared in substantially the same form and consistent with the Initial Operating Budget (such budget and plan, the “Annual Operating Budget”). The Borrower and the Guarantors shall use their best efforts to comply with each applicable Annual Operating Budget.

(k) Other Information. Such other information respecting the business, condition (financial or otherwise), operations, performance or, properties (including, without limitation, information on insurance coverage) of any Loan Party as any Agent, or any Lender through the Administrative Agent, may from time to time reasonably request.

SECTION 5.04. Financial Covenant. So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will:

(a) Leverage Ratio. Maintain at the end of each Measurement Period ending during the periods set forth below a Leverage Ratio of not more than the amount set forth below for such Measurement Period:

LSP Gen Finance

Second Lien Credit Agreement

Measurement Period Ending	Ratio
Effective Date through December 31, 2006	7.25:1.00

January 1, 2007 through December 31, 2007	7.25:1.00

January 1, 2008 through December 31, 2008	7.25:1.00

January 1, 2009 through December 31, 2009	6.75:1.00

January 1, 2010 through December 31, 2010	6.25:1.00

January 1, 2011 through December 31, 2011	5.75:1.00

January 1, 2012 through December 31, 2012	5.25:1.00

January 1, 2013 through the Maturity Date	5.25:1.00

(b) Right to Cure Financial Covenants. (i) Notwithstanding anything to the contrary contained in Section 5.04(a), if the Borrower and the Guarantors fail to comply with the requirements of the covenant set forth in Section 5.04(a) (the “Financial Covenant”), then until the 10th calendar day after delivery of the related certificate pursuant to Section 5.03(b) or (c), the Borrower shall have the right to issue capital stock for cash or otherwise receive cash contributions in an aggregate amount equal to or greater than the amount that, if added to EBITDA for the relevant Measurement Period, would have been sufficient to cause compliance with the Financial Covenant for such Measurement Period (an “Equity Cure”).

(ii) The Borrower shall give the Administrative Agent written notice (the “Cure Notice”) of an Equity Cure on or before the day the Equity Cure is consummated. The Borrower shall not be entitled to exercise the Equity Cure any more than one time in any consecutive four fiscal quarters.

(iii) Upon the delivery by the Borrower of a Cure Notice, no Event of Default or Default shall be deemed to exist pursuant to the Financial Covenant (and any such Default or Event of Default shall be retroactively considered not to have existed or occurred). If the Equity Cure is not consummated within 10 days after delivery of the related certificate pursuant to Section 5.03(b) or (c), each such Default or Event of Default shall be deemed reinstated.

(iv) The cash amount received by the Borrower pursuant to exercise of the Equity Cure shall be added to EBITDA for the last quarter of the immediately preceding Measurement Period solely for purposes of recalculating compliance with the Financial Covenants for such Measurement Period and of calculating the Financial Covenants as of the end of the next three following Measurement Periods.

LSP Gen Finance

Second Lien Credit Agreement

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) (i) the Borrower shall fail to pay any principal of any Advance when the same shall become due and payable, (ii) the Borrower shall fail to pay any interest on any Advance within three Business Days after the same shall become due and payable, or (iii) any Loan Party shall fail to make any other payment under any Loan Document within five Business Days after the same shall become due and payable; or

(b) any representation or warranty made by any Loan Party (or any of its officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; provided, however, that if (i) such Loan Party was not aware that such representation or warranty was false or incorrect at the time such representation or warranty was made, (ii) the fact, event or circumstance resulting in such false or incorrect representation or warranty is capable of being cured, corrected or otherwise remedied, and (iii) such fact, event or circumstance resulting in such false or incorrect representation or warranty shall have been cured, corrected or otherwise remedied within 30 days (or if such incorrect representation or warranty is not susceptible to cure within 30 days, and such Loan Party is proceeding with diligence and in good faith to cure such default and such default is susceptible to cure, such 30 day period shall be extended as may be necessary to cure such incorrect representation or warranty, such extended period not to exceed 90 days in the aggregate (inclusive of the original 30 day period)) from the date a Responsible Officer of the Borrower or any Loan Party obtains knowledge thereof such that such representation or warranty (as cured, corrected or remedied) could not reasonably be excepted to result in a Material Adverse Effect, then such false or incorrect representation or warranty shall not constitute a Default or an Event of Default for purposes of the Loan Documents; or

(c) any Loan Party shall fail to perform or observe any term, covenant or agreement contained in Section 2.15, 5.01(e), (l), (o) or (p), 5.02 (other than Section 5.02(p)), 5.03(a), (b), (c) or (d), or 5.04; or

(d) the Borrower or any Guarantor shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 30 days after the earlier of the date on which (i) any Responsible Officer of a Loan Party becomes aware of such failure or (ii) written notice thereof shall have been given to the Borrower by any Agent or any Lender; provided, however, that (A) if such failure does not involve the payment of money to any Person and is not susceptible of cure within 30 days, (B) such Loan Party is proceeding with diligence and in good faith to cure such default and such default is susceptible to cure and (C) the existence of such failure could not reasonably be expected to have a Material Adverse Effect, such 30-day period shall be extended as may be necessary to cure such failure, such extended period not to exceed 90 days in the aggregate (inclusive of the original 30-day period); or

LSP Gen Finance

Second Lien Credit Agreement

(e) the Borrower or any Guarantor shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Debt of such Loan Party (as the case may be) that is outstanding in a principal amount of at least $35,000,000 either individually or in the aggregate for all such Loan Parties (but excluding Debt outstanding hereunder and Obligations under Hedge Agreements, Commodity Hedge and Power Sale Agreements and Long Term Maintenance Agreements), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to mature; or any such Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; provided that in the case of any such failure to pay, event or condition described in this subsection (e) in respect of the First Lien Credit Agreement, Special L/C Facility Documents or Contract Support Documents, such failure, event or condition shall only constitute an Event of Default under this Agreement if such failure, event or condition is not cured or waived prior to the date that is 45 days after the occurrence of such failure, event or condition; or

(f) the Borrower or any Guarantor shall default on any required payment obligation under any one or more Hedge Agreements or Commodity Hedge and Power Sale Agreements in excess of $35,000,000 individually or in the aggregate for all Loan Parties, after giving effect to any grace periods, dispute resolution provisions or similar provisions contained in such Hedge Agreement or Commodity Hedge and Power Sale Agreement (it being acknowledged and agreed that any such Default shall be deemed to be cured for all purposes under the Loan Documents if and when such Loan Party pays or causes the payment of such defaulted amount); or

(g) any Loan Party (other than a Non-Material Guarantor) shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party (other than a Non-Material Guarantor) seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed

LSP Gen Finance

Second Lien Credit Agreement

or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or any Loan Party (other than a Non-Material Guarantor) shall take any corporate action to authorize any of the actions set forth above in this subsection (g); or

(h) any judgments or orders, either individually or in the aggregate, for the payment of money in excess of $35,000,000 shall be rendered against the Borrower or any Guarantor, and either (i) enforcement proceedings shall have been properly commenced by any creditor upon such judgment or order or (ii) there shall be any period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(i) any non-monetary judgment or order shall be rendered against the Borrower or any Guarantor that could reasonably likely to have a Material Adverse Effect, and there shall be any period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(j) any provision of any Loan Document after delivery thereof pursuant to Section 3.01 shall for any reason (except as the result of act or omission of the Agents or the other Second Lien Secured Parties) cease to be valid and binding on or enforceable against any Loan Party to it, or any such Loan Party shall so state in writing; or

(k) any Collateral Document or financing statement after delivery thereof pursuant to Section 3.01 or 5.01(q) shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected second priority lien on and security interest in the Collateral to the extent contemplated thereby; or

(l) a Change of Control shall occur; or

(m) any ERISA Event shall have occurred with respect to a Plan that could reasonably be expected to have a Material Adverse Effect; or

(n) the Borrower, any Guarantor or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrower, the Guarantors and the ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), could reasonably be expected to have a Material Adverse Effect; or

(o) the Borrower, any Guarantor or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Borrower, the Guarantors and the ERISA Affiliates to all Multiemployer Plans that are

LSP Gen Finance

Second Lien Credit Agreement

then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an amount that could reasonably be expected to have a Material Adverse Effect; or

(p) the occurrence of (i) a Casualty Event with respect to (A) all or a material portion of the Property of either of the Bridgeport Project or the Moss Landing Project or (B) all or a material portion of the Collateral or (ii) an Event of Eminent Domain with respect to (A) all or a material portion of the Property of either the Bridgeport Project or the Moss Landing Project or (B) all or a material portion of the Collateral, unless in the case of each of clause (i) or (ii) the Borrower shall have received, within 90 days after such occurrence, Insurance Proceeds or Eminent Domain Proceeds or cash equity contributions from the Parent in an amount sufficient to repair or rebuild such Project or Collateral, as the case may be;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Commitments of each Lender and the obligation of each Lender to make Advances to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Advances, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that, in the event of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code, (x) the Commitments of each Lender and the obligation of each Lender to make Advances shall automatically be terminated and (y) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

The Required Lenders by notice to the Administrative Agent may on behalf of the Lenders waive an existing Default or Event of Default and its consequences hereunder. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Agreement; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. The Required Lenders, by written notice to the Administrative Agent, may on behalf of all of the Lenders rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal or interest that has become due solely because of the acceleration) have been cured or waived.

LSP Gen Finance

Second Lien Credit Agreement

ARTICLE VII

THE ADMINISTRATIVE AGENT

SECTION 7.01. Authorization and Action. (a) Each Lender (in its capacity as a Lender and on behalf of itself and its Affiliates as potential Hedge Banks) hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Obligations of the Loan Parties), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders, all Hedge Banks and all holders of Notes; provided, however, that the Administrative Agent shall not be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to this Agreement or applicable law.

(b) The Administrative Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder at the direction of the Second Lien Collateral Agent) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent, attorney-in-fact that it selects in accordance with the foregoing provisions of this Section 7.01(b) in the absence of the Administrative Agent’s gross negligence or willful misconduct.

SECTION 7.02. Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent: (a) may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents; (c) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of any Loan Document on the part of any Loan Party or the existence at any time of any Default under the Loan Documents or to inspect the property (including the books and records) of any Loan Party; (d) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; and (e) shall incur no liability under or in respect of any

LSP Gen Finance

Second Lien Credit Agreement

Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy or electronic communication) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 7.03. Credit Suisse and Affiliates. With respect to its Commitments, the Advances made by it, and any Notes issued to it, Credit Suisse shall have the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though each was not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Credit Suisse in its individual capacities. Credit Suisse and its respective affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Loan Party, any of its Subsidiaries and any Person that may do business with or own securities of any Loan Party or any such Subsidiary, all as if Credit Suisse was not the Administrative Agent and without any duty to account therefor to the Lenders. The Administrative Agent shall not have any duty to disclose any information obtained or received by it or any of its Affiliates relating to any Loan Party or any of its Subsidiaries to the extent such information was obtained or received in any capacity other than as the Administrative Agent.

SECTION 7.04. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon any Lead Arranger, Agent or any other Lender and based on the financial statements referred to in Section 3.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Lead Arranger, Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

SECTION 7.05. Indemnification. (a) Each Lender severally agrees to indemnify the Administrative Agent (to the extent not promptly reimbursed by the Borrower) from and against such Lender’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Administrative Agent under the Loan Documents (collectively, the “Indemnified Costs”); provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 9.04, to the extent that the Administrative Agent is not promptly reimbursed for such costs and expenses by the Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person.

LSP Gen Finance

Second Lien Credit Agreement

(b) For purposes of (i) Section 7.05(a), each Lender’s ratable share of any amount shall be determined, at any time, according to the sum of (A) the aggregate principal amount of the Advances outstanding at such time and owing to such Lender and (B) such Lender’s unused Commitment at such time. The failure of any Lender to reimburse the Administrative Agent promptly upon demand for its ratable share of any amount required to be paid by the Lenders to the Administrative Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Administrative Agent for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Administrative Agent for such other Lender’s ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 7.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

SECTION 7.06. Successor Agents. The Administrative Agent may resign as to the Facility at any time by giving written notice thereof to the Lenders and the Borrower and may be removed as to the Facility at any time with or without cause by the Required Lenders; provided, however, that any removal of the Administrative Agent will not be effective until it has also been replaced as Second Lien Collateral Agent (if applicable) and released from all of its obligations in respect thereof. Upon any such resignation or removal, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $1,000,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. If within 45 days after written notice is given of the retiring Administrative Agent’s resignation or removal under this Section 7.06 no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (a) the retiring Administrative Agent’s resignation or removal shall become effective, (b) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (c) the Required Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent shall have become effective, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement.

LSP Gen Finance

Second Lien Credit Agreement

ARTICLE VIII

GUARANTY

SECTION 8.01. Guaranty; Limitation of Liability. (a) Each Guarantor, jointly and severally, hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of each other Loan Party now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by the Administrative Agent or any other Lender in enforcing any rights under this Second Lien Guaranty or any other Loan Document. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to any Lender under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.

(b) Each Guarantor, and by its acceptance of this Second Lien Guaranty, the Administrative Agent and each other Lender, hereby confirms that it is the intention of all such Persons that this Second Lien Guaranty and the Obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Second Lien Guaranty and the Obligations of each Guarantor hereunder. To effectuate the foregoing intention, the Administrative Agent, the other Lenders and the Guarantors hereby irrevocably agree that the Obligations of each Guarantor under this Second Lien Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under this Second Lien Guaranty not constituting a fraudulent transfer or conveyance.

(c) Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Lender under this Second Lien Guaranty or any other guaranty, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor and each other Guarantor so as to maximize the aggregate amount paid to the Lenders under or in respect of the Loan Documents.

SECTION 8.02. Guaranty Absolute. Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Lender with respect thereto. The Obligations of each Guarantor under or in respect of this Second Lien Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Second Lien Guaranty, irrespective of whether any action is brought against the Borrower or any

LSP Gen Finance

Second Lien Credit Agreement

other Loan Party or whether the Borrower or any other Loan Party is joined in any such action or actions. The liability of each Guarantor under this Second Lien Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;

(c) any taking, exchange, release or non-perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d) any manner of application of Collateral or any other collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the Guaranteed Obligations or any other Obligations of any Loan Party under the Loan Documents or any other Property of any Loan Party or any of its Subsidiaries;

(e) any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;

(f) any failure of any Lender to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to such Lender (each Guarantor waiving any duty on the part of the Lenders to disclose such information);

(g) the failure of any other Person to execute or deliver this Agreement, any Guaranty Supplement or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

(h) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Lender that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

This Second Lien Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Lender or any other Person upon the insolvency, bankruptcy or reorganization of the Borrower or any other Loan Party or otherwise, all as though such payment had not been made.

LSP Gen Finance

Second Lien Credit Agreement

SECTION 8.03. Waivers and Acknowledgments. (a) Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Second Lien Guaranty and any requirement that any Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any Collateral.

(b) Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Second Lien Guaranty and acknowledges that this Second Lien Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c) Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Lender that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person or any Collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of such Guarantor hereunder.

(d) Each Guarantor acknowledges that the Second Lien Collateral Agent may, without notice to or demand upon such Guarantor and without affecting the liability of such Guarantor under this Second Lien Guaranty, foreclose under any mortgage by nonjudicial sale, and each Guarantor hereby waives any defense to the recovery by the Second Lien Collateral Agent and the other Second Lien Secured Parties against such Guarantor of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by applicable law.

(e) Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of any Lender to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or any of its Subsidiaries now or hereafter known by such Lender.

(f) Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 8.02 and this Section 8.03 are knowingly made in contemplation of such benefits.

SECTION 8.04. Subrogation. Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Borrower, any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s Obligations under or in respect of this Second Lien Guaranty or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to

LSP Gen Finance

Second Lien Credit Agreement

participate in any claim or remedy of any Lender against the Borrower, any other Loan Party or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Borrower, any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Second Lien Guaranty shall have been paid in full in cash, all Secured Hedge Agreements shall have expired or been terminated and the Commitments shall have expired or been terminated. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Second Lien Guaranty, (b) the Maturity Date and (c) the latest date of expiration or termination of all Secured Hedge Agreements, such amount shall be received and held in trust for the benefit of the Lenders, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Second Lien Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Second Lien Guaranty thereafter arising. If (i) any Guarantor shall make payment to any Lender of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Second Lien Guaranty shall have been paid in full in cash, (iii) the Maturity Date shall have occurred and (iv) all Secured Hedge Agreements shall have expired or been terminated, the Lenders will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Second Lien Guaranty.

SECTION 8.05. Subordination. Each Guarantor hereby subordinates any and all debts, liabilities and other Obligations owed to such Guarantor by each other Loan Party (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 8.05:

(a) Prohibited Payments, Etc. Except during the continuance of any Event of Default, each Guarantor may receive regularly scheduled payments from any other Loan Party on account of the Subordinated Obligations. After the occurrence and during the continuance of any Event of Default, no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations other than to the extent payment of such Subordinated Obligations is permitted under the terms of the Security Deposit Agreement (including, without limitation, Section 3.18 thereof).

(b) Prior Payment of Guaranteed Obligations. In any proceeding under any Bankruptcy Law relating to any other Loan Party, each Guarantor agrees that the Lenders shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding (“Post-Petition Interest”)) before such Guarantor receives payment of any Subordinated Obligations.

LSP Gen Finance

Second Lien Credit Agreement

(c) Turn-Over. After the occurrence and during the continuance of any Default, each Guarantor shall, if the Administrative Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Lenders and deliver such payments to the Administrative Agent on account of the Guaranteed Obligations (including all Post-Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Second Lien Guaranty.

(d) Administrative Agent Authorization. After the occurrence and during the continuance of an Event of Default, the Administrative Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of each Guarantor, to collect and enforce, and to submit claims in respect of, the Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post-Petition Interest), and (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of, the Subordinated Obligations and (B) to pay any amounts received on such obligations to the Administrative Agent for application to the Guaranteed Obligations (including any and all Post-Petition Interest).

SECTION 8.06. Guaranty Supplements. Upon the execution and delivery by any Person of a guaranty supplement in substantially the form of Exhibit J hereto (each a “Guaranty Supplement”), (a) such Person shall be referred to as an “Additional Guarantor” and shall become and be a Guarantor hereunder, and each reference in this Second Lien Guaranty to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and each reference in any Loan Document to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and (b) each reference herein to “this Second Lien Guaranty,” “hereunder,” “hereof” or words of like import referring to this Second Lien Guaranty, and each reference in any other Loan Document to the “Second Lien Guaranty,” “thereunder,” “thereof” or words of like import referring to this Second Lien Guaranty, shall mean and be a reference to this Second Lien Guaranty as supplemented by such Guaranty Supplement.

SECTION 8.07. Continuing Guaranty; Assignments. This Second Lien Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Second Lien Guaranty (other than contingent obligations) and (ii) the Maturity Date), (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Lenders and their successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, any Lender may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement, the Advances owing to it and any Note or Notes held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise, in each case as and to the extent provided in Section 9.07. No Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

LSP Gen Finance

Second Lien Credit Agreement

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Amendments, Etc. (a) Subject to the Intercreditor Agreement, no amendment or waiver of any provision of this Agreement, the Notes or any other Loan Document, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders (or by the Administrative Agent, acting at the direction of the Required Lenders) and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that:

(i) no amendment, waiver or consent shall, unless in writing and signed by the Borrower and all of the Lenders (other than any Lender that is, at such time, a Defaulting Lender), do any of the following at any time:

(A) waive any of the conditions specified in Section 3.01,

(B) change (1) the definition of “Required Lenders” or (2) the number of Lenders or the percentage of (x) the Commitments or (y) the aggregate unpaid principal amount of the Advances, in each case, required to take any action under this Agreement.

(C) subject to Section 5.1 of the Intercreditor Agreement, release one or more Guarantors (or otherwise limit such Guarantors’ liability with respect to the Obligations owing to the Agents and the Lenders under the Second Lien Guaranty) if such release or limitation is in respect of all or substantially all of the value of the Second Lien Guaranty to the Lenders,

(D) subject to Section 5.1 of the Intercreditor Agreement, release all or substantially all of the Collateral in any transaction or series of related transactions,

(E) amend this Section 9.01, or

(F) change the definitions of “Required Second Lien Lenders” set forth in Section 1.1 of the Intercreditor Agreement or (2) amend Section 5.1, 5.3(c) or 5.9(b) of the Intercreditor Agreement; and

(ii) no amendment, waiver or consent shall, unless in writing and signed by the Required Lenders and each Lender specified below for such amendment, waiver or consent:

(A) increase the Commitment of a Lender without the consent of such Lender;

(B) reduce (1) the principal of, or stated rate of interest (other than default interest) or prepayment premium on, the Advances owed to a Lender or

LSP Gen Finance

Second Lien Credit Agreement

(2) any fees (including fees payable pursuant to Section 2.09) or other amounts stated to be payable hereunder or under the other Loan Documents to such Lender without the consent of such Lender; or

(C) postpone (1) any date scheduled for any payment of principal of, or interest (other than default interest) on, the Advances pursuant to Section 2.03 or 2.05 or (2) any date fixed for any payment of fees hereunder in each case payable to a Lender, in each case, without the consent of such Lender;

provided further that no amendment, waiver or consent shall, unless in writing and signed by an Agent in addition to the Lenders required above to take such action, affect the rights or duties of such Agent under this Agreement or the other Loan Documents.

(b) Notwithstanding the preceding provisions of this Section 9.01, the Borrower, the Second Lien Collateral Agent and the Administrative Agent may amend or supplement the Loan Documents without the consent of any Lender:

(i) to cure any ambiguity, defect or inconsistency;

(ii) to make any change that would provide any additional rights or benefits to the Lenders or that does not adversely affect the legal rights hereunder or thereunder of any Lender;

(iii) to make, complete or confirm any grant of Collateral permitted or required by this Agreement or any of the Collateral Documents or any release of any Collateral that becomes effective as set forth in this Agreement or any of the Collateral Documents; or

(iv) by means of any Incremental Amendment.

If, in connection with any proposed amendment, waiver, or consent, the consent of all of the Lenders, or all of the Lenders directly affected thereby, is required pursuant to this Section 9.01, and any such Lender refuses to consent to such amendment, waiver or consent as to which the Required Lenders have consented (any such Lender whose consent is not obtained as described in this Section 9.01 being referred to as a “Non-Consenting Lender”), then, so long as the Administrative Agent is not a Non-Consenting Lender, at the Borrower’s request and at the sole cost and expense of the Borrower, the Administrative Agent or an Eligible Assignee shall be entitled (but shall have no obligation) to purchase from such Non-Consenting Lender, and such Non-Consenting Lender (by its acceptance of the benefits of the applicable Loan Documents) agrees that it shall, upon the Administrative Agent’s request, sell and assign to the Administrative Agent or such Eligible Assignee, all of the Advances and Commitments of such Non-Consenting Lender or Non-Consenting Lenders for an amount equal to the principal balance of all Advances held by the Non-Consenting Lender and all accrued interest and fees with respect thereto through the date of sale; provided that such Eligible Assignee consents to the proposed amendment, waiver or consent. Each Lender (by its acceptance of the benefits of the Loan Documents) agrees that, if it becomes a Non-Consenting Lender, it shall execute and deliver to the Administrative Agent an Assignment and Acceptance to evidence such sale and

LSP Gen Finance

Second Lien Credit Agreement

purchase and shall deliver to the Administrative Agent any Note (if the assigning Lender’s Advances are evidenced by Notes) subject to such Assignment and Acceptance; provided, however, that the failure of any Non-Consenting Lender to execute an Assignment and Acceptance shall not render such sale and purchase (and the corresponding assignment) ineffective.

SECTION 9.02. Notices, Etc. (a) All notices and other communications provided for hereunder shall be either (x) in writing (including telegraphic or telecopy communication) and mailed, telegraphed, telecopied or delivered or (y) as and to the extent set forth in Section 9.02(b) and in the proviso to this Section 9.02(a), in an electronic medium and delivered as set forth in Section 9.02(b), if to any Loan Party, to the Borrower at its address at c/o LS Power Generation, LLC, Two Tower Center, 11th Floor, East Brunswick, NJ 08816, Attention: Corporate Counsel, Fax: (732) 249-7290, E-mail Address: jstaikos@lspower.com and scarver@lspower.com; if to any Initial Lender Party, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender Party, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender Party; if to the First Lien Collateral Agent, at its address at Eleven Madison Avenue, New York, New York 10010, Attention: Thomas Lynch, Fax: (212) 325-8304; and if to the Administrative Agent, at its address at Eleven Madison Avenue, New York, New York 10010, Attention: Thomas Lynch, Fax: (212) 325-8304; or, as to the Borrower or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Administrative Agent; provided, however, that materials and information described in Section 9.02(b) shall be delivered to the Administrative Agent in accordance with the provisions thereof or as otherwise specified to the Borrower by the Administrative Agent. All such notices and other communications shall, when mailed, telegraphed, telecopied, or (if applicable) e-mailed, be effective when deposited in the mails, delivered to the telegraph company, transmitted by telecopier or (if applicable) sent by electronic communication, respectively, except that notices and communications to any Agent pursuant to Article II, III or VII shall not be effective until received by such Agent. Delivery by telecopier of an executed counterpart of a signature page to any amendment or waiver of any provision of this Agreement or the Notes shall be effective as delivery of an original executed counterpart thereof.

(b) The Borrower hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a Conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other extension of credit thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to an electronic mail

LSP Gen Finance

Second Lien Credit Agreement

address specified by the Administrative Agent to the Borrower. In addition, the Borrower agrees to continue to provide the Communications to the Administrative Agent in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent. The Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Syndtrack, Intralinks or a substantially similar electronic transmission system (the “Platform”).

(c) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(d) The Administrative Agent may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communication pursuant to procedures approved by it; provided that the approval of such procedures may be limited to particular notices or communications. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 9.03. No Waiver; Remedies. No failure on the part of any Lender or any Agent to exercise, and no delay in exercising, any right hereunder or under any Note or any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

LSP Gen Finance

Second Lien Credit Agreement

SECTION 9.04. Costs and Expenses. (a) After the Effective Date, the Borrower agrees to pay on demand (i) all costs and expenses of each Agent in connection with the administration, modification and amendment of, or any consent or waiver under, the Loan Documents (including, without limitation, (A) all collateral review, syndication, transportation, computer, duplication, appraisal, audit, search, filing and recording fees and expenses and (B) the reasonable fees and expenses of counsel for each Agent with respect thereto, with respect to advising such Agent as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto) and (ii) all costs and expenses of each Agent and each Lender in connection with the enforcement of the Loan Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent and each Lender with respect thereto).

(b) The Borrower agrees to indemnify, defend and save and hold harmless each Agent, each Lead Arranger, each Lender and each of their Affiliates and their respective officers, directors, trustees, employees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel but excluding expenses that would otherwise be covered under Section 9.04(a)) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Facility, the actual or proposed use of the proceeds of the Advances, the Transaction Documents or any of the transactions contemplated thereby, including, without limitation, any acquisition or proposed acquisition (including, without limitation, the Transaction) by the Parent or any of its Subsidiaries or Affiliates of all or any portion of the Equity Interests in or Debt securities or substantially all of the Property of any Generation Company or any of its Subsidiaries or (ii) the actual or alleged presence of Hazardous Materials on any property of any Loan Party or any of its Subsidiaries or any Environmental Action relating in any way to any Loan Party or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors, any Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the Transaction is consummated. The Borrower also agrees not to assert any claim against any Agent, any Lender or any of their Affiliates, or any of their respective officers, directors, employees, agents and advisors, on any theory of liability, for special, indirect, consequential or

LSP Gen Finance

Second Lien Credit Agreement

punitive damages arising out of or otherwise relating to the Facility, the actual or proposed use of the proceeds of the Advances, the Transaction Documents or any of the transactions contemplated by the Transaction Documents (except in the case of gross negligence or willful misconduct).

(c) If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as applicable, as a result of a payment or Conversion pursuant to Section 2.04, 2.06(b) or 2.10, acceleration of the maturity of the Advances pursuant to Section 6.01 or for any other reason, or if the Borrower fails to make any payment or prepayment of an Advance for which a notice of prepayment has been given or that is otherwise required to be made, whether pursuant to Section 2.04, 2.06 or 6.01 or otherwise, the Borrower shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional out-of-pocket and documented losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion or such failure to pay or prepay, as the case may be, including, without limitation, any out-of-pocket and documented loss (but excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

(d) If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by the Administrative Agent or any Lender, in its sole discretion.

(e) Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of the Borrower contained in Sections 2.10 and 2.12 and this Section 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents, the expiration of the Commitments.

SECTION 9.05. Right of Set-off. Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, each Agent and each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Agent, such Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under the Loan Documents, irrespective of whether such Agent or such Lender shall have made any demand under this Agreement and although such Obligations may be unmatured. Each Agent and each Lender agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Agent and each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Agent, such Lender and their respective Affiliates may have.

LSP Gen Finance

Second Lien Credit Agreement

SECTION 9.06. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and each Agent and the Administrative Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, each Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of each Lender.

SECTION 9.07. Assignments and Participations. (a) Each Lender may and, so long as no Default shall have occurred and be continuing, if demanded by the Borrower pursuant to Section 2.14 upon at least five Business Days’ notice to such Lender and the Administrative Agent, will assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment or Commitments, the Advances owing to it and the Note or Notes held by it); provided, however, that (i) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, an Affiliate of any Lender or an Approved Fund of any Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the aggregate amount of the Commitments being assigned to such Eligible Assignee pursuant to such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $1,000,000 (or such lesser amount as shall be approved by the Administrative Agent); provided that simultaneous assignments by two or more Related Funds shall be treated as one assignment for purposes of the minimum assignment requirement, (ii) each such assignment shall be to an Eligible Assignee and to the extent such assignment is to any Eligible Assignee that, immediately prior to such assignment, was not a Lender, an Affiliate of a Lender or an Approved Fund, the Administrative Agent shall have consented to such assignment (in each case such consent not to be unreasonably withheld or delayed), (iii) each such assignment made as a result of a demand by the Borrower pursuant to Section 2.14 or 9.01 shall be arranged by the Borrower after consultation with the Administrative Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (iv) no Lender shall be obligated to make any such assignment as a result of a demand by the Borrower pursuant to Section 2.14 or 9.01 unless and until such Lender shall have received one or more payments from either the Borrower or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement, (v) no such assignments shall be permitted without the consent of the Administrative Agent until the Administrative Agent shall have notified the Lenders that syndication of the Commitments hereunder has been completed and (vi) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), together with (A) any Note or Notes (if any) subject to such assignment, (B) an administrative questionnaire and tax forms, if applicable and (C) a

LSP Gen Finance

Second Lien Credit Agreement

processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent); provided, however, that only one such fee shall be payable with respect to simultaneous assignments by or to one or more Related Funds; provided further that for each such assignment made as a result of a demand by the Borrower pursuant to Section 2.14 or 9.01, the Borrower shall pay to the Administrative Agent the applicable processing and recordation fee.

(b) Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (ii) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than its rights under Sections 2.10, 2.12 and 9.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(c) By executing and delivering an Assignment and Acceptance, each Lender assignor thereunder and each assignee thereunder confirm to and agree with each other and the other parties thereto and hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon any Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement or any other Loan Document (including the Intercreditor Agreement) are required to be performed by it as a Lender.

LSP Gen Finance

Second Lien Credit Agreement

(d) The Administrative Agent, acting for this purpose (but only for this purpose) as the agent of the Borrower, shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment under each Facility of, and principal amount of the Advances owing under each Facility to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agents and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, together with any Note or Notes (if any) subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit A hereto, (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register. In the case of any assignment by a Lender, within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note or Notes (if any) a new Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it under the Facility pursuant to such Assignment and Acceptance and, if any assigning Lender that had a Note or Notes prior to such assignment has retained a Commitment hereunder under such Facility, a new Note to the order of such assigning Lender in an amount equal to the Commitment retained by it hereunder. Such new Note or Notes shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit B hereto.

(f) Each Lender may sell participations to one or more Persons (other than any Loan Party or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it and the Note or Notes (if any) held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitments) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Advances and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable hereunder or the amount of principal of or the rate at which interest is payable on the Advances, extending any scheduled principal date or date fixed for the payment of interest on the Advances, increasing or extending the Commitments or releasing any Guarantor or all or substantially all of the Collateral).

(g) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided, however, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information received by it from such Lender.

LSP Gen Finance

Second Lien Credit Agreement

(h) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Advances owing to it and the Note or Notes (if any) held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

(i) Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Advances owing to it and any Note or Notes held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that, unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 9.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(j) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Advance that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Advance and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Advance, the Granting Lender shall be obligated to make such Advance pursuant to the terms hereof. The making of an Advance by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Advance were made by such Granting Lender. Each party hereto hereby agrees that (i) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, (ii) no SPC shall be entitled to the benefits of Sections 2.10 and 2.12 (or any other increased costs protection provision) and (iii) the Granting Lender shall for all purposes, including, without limitation, the approval of any amendment or waiver of any provision of any Loan Document, remain the Lender of record hereunder. Notwithstanding anything to the contrary contained in this Agreement, any SPC may (i) with notice to, but without prior consent of, the Borrower and the Administrative Agent and with the payment of a processing fee of $500, assign all or any portion of its interest in any Advance to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Advances to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC. This subsection (j) may not be amended without the prior written consent of each Granting Lender, all or any part of whose Advances are being funded by the SPC at the time of such amendment.

SECTION 9.08. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery by telecopier of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement.

LSP Gen Finance

Second Lien Credit Agreement

SECTION 9.09. Confidentiality. Neither any Agent nor any Lender shall disclose any Confidential Information to any Person without the consent of the Borrower, other than (a) to such Agent’s or such Lender’s Affiliates and their officers, directors, trustees, employees, agents and advisors and to actual or prospective Eligible Assignees and participants, and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process, (c) as requested or required by any state, Federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any similar organization or quasi-regulatory authority) regulating such Lender, (d) to any rating agency when required by it, provided that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Confidential Information relating to the Loan Parties received by it from such Lender, (e) in connection with any litigation or proceeding to which such Agent or such Lender or any of its Affiliates may be a party or (f) in connection with the exercise of any right or remedy under this Agreement or any other Loan Document.

SECTION 9.10. Generation Company Obligations. No Generation Company shall have any obligation hereunder, and this Agreement and the other Loan Documents shall not be effective against any Generation Company (other than in each case, the provisions of this Section 9.10), and no representation or warranty set forth in any of Section 4.01 shall be made with respect to any Generation Company, and no condition precedent shall be required to be satisfied with respect to any Generation Company, in each case, until completion of the Acquisition. Upon consummation of the Acquisition, each of the Generation Companies shall assume, and each Generation Company hereby assumes, all of the obligations and liabilities of a Generation Company under this Agreement and the other Loan Documents and hereby makes each representation and warranty stated to be made by it in Section 4.01.

SECTION 9.11. Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Bankruptcy Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

SECTION 9.12. Patriot Act Notice. Each Lender and each Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or such Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act. The Borrower shall, and shall cause each of its Subsidiaries to, provide such information and take such actions as are reasonably requested by any Agent or any Lender in order to assist the Agents and the Lenders in maintaining compliance with the Patriot Act.

LSP Gen Finance

Second Lien Credit Agreement

SECTION 9.13. Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the fullest extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 9.14. Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 9.15. Hedge Banks. Each Lender hereby agrees that in its capacity as a Hedge Bank it shall, and shall cause its Affiliates in their capacity as Hedge Banks, to comply with all obligations of such party as a Hedge Bank under the Intercreditor Agreement.

SECTION 9.16. Intercreditor Agreement. Each Lender hereby acknowledges and agrees on behalf of itself and each of its Affiliates in their capacity as Hedge Banks that their respective Lien priorities and other matters related to the Loan Documents and the Collateral are subject to and governed by the Intercreditor Agreement. Each Lender, by delivering its signature page hereto, funding its Advances on the Effective Date and/or executing an Assignment and Acceptance Agreement (as applicable) shall be deemed to have (a) acknowledged receipt of, consented to and approved of the Intercreditor Agreement both on its behalf (and on behalf of its Affiliates acting as Hedge Banks and (b) authorized (on behalf of itself and any Affiliate acting as a Hedge Bank) the Administrative Agent and the Second Lien Collateral Agent to perform their respective obligations thereunder.

SECTION 9.17. Waiver of Jury Trial. Each of the Borrower, the Agents and the Lenders irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to any of the Loan Documents, the Advances or the actions of any Agent or any Lender in the negotiation, administration, performance or enforcement thereof.

LSP Gen Finance

Second Lien Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

[Signature Pages Omitted]

LSP Gen Finance

Second Lien Credit Agreement